As filed with the Securities and Exchange Commission on  January 31, 1994
                                                      Registration No. 33-66166



                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549


                                    AMENDMENT NO. 2

                                          TO
                                       FORM S-1
                                Registration Statement
                                         Under
                              The Securities Act of 1933

                                   COLOR TILE, INC.
                (Exact name of registrant as specified in its charter)
                 DELAWARE                5713              75-1606185

           (State or other      (Primary Standard     (I.R.S. Employer
           jurisdiction of          Industrial         Identification
           incorporation or      Classification Code         Number)
           organization)               Number)

                                  515 Houston Street
                               Fort Worth, Texas  76102
                                    (817) 870-9400

          (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                              Alan J. Bethscheider, Esq.
                                    General Counsel
                                   Color Tile, Inc.
                                  515 Houston Street
                               Fort Worth, Texas  76102
                                    (817) 870-9400
               (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                                    With a copy to:
                               Charles K. Marquis, Esq.

                                Gibson, Dunn & Crutcher
                                    200 Park Avenue
                            New York, New York  10166-0193
                                    (212)  351-4000

               Approximate date of commencement of proposed sale of the Series A Senior Increasing Rate Preferred Stock: From time to time after this Registration Statement becomes effective, as determined by the Selling Stockholders.
               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                           ---------------------------------
               THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH
          SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JANUARY 31,1994



PROSPECTUS

                     COLOR TILE, INC.

                     2,200,000 SHARES
       SERIES A SENIOR INCREASING RATE PREFERRED STOCK
       $1.00 PAR VALUE, $25.00 LIQUIDATION PREFERENCE





     All of the 2,200,000 shares of Series A Senior Increasing Rate Preferred Stock, par value $1.00 per share, liquidation preference $25.00 per share (the "Series A Shares"), of Color Tile, Inc. (the "Company" or "Color Tile"), offered hereby are being offered by the Selling Stockholders. See "Selling Stockholders." The current quarterly dividend, which applies to the quarters commencing on January 15, 1994 and April 15, 1994, will be equal to $.90625 per Series A Share. The quarterly dividend payable thereafter will increase by $.03125 per Series A Share over the previously prevailing quarterly dividend on each July 15 and January 15 commencing July 15, 1994 up to a maximum quarterly dividend of $1.0625 per Series A Share, provided that any quarterly dividends payable in excess of $.9375 per Series A Share may, at the option of the Company, be paid to the holders of the Series A Shares in whole or in part by the issuance of additional Series A Shares at the rate of one additional Series A Share for each $25.00 of such dividends not paid in cash. Each quarterly dividend will be fully cumulative and will accrue (whether or not declared) without accruing interest or additional dividends. In addition, if not earlier redeemed, the Series A Shares will be subject to mandatory redemption on January 15, 2003 at a price per Series A Share equal to $25.00 plus accrued and unpaid dividends to the redemption date. The Company's ability to pay dividends on the Series A Shares and to redeem the Series A Shares is subject to the satisfaction of certain covenants and restrictions under the Company's credit facilities, the Company's Certificate of Incorporation and the Delaware General Corporation Law. See "Description of the Securities -- Series A Shares" for a discussion of these and other terms of the Series A Shares.


     The Company will not receive any of the proceeds from the sale of the Series A Shares. Any or all of such Series A Shares covered by this Prospectus may be sold, from time to time, by means of ordinary brokerage transactions or otherwise. See "Plan of Distribution."

     The Series A Shares are being offered hereunder in order to satisfy the obligation of the Company under an Exchange and Registration Rights Agreement, dated as of August 13, 1992 (the "Registration Rights Agreement"), among the Company and the holders of the Series A Shares (together with subsequent holders thereof, the "Series A Holders").

     THERE HAS BEEN NO ACTIVE TRADING MARKET FOR THE SERIES A SHARES NOR IS IT EXPECTED THAT SUCH AN ACTIVE TRADING MARKET WILL DEVELOP.

     FOR A DISCUSSION OF CERTAIN OTHER CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SERIES A SHARES, SEE "RISK FACTORS."



         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                             SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               THE DATE OF THIS PROSPECTUS IS JANUARY __, 1994

               AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement relating to the Series A Shares offered hereby (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an Exhibit to the Registration Statement, reference is made to such exhibit for a more complete description thereof, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company also files reports and other information with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Registration Statement and the exhibits and schedules thereto and such reports and other information filed by the Company pursuant to the Exchange Act may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048.

                        ___________________

                       PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and consolidated financial statements contained elsewhere in this Prospectus. The Company operates on a 52-53 week fiscal year ending on the Sunday closest to December 31 each year. The Company's fiscal years ended January 3, 1993, December 29, 1991 and December 30, 1990 are sometimes hereinafter referred to as "fiscal 1992," "fiscal 1991" and "fiscal 1990," respectively. The Company's fiscal year ending January 2, 1994 is sometimes hereinafter referred to as "fiscal 1993."


                         THE COMPANY


     The Company is a nation-wide specialty retailer of floor covering products, principally serving the do-it-yourself, buy-it-yourself residential remodeling market and, to a lesser extent, the small contractor or commercial customer. Management believes that the Company is the largest specialty retailer of floor-covering products in the United States based on sales. At October 3, 1993, Color Tile sold its line of products through 794 domestic company-owned or franchised retail stores (collectively, the "Color Tile Stores").



     The Company offers a broad selection of quality floor covering, wall covering and related products and accessories accompanied by a high level of customer service and support at prices competitive with other floor and wall covering retailers. The Company's product lines include glazed ceramic tile for floor and wall covering, resilient flooring (consisting of vinyl tile and sheet vinyl), carpeting, hardwood flooring (consisting of strip and plank flooring and parquet tile), window treatments and wall coverings. The Company also sells a full line of installation and maintenance materials (including adhesives, grouts, caulks, waxes, polishes and sealers) and tools for use in installing or maintaining the Company's principal products, and arranges professional installation for its products through local independent contractors. Net sales for the Company were $580.4 million for the fiscal year ended January 3, 1993 and $401.6 million for the nine months ended October 3, 1993.



     Management believes that the Company's most important competitive advantages are its national store network, nationally recognized "Color Tile" and "ColorCarpet" trademarks, strong vendor relationships and significant operating leverage resulting from the Company's reduction in operating and administrative costs as a percentage of net sales over the past two years. The Company's strategy is to increase sales by expanding its product offerings, opening new Color Tile Stores and adding new channels of distribution, including direct-response retailing. The Company has expanded its special-order programs in order to offer the consumer a wider selection of products in each of the principal product categories sold in its stores. The special-order programs generally do not require significant additional investment in inventory.



     Management believes that retail sales of floor-covering products in the United States during 1992 totaled approximately $10 billion. Sales of carpeting and hard-surface flooring products were approximately $7.5 billion and $2.5 billion, respectively, during that period. Since its founding in 1953, the Company has sold a broad selection of hard-surface flooring products. Ceramic tile, the Company's highest-margin floor-covering product line, is offered in a variety of sizes, colors, textures and finishes. Resilient flooring, including sheet vinyl and vinyl tile, represents the Company's other principal hard-surface floor-covering product line. Vinyl tile, the traditional "do it yourself" floor covering product, typically costs less per square foot and is easier to install than other types and styles of floor covering. In addition, the Company also sells a broad selection of wood-flooring products. The Company sells its hard-surface flooring products primarily from in-stock supplies, supplemented by special-order programs. Total Company sales of hard-surface flooring products in 1992 were approximately $300 million.



     The Company began exploring the possibility of marketing carpet on a nationwide basis in 1987. In 1989, the Company introduced a full line of carpeting on a nation-wide basis using the trade name "ColorCarpet" as an addition to its traditional hard-surface flooring product line. The two principal features of the Company's carpet program are the marketing of carpet by color, rather than by style, and marketing on a cut-to-order basis, rather than from in-stock inventory. Domestic carpet sales and related installation revenues have grown to approximately $115 million in 1992, representing approximately 22% of total domestic retail sales.

     In response to successful introduction of carpeting, the Company has developed additional retail formats to increase further its penetration of the carpeting segment of the floor covering market. In 1992, the Company began developing two new retailing formats: Floors A Plenty and ColorCarpet. Floors A Plenty is a free-standing "super-store" that targets customers who tend to be more value-conscious than Color Tile's existing customers and who perceive the super-store format as offering increased value. This format also targets small contractors and other commercial customers. To capitalize on the success of the ColorCarpet trade name, the Company also developed a format of smaller, principally franchised specialty carpet stores operating under the "ColorCarpet" name.



     The Company has recently acquired the assets of American Blind Factory, Inc. ("ABF") and assumed certain liabilities in connection therewith with a portion of the net proceeds of a public offering of $200 million of the Company's Senior Notes due 2001 (the "Senior Notes") completed on December 17, 1993. ABF is a direct-response marketing company engaged in the sale, on a special-order basis, of name-brand and private-label window treatments (blinds and similar products), and wall coverings at significant discounts from average retail prices. ABF is a leader in the rapidly growing direct-response distribution channel of window treatments and wall coverings.



     Management believes that the acquisition of the assets of ABF (the "ABF Assets") will afford the Company an opportunity to realize certain synergies between ABF and Color Tile, including the possibility of selling Color Tile's floor covering products to the ABF customer base. The Company's research has shown that one-third of purchasers of wall-covering or window-treatment products are likely to purchase floor-covering products within six months. In addition, the Company believes that the acquisition of the ABF Assets will enable Color Tile to enjoy certain economies of scale in purchasing window treatments and wall coverings.



     Net sales for ABF have grown from approximately $5.9 million for the twelve months ended December 31, 1988 to approximately $12.6 million for the twelve months ended December 31, 1989 (representing an annual growth rate of 113.6%), approximately $24.7 million for the fiscal year ended December 31, 1990 (representing an annual growth rate of 96.0%), approximately $44.3 million for the fiscal year ended December 31, 1991 (representing an annual growth rate of 79.4%) and approximately $64.1 million for the fiscal year ended December 31, 1992 (representing an annual growth rate of 44.7%). Over the past four years, net sales have grown at a compound annual growth rate of 82% (i.e., representing the percentage change in net sales of ABF compounded each year). Net sales for ABF were approximately $46.6 million for the nine months ended September 30, 1992 and approximately $61.8 million for the nine months ended September 30, 1993, representing an increase of 32.6%. Over the past five years, earnings before interest, taxes, depreciation and amortization of ABF, adjusted for compensation paid to certain members of management, grew to approximately $7.2 million for the fiscal year ended December 31, 1992, or 11.2% of net sales. Earnings before interest, taxes, depreciation and amortization of ABF (calculated on the same basis) were approximately $4.7 million for the nine months ended September 30, 1992, or 10.1% of net sales, and approximately $6.3 million for the nine months ended September 30, 1993, or 10.2% of net sales. While management believes that sales generated by the ABF Assets will continue to grow in the future, no assurance can be given that such growth will continue or that any future growth will occur at rates comparable to those experienced over the past four years.



     Management believes that the Company is well positioned to take advantage of a recovery in the residential remodeling market. Over the past two years, the Company has substantially reduced its operating costs as a percentage of sales, which has resulted in increased operating leverage. Management believes that the Company's operating leverage has helped enable the Company to withstand the current difficult economic environment and should enhance the Company's operating results in the event of an increase in the Company's sales. In addition, management believes that the Company's operating leverage has enabled it to expand its channels of distribution by implementing the ColorCarpet and Floors A Plenty formats and acquire the ABF Assets with only a modest increase in the Company's general and administrative expenses.



     Recently, the Company's operating results have been adversely affected by the difficult retail environment. For fiscal 1992, the Company experienced a pre-tax loss of approximately $20.2 million (after certain special charges of $30.0 million and the gain of approximately $4.0 million on the sale of the Company's wood-flooring manufacturing plant (the "Wood Plant")). If the special charges and the gain on the sale of the Wood Plant recorded in fiscal 1992 were excluded, pre-tax income would have been approximately $5.8 million. For fiscal

1991, the Company's pre-tax loss was approximately $30.6 million. The improvement in fiscal 1992 as compared to fiscal 1991 was primarily the result of a reduction in interest expense and an improvement in operating results. For the nine months ended October 3, 1993, pre-tax loss was approximately $1.3 million (after a loss of $9.5 million relating to the disposal of Color Tile's Canadian operations) compared to pre-tax income of approximately $7.0 million (after a gain of approximately $4.0 million on the sale of the Company's Wood Plant) for the nine months ended September 27, 1992. Excluding the loss on disposal of a line of business in 1993 and the gain on the sale of assets in 1992, pre-tax income would have been approximately $8.2 million for the nine months ended October 3, 1993 and approximately $3.0 million for the nine months ended September 27, 1992. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."



     Of the 794 domestic Color Tile Stores, 785 are operated under the name "Color Tile" (77 of which are owned and operated by franchisees), one is operated under the name "Floors A Plenty," two are operated under the name "ColorCarpet" and six are operated under the name "Peerless." The Color Tile Stores operated by the Company are referred to collectively herein as "Company Stores." The Color Tile Stores operated by franchisees are referred to collectively herein as "Franchised Stores." In addition, the Company currently operates 37 stores in Canada under the name "Factory Carpet" (eight of which are owned and operated by franchisees).



     The  Company  was acquired  in  December  1989  (the  "1989
Merger") by Color Tile Holdings, Inc., a Delaware corporation ("CT Holdings"). CT Holdings was formed to acquire the Company by affiliates of INVESTCORP S.A., a company organized under the laws of Luxembourg ("Investcorp"), other international investors and members of the Company's management. The Company's principal executive offices are located at 515 Houston Street, Fort Worth, Texas 76102 and its telephone number at that location is (817) 870-9400.

                 SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents summary selected consolidated financial data derived from the audited consolidated financial statements of the predecessor company (the "Predecessor Company") for the fiscal years ended January 1, 1989 and December 31, 1989 and for the Company for the fiscal years ended December 30, 1990, December 29, 1991 and January 3, 1993 and from the unaudited consolidated financial statements of the Company for the nine months ended September 27, 1992 and October 3, 1993. The selected unaudited pro forma financial data presented below give effect to the application of the net proceeds of the offering of its 10 3/4% Senior Notes and the acquisition of the ABF Assets as if such offering and acquisition had been completed on either January 3, 1993 or October 3, 1993, in the case of the balance sheet data, and as if such offering and acquisition had occurred at the beginning of the respective periods presented in the case of the income statement data. The following summary data should be read in conjunction with the Consolidated Financial Statements, "Selected Consolidated Financial Information," "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included herein. The capital structure and accounting basis of assets and liabilities of the Company subsequent to December 31, 1989 (the date of the 1989 Merger) differ from those of the Predecessor Company.





                                                                              Fiscal Year Ended(a)
                                           -----------------------------------------------------------------------------------

                                                                                                                         Pro
                                              Predecessor Company                                                       Forma
                                           ------------------------
                                              1/1/89     12/31/89        12/30/90        12/29/91        1/3/91        1/3/93
                                           ----------   -----------     ----------      ----------      --------      --------
                                                                                  (dollars in thousands)

Result of Operations:
Net sales ..............................    $526,604     $465,207        $525,819        $544,315       $580,385      $644,469
Operating income before
 depreciation and amortization
 and special charges ...................      40,633       35,853          56,077          50,561         60,221        67,469
Depreciation and amortization ..........      25,550       23,133          27,781          29,202         28,683        31,427
Special charges(c) .....................        --           --              --              --           30,000        30,000
Gain (loss) on disposal of a line
 of business(d), (e) ...................      30,814         --              --              --            4,007         4,007
Interest expense, net ..................      43,384       37,209          50,100          51,986         25,697        38,766
Income (loss) before income taxes,
 extraordinary items and cumulative
 effect of changes in accounting
 methods(f), (g) .......................       2,513      (24,489)        (21,804)        (30,627)       (20,152)      (28,717)
Net income (loss) ......................      (1,432)     (28,558)        (22,197)        (23,608)       (21,993)      (29,666)
Preferred dividends ....................      (4,975)      (4,971)         (2,979)         (2,979)        (6,224)       (6,224)
Net income (loss) applicable to
 common stockholder ....................      (6,407)     (33,529)        (25,176)        (26,587)       (28,217)      (35,890)


Selected Data:
EBITDA(h) ..............................    $ 40,633     $ 35,853        $ 56,077        $ 50,561       $ 60,221      $ 67,469
EBITDA as a percent of sales ...........         7.7%         7.7%           10.7%            9.3%          10.4%         10.5%
Cash preferred stock dividends .........        --           --              --              --         $  2,797      $  2,797
Capital expenditures ...................    $ 21,808     $ 23,647        $ 12,133        $  9,517       $ 13,938      $ 14,419
Ratio of EBITDA to interest
 expense, net ..........................          .9x         1.0x            1.1x            1.0x           2.3x          1.7x
Ratio of EBITDA to interest
 expense, net and cash dividends .......          .9x         1.0x            1.1x            1.0x           2.1x          1.6x
Ratio of earnings to fixed charges .....        1.05x          (i)             (i)             (i)            (i)           (i)
Ratio of earnings to fixed charges and
 preferred stock dividends .............          (j)          (j)             (j)             (j)            (j)           (j)
Same store sales- % change .............         4.7%         5.8%            6.3%          (1.8%)           5.6%          5.6%
Number of Color Tile Stores ............         696          705             769             785            806           806


Balance Sheet Data (at period end):
Current assets .........................    $182,447     $124,302        $ 92,351        $ 88,999       $ 94,085      $ 95,012
Current liabilities ....................     119,041       80,793          89,334          87,593         82,831        91,148
Total assets ...........................     469,539      402,482         525,338         504,984        462,992       564,227
Long-term debt, net of current
 portion ...............................     285,174      295,966         364,440         290,475        239,689       338,491
Redeemable preferred stock .............      44,953       46,997          23,576          26,556         82,596        82,346
Common stockholder's equity ............       9,992      (23,537)         24,824          77,941         48,789        43,155


                                                  Nine Months Ended(b)
                                            --------------------------------
                                                                       Pro
                                                                      Forma

                                             9/27/92     10/3/93     10/3/93
                                             --------    --------   --------
Result of Operations:
Net sales ..............................    $436,829    $401,563    $463,328
Operating income before
 depreciation and amortization
 and special charges ...................      44,461      40,673      46,975
Depreciation and amortization ..........      20,758      18,034      20,112
Special charges(c) .....................         --          --          --
Gain (loss) on disposal of a line
 of business(d), (e) ...................       4,007      (9,500)     (9,500)
Interest expense, net .................       20,666      14,413      24,787
Income (loss) before income taxes,
 extraordinary items and cumulative
 effect of changes in accounting
 methods(f), (g) ......................        7,044      (1,274)     (7,424)
Net income (loss) .....................        5,434      (1,898)     (7,771)
Preferred dividends ...................       (3,162)     (9,162)     (9,162)
Net income (loss) applicable to
 common stockholders ..................        2,272     (11,060)    (16,933)
Selected Data:
EBITDA(h) .............................     $ 44,461    $ 40,673    $ 46,975
EBITDA as a percent of sales ..........         10.2%       10.1%       10.1%
Cash preferred stock dividends ........     $    894    $  5,630    $  5,630
Capital expenditures ..................     $ 10,578    $  9,357    $  9,608
Ratio of EBITDA to interest
 expense, net ..........................         2.2x        2.8x        1.9x
Ratio of EBITDA to interest
 expense, net and cash dividends .......         2.1x        2.0x        1.5x
Ratio of earnings to fixed charges .....        1.27x         (i)         (i)
Ratio of earnings to fixed charges and
 preferred stock dividends .............        1.14x         (j)         (j)
Same store sales- % change .............         6.7%       (6.2%)      (6.2%)
Number of Color Tile Stores ............         799         794         794

Balance Sheet Data (at period end):
Current assets .........................    $ 96,067    $ 99,725    $101,179
Current liabilities ....................      90,461      98,630     105,252
Total assets ...........................     499,684     453,936     554,193
Long-term debt, net of current
 portion ...............................     231,364     225,624     324,682
Redeemable preferred stock .............      80,631      86,008      85,758
Common stockholder's equity ............      80,071      37,729      32,556

      NOTES TO SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA




(a) The year end of both the Predecessor Company and the Company is the Sunday closest to December 31.



(b) The results for interim periods may not be indicative of results for the full year. Net sales for the nine months ended October 3, 1993 have been reduced to eliminate retail sales of $18,343 generated by the Canadian retail operations, which the Company elected to dispose of effective for the quarter ended October 3, 1993. Net sales for the nine months ended September 27, 1992 include retail sales of the Canadian operations, which were $22,287 during this period.



(c) The special charges for the year ended January 3, 1993 relate to a provision for restructuring, store closures and conversion of certain Company Stores to Franchised Stores and the write-down of certain property, plant and equipment and intangible assets (see Note 11 of the Notes to Consolidated Financial Statements).



(d) The gain on disposal of a line of business for the year ended January 1, 1989 relates to the sale of the Company's wholly-owned Canadian subsidiary, Color Your World, Inc. on December 30, 1988. Effective for the quarter ended
     October 3, 1993, the Company elected to dispose of its Canadian retail operations resulting in a $9,500 charge based on expected losses from those operations prior to disposal and the estimated loss on disposal of the related assets and the business (see Note 5 of the Notes to Condensed Consolidated Financial Statements).



(e) The gain on disposal of a line of business for the year ended January 3, 1993 relates to the sale of the Wood Plant located in Melbourne, Arkansas (see Note 12 of the Notes to
     Consolidated Financial Statements).



(f) The extraordinary items for the years ended December 29, 1991 and January 3, 1993 relate to the gains (losses) on the early extinguishment of certain long-term debt (see Note 6 of the Notes to Consolidated Financial Statements).



(g) The cumulative effect of changes in accounting methods for the year ended December 31, 1989 relates to the Company's change in method of accounting for layaways and deposits.
     The Company also changed its method for accounting for deferred income taxes to conform to new interpretations of Statement of Financial Accounting Standards No. 96 related to the deferred income tax effects of amortization of certain intangibles (see (Note (e) of the Notes to Selected Consolidated Financial Information).



(h) EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA has been calculated pursuant to the terms of the Indenture pursuant to which the Senior Notes were issued, except that special charges have been added back. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. EBITDA is calculated as follows:




                                               Fiscal Year Ended(a)                        Nine Months  Ended(b)
                              --------------------------------------------------------   ----------------------------
                                  Predecessor                                     Pro                          Pro
                                    Company                                      Forma                        Forma
                              -----------------
                              1/1/89   12/31/89  12/30/90  12/29/91   1/3/93    1/3/93    9/27/92   10/3/93   10/3/93
                              -------  --------  --------  --------   -------   -------   -------   -------   -------
Operating Income   . . . .    $15,083   $12,720   $28,296   $21,359   $ 1,538   $ 6,042   $23,703   $22,639   $26,863
Depreciation and amortization. 25,550    23,133    27,781    29,202    28,683    31,427    20,758    18,034    20,112
Special charges  . . . . .       -         -         -         -       30,000    30,000      -         -         -
                              -------   -------   -------   -------   -------   -------   -------   -------   -------
EBITDA                        $40,633   $35,853   $56,077   $50,561   $60,221   $67,469   $44,461   $40,673   $46,975
                              =======   =======   =======   =======   =======   =======   =======   =======   =======





(i) For purposes of the ratio of earnings to fixed charges,
    (i) earnings include earnings before income taxes and fixed charges (excluding capitalized interest) and (ii) fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of deferred financing costs and that portion of rental expense that the Company believes to be representative of interest. The Company's earnings were insufficient to cover fixed charges by $24,489, $21,804, $30,627 and $20,152 for the years ended December 31, 1989, December 30, 1990, December 29, 1991, January 3, 1993 and $1,274 for the nine months ended October 3, 1993, respectively and $28,717 and $7,424 for the pro forma year ended January 3, 1993 and for the pro forma nine months ended October 3, 1993, respectively. The ratio of earnings to fixed charges before the 1992 special charges of $30,000 was 1.29x for the fiscal year ended January 3, 1993. The ratio of earnings to fixed charges before the 1993 loss on the disposition of Canadian operations of $9,500 was 1.36x for the nine months ended October 3, 1993. When adjusted to eliminate non-cash charges (depreciation and amortization expense), the deficiency of earnings to cover fixed charges would have been $1,356 and $1,425 for the years ended December 31, 1989 and December 31, 1991, respectively, and earnings would have exceeded fixed charges by $28,063, $5,977, $8,531 and $2,710 for the years ended January 1, 1989, December 30, 1990, January 3, 1993, and for the pro forma year ended January 3, 1993 and $27,802, $16,760 and $12,688, respectively, for the nine months ended
    September 27, 1992, October 3, 1993 and the pro forma nine months ended October 3, 1993, respectively.



(j) Ratio of earnings to fixed charges and preferred dividends:
    For purposes of the ratio of earnings to fixed charges and preferred stock dividends, (i) earnings include earnings before income taxes and fixed charges (excluding capitalized interest), (ii) fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of deferred financing costs and that portion of rental expense that the Company believes to be representative of interest and (iii) preferred stock dividends includes all dividends whether payable in cash or in kind adjusted to an amount representing the pre-tax earnings which would be required to cover stock dividends. The Company's earnings were insufficient to cover fixed charges and preferred stock dividends by $2,387, $29,389, $24,704, $33,527, $25,849 and
    $34,414 for the years ended January 1, 1989, December 31, 1989, December 30, 1990, December 29, 1991, January 3, 1993
    and the pro forma year ended January 3, 1993 and $9,079 and $15,229 for the nine months ended October 3, 1993 and the pro forma nine months ended October 3, 1993, respectively. The ratio of earnings to fixed charges and preferred dividends before the 1992 special charges of $30,000 was 1.11x for the fiscal year ended January 3, 1993. When adjusted to eliminate non-cash charges (depreciation and amortization expense) and non-cash preferred stock dividends, the deficiency of earnings to cover fixed charges and preferred stock dividends would have been $4,256, $1,425 and $87 for the years ended December 31, 1989, December 29, 1991, and the pro forma year ended January 3, 1993, respectively, and earnings would have exceeded fixed charges and preferred stock dividends by $25,163, $5,977, $5,734, $26,908 and
    $11,130 for the years ended January 1, 1989, December 30, 1990 and January 3, 1993 and the nine months ended
    September 27, 1992 and October 3, 1993 and $7,058 for the pro forma nine month period ended October 3, 1993, respectively.

                       THE SERIES A SHARES

 TITLE AND AMOUNT   2,200,000   shares   of   Series   A  Senior
 OF SECURITIES:     Increasing Rate  Preferred Stock,  $1.00 par
                    value   per    share,   $25.00   liquidation
                    preference per share.


 DIVIDENDS:         The Series  A Holders as  of each applicable
                    dividend  record   date   are  entitled   to
                    receive  cash dividends quarterly in arrears
                    on  each January 15,  April 15,  July 15 and
                    October  15,   in  an amount  equal  to  the
                    then-prevailing dividend rate.   When and as
                    declared   by   the   Company's   Board   of
                    Directors, dividends  are paid  out of funds
                    legally  available therefor  subject to  the
                    satisfaction     of    certain     covenants
                    restricting  the  Company's  ability  to pay
                    dividends thereon  contained  in the  Senior
                    Credit  Agreement and the Indenture pursuant
                    to  which the Senior Notes  were issued (the
                    "Indenture").   See  "Capital  Structure  --
                    Credit   Facilities    --   Senior    Credit
                    Agreement"  and  "--  Senior  Notes."    The
                    Company also will be  prevented from  paying
                    cash dividends on the  Series A Shares  from
                    and  after  January 15,  1995 unless  on, or
                    before  that  date, it  shall  have   issued
                    certain  pay-in-kind  dividends  accrued  on
                    the  Company's outstanding Senior Cumulative
                    Preferred Stock, par value  $1.00 per  share
                    (the "Redeemable  Senior Preferred  Stock"),
                    and thereafter  pays cash  dividends on such
                    shares   in   subsequent   quarters.     See
                    "Capital  Structure  --  Redeemable   Senior
                    Preferred Stock."   After January 15,  1995,
                    if all cumulative dividends are not paid  in
                    full  upon the  Redeemable  Senior Preferred
                    Stock,   the   Company   may  only   declare
                    dividends   on  the  Series  A  Shares,  the
                    Redeemable Senior Preferred Stock and any other stock ranking in parity with the Redeemable Senior Preferred Stock and the
                    Series A Shares as to dividends on a pro rata basis.



                    The current  quarterly dividend, which  will
                    apply to  the quarters commencing on January
                    15, 1994 and  April 15, 1994, will be  equal
                    to  $.90625  per  Series  A  Share.      The
                    quarterly  dividend payable  thereafter will
                    increase by $.03125 per  Series A Share over
                    the    previously    prevailing    quarterly
                    dividend  on  each  July 15  and  January 15
                    commencing  July  15, 1994  up to  a maximum
                    quarterly dividend  of $1.0625 per  Series A
                    Share,   provided    that   any    quarterly
                    dividends payable  in excess  of $.9375  per
                    Series  A Share  may, at  the option  of the
                    Company,  be paid  to  Series A  Holders  in
                    whole  or  in  part   by  the  issuance   of
                    additional Series A  Shares at  the rate  of
                    one  additional  Series A   Share  for  each
                    $25.00 of  such dividends not  paid in cash.
                    Each   quarterly  dividend   will  be  fully
                    cumulative and  will accrue  (whether or not
                    declared)   without  accruing   interest  or
                    additional dividends.   An  amount equal  to
                    any accrued but unpaid dividends must be paid upon (i) the mandatory or optional redemption of the Series A Shares or (ii) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

                    In  the  event  that  retained  earnings  or
                    other  surplus  capital  of the  Company  is
                    insufficient for  the payment of the  entire
                    amount   of   dividends   payable   in   any
                    quarterly  dividend  period with  respect to
                    the Redeemable  Senior Preferred Stock,  the
                    Series A  Shares  and  any  other  preferred
                    stock  ranking  in  parity as  to  dividends
                    with the Series A  Shares, or the Company is
                    otherwise   restricted  from   paying   such
                    dividend,  the   amount  of  any   available
                    surplus  will be  allocated for  the payment
                    of dividends with  respect to  the Series  A
                    Shares,  the  Redeemable  Senior   Preferred
                    Stock and any other preferred stock  ranking
                    in  parity with  the Series  A Shares  as to
                    dividends pro  rata based  upon the  accrued
                    cash  dividends  per  share  payable  on the
                    Series  A   Shares,  the  Redeemable  Senior
                    Preferred  Stock  and  any  other  preferred
                    stock ranking  in parity  with the Series  A
                    Shares  as  to  dividends.    However,   the
                    Company  may pay  dividends  in the  form of
                    additional  shares  of  the  same  series or
                    class  of   stock  on  which  dividends  are
                    declared; provided that such dividends are not included in any calculation of accrued or pro rata dividends.

VOTING RIGHTS:      Except to the  extent otherwise  required by
                    the   Delaware   General   Corporation   Law
                    ("DGCL"),  Series  A Holders  will not  have
                    voting rights  except in the  event that (i)
                    all or any portion of the dividends  payable
                    on the  Series A Shares  shall have been  in
                    arrears  and unpaid  in each  quarter during
                    any  six  consecutive  quarterly periods  or
                    (ii)   the   Company  fails   to  meet   its
                    mandatory  redemption obligations  described
                    herein  to  redeem  the Series  A  Shares on
                    January 15, 2003.   In either event,  Series
                    A Holders will  thereafter have the right to
                    elect   two  additional   directors  to  the
                    Company's  Board   of  Directors  and   will
                    retain  such  right until  all  accrued  but
                    unpaid  dividends  on the  Series  A  Shares
                    shall  have been paid  in full  or until the
                    Series A   Shares  are   redeemed  in  full.

LIQUIDATION
PREFERENCE:         In   the   event   of   any   voluntary   or
                    involuntary   liquidation,   dissolution  or
                    winding up  of the affairs  of the  Company,
                    the Series A Holders will be  entitled to be
                    paid  out  of  the  assets  of  the  Company
                    available    for   distribution    to    its
                    stockholders  an  amount in  cash  equal  to
                    $25.00 for each Series  A Share outstanding,
                    plus an amount in cash  equal to all accrued
                    and  unpaid  dividends  thereon to  the date
                    fixed   for  liquidation,   dissolution   or
                    winding up, before  any payment may be  made
                    or any assets distributed  to the holders of
                    the  Company's  equity  securities   ranking
                    junior to  the  Series  A Shares,  including
                    the Company's  common stock, with respect to
                    dividend rights or  rights upon liquidation,
                    winding  up  or  dissolution  (collectively,
                    the "Junior Securities").  If the assets  of
                    the Company are insufficient  to pay in full
                    the  liquidation  payments  payable  to  the
                    holders  of   the  Series   A  Shares,   the
                    Redeemable Senior  Preferred  Stock and  any
                    other  preferred stock  in parity  with  the
                    Series   A   Shares   as   to   liquidation,
                    dissolution and winding up, the holders of all such shares will share ratably in the distribution of assets in proportion to the amount that would have been payable to such holders if sufficient funds were available.



OPTIONAL
REDEMPTION:         The  Series A Shares  may be redeemed at any
                    time at the option of the Company in whole or in part, on a pro rata basis, out of funds legally available therefor under the DGCL, at the following price per Series A
                    Share for each designated period, plus in each case any accrued and unpaid dividends to the redemption date:

                    Period                              Price
                    ------                              -----
                    July 15, 1993 - July 14, 1994       25.50
                    July 15, 1994 - July 14, 1995       25.75
                    July 15, 1995 - July 14, 1996       26.00
                    July 15, 1996 - July 14, 1997       25.75
                    July 15, 1997 - July 14, 1998       25.50
                    July 15, 1998 and thereafter        25.00

                    provided,  that, the Company makes provision
                    to  redeem,  on  a   pro  rata  basis,   any
                    Redeemable  Senior Preferred  Stock  or  any
                    other preferred  stock ranking in parity  as
                    to  liquidation  with  the  Series A  Shares
                    based   upon   the   aggregate   liquidation
                    preferences   of  such  shares  outstanding.
                    Under certain circumstances, the Indenture restricts the Company's ability to redeem the Series A Shares. See "Description of the Securities."


 MANDATORY          To  the  extent  not  earlier  redeemed  and
 REDEMPTION:        provided  that the Company is not in default
                    with  respect to  dividends payable  on,  or
                    any  obligation  to  redeem  or  repurchase,
                    shares   of  Redeemable   Senior   Preferred
                    Stock,  the  Company  will  be obligated  to
                    redeem,  out  of   funds  legally  available
                    therefor  under  the  DGCL    all  Series  A
                    Shares   then  outstanding  on  January  15,
                    2003, at $25.00 per Series A Share, plus accrued and unpaid dividends through the redemption date.

 RANKING: The Series A Shares will, with respect to dividend rights and rights of liquidation, winding up and dissolution, rank senior to all Junior Securities, in parity with the Redeemable Senior Preferred Stock, and in parity with any other senior preferred stock of the Company having a maturity date on or after the maturity date of the Series A Shares, the proceeds of which are used to refinance in whole or in part the Redeemable Senior Preferred Stock, but only to the extent of the Redeemable Senior Preferred Stock refinanced plus the fees and expenses of such refinancing.


 MARKET FOR THE Prior to the registration of the Series A SERIES A SHARES: Shares under the Securities Act, such
                    Shares were eligible to trade in the  PORTAL
                    Market,    subject   to    the   rules   and
                    regulations    governing    such     market.
                    However,  upon   the  registration  of   the
                    Series A  Shares under  the Securities  Act,
                    the  Series   A   Shares   were  no   longer
                    qualified  to  trade  on the  PORTAL Market.
                    Other  than   the PORTAL  Market, there  has
                    been no  active trading  market  for any  of
                    the Company's capital  stock, including  the
                    Series A  Shares.  The  Series A Shares will
                    not   be  qualified   for  listing   on  any
                    exchange or authorized  to be quoted on  the
                    National Association  of Securities  Dealers
                    Automated   Quotation   System   ("NASDAQ").
                    There can  be no  assurance  that an  active
                    trading market will develop  for the  Series
                    A Shares  nor is  it expected  that such  an
                    active   trading    market   will   develop.

 OTHER RIGHTS AND   Pursuant    to   the   Securities   Purchase
 RESTRICTIONS:      Agreement,  dated  August   13,  1992   (the
                    "Purchase  Agreement"),  pursuant  to  which
                    the  Series   A  Shares  were  issued,   the
                    Company has agreed to repurchase the  Series
                    A Shares at  a purchase price of $25.25  per
                    share plus all  accrued and unpaid dividends
                    at the option of  the holders thereof,  upon
                    the  occurrence of a "Change of Control", as
                    defined  in  the Purchase  Agreement.    See
                    "Description of  the Securities -- Series  A
                    Shares."    The   Purchase  Agreement   also
                    obligates  the  Company  to  repurchase  the
                    Series  A  Shares,    the Redeemable  Senior
                    Preferred  Stock  and  any  other  preferred
                    stock  ranking in  parity with the  Series A
                    Shares  as  to  liquidation,  with  the  net
                    proceeds of  any future  public offering  of
                    common stock  of the  Company.   If the  net
                    proceeds   of   a   public   offering    are
                    insufficient  to   permit  the  Company   to
                    repurchase all of the  Series A Shares,  the
                    Redeemable Senior  Preferred  Stock and  any
                    other  preferred  stock  ranking  in  parity
                    with the  Series A Shares as to liquidation,
                    the Company  will be obligated to repurchase
                    the  Series A  Shares, the Redeemable Senior
                    Preferred  Stock  and  any  other  preferred
                    stock ranking  in parity  with the  Series A
                    Shares  as  to  liquidation on  a  pro  rata
                    basis.  See  "Description of  the Securities
                    --  Series   A  Shares."     Under   certain
                    circumstances,   the  Company's  ability  to
                    repurchase the  Series A Shares pursuant  to
                    the  Purchase Agreement  will be  restricted
                    under  the  terms  of   its  Certificate  of
                    Incorporation and the DGCL and, in the event of a repurchase following a Change of Control, by the terms of the Senior Credit
                    Agreement and  the Indenture.  See  "Capital
                    Structure  -- Credit  Facilities  --  Senior
                    Credit  Agreement"  and  "--  Senior Notes."


                    The  Purchase Agreement  also provides  that
                    the  purchasers  that  originally   acquired
                    Series  A  Shares pursuant  to the  Purchase
                    Agreement (the  "Original Purchasers")  have
                    a  right  of   first  offer  to     purchase
                    promptly   a  pro   rata   portion   of  any
                    preferred  stock  ("New  Preferred   Stock")
                    issued in the future  by the Company ranking
                    in  parity with  the Series  A Shares  as to
                    dividend rights  and rights of  liquidation,
                    winding up and dissolution, the proceeds  of
                    which  will be  used  to  redeem outstanding
                    shares   of   Redeemable  Senior   Preferred
                    Stock.  The terms of the Purchase  Agreement
                    provide that  this right  of first  offer is
                    limited  to  the  Original  Purchasers   who
                    acquired  Series A  Shares in  the  original
                    private  placement  of  Series A Shares  who
                    continue  to hold  Series  A Shares  at  the
                    time   the    Company   issues    additional
                    preferred stock subject to such right.   See
                    "Description of  the Securities -- Series  A
                    Shares."       Accordingly,   an    Original
                    Purchaser that  holds Series  A Shares  will
                    continue  to  be  entitled  to  such rights.
                    However,  a  subsequent  purchaser  of   the
                    Series  A  Shares   that  is  not   also  an
                    Original Purchaser  will not be entitled  to
                    any right  of first  offer  upon the  future
                    issuance    of    New    Preferred    Stock.

                    The  Purchase Agreement  also  restricts the
                    Company  from   making  any  advance,  loan,
                    extension  of credit or capital contribution
                    to, or purchasing  any stock,  bonds, notes,
                    debentures  or   other  securities  of,   or
                    making   any   other   investment   in   any
                    Affiliate  (as   defined  in   the  Purchase
                    Agreement) of the  Company, other than   (i)
                    certain payments  to CT  Holdings and  other
                    Affiliates   of  the   Company  specifically
                    permitted  by  the  terms  of the  Company's
                    Certificate     of     Incorporation    (See
                    "Description of  the Securities -- Series  A
                    Shares")   and  (ii)   investments  in   any
                    Affiliates of the Company  that the  Company
                    controls,  directly or  indirectly,  through
                    the  ownership  of  100% of  the outstanding
                    common   stock  of   such  Affiliate.    See
                    "Description of  the Securities -- Series  A
                    Shares."

 RISK FACTORS:      For  a  discussion of  certain factors  that
                    should   be   considered   by    prospective
                    purchasers  of  the  Series  A  Shares,  see
                    " Risk Factors."

                           RISK FACTORS

     Investors should carefully consider all of the information set forth in this Prospectus. In particular, careful consideration should be given to the information set forth below with respect to certain risk factors generally applicable to an investment in the Series A Shares.


SUBSTANTIAL LEVERAGE; RISK IN REFINANCING AND REPAYMENT OF INDEBTEDNESS



     The Company has, in the past and upon the recent consummation of the offering of the Senior Notes (the "Senior Note Offering") continues to have, substantial debt outstanding. At October 3, 1993 the Company had total outstanding long-term debt of $244,351,000, most of which bears interest at fluctuating rates, as compared to common stockholder's equity of $37,729,000. On a pro forma basis assuming consummation of the Senior Note Offering and the application of the net proceeds therefrom on October 3, 1993, the Company's total outstanding long-term debt would have been $329,659,000 as compared to common stockholders' equity of $32,556,000 at that date. In addition, the Company had $86,008,000 of mandatory redeemable preferred stock outstanding at that date comprised of the Series A Shares and the Redeemable Senior Preferred Stock. Cash dividends on the Series A Shares were approximately $7,500,000 in fiscal 1993 and will be approximately $8,000,000 in fiscal 1994. In fiscal 1995, the Company's Senior Cumulative Preferred Stock will begin to accrue cash dividends in the amount of approximately $5,200,000 each year. At October 3, 1993, on a pro forma basis giving effect to the use of net proceeds from the Senior Note Offering, the Company would have had approximately $36,000,000 of availability under the Senior Credit Agreement, subject to the satisfaction of certain conditions and covenants. The substantial leverage and capital commitments of the Company have important consequences for holders of the Series A Shares, including the risk that the Company may not generate sufficient cash flow from operations to pay principal of and interest on indebtedness and cash dividends on the preferred stock and to meet its capital expenditure requirements. In addition, the operating and financial restrictions contained in the agreements governing the Company's credit facilities and the Indenture could affect the Company in certain ways, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be significantly impaired; (ii) the Company's ability to respond quickly to increased competition and other market forces may be limited; and (iii) the Company's vulnerability to weak general economic conditions may be greater than it would otherwise be absent such restrictions. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources," "Capital Structure -- Credit Facilities" and "Selected Consolidated Financial Information."



     While cash flow from operations and funds available under the Senior Credit Agreement may be sufficient to meet anticipated requirements, including mandatory principal installments on the term loan portion of the Senior Credit Agreement, the Company expects to refinance the Senior Credit Agreement upon its maturity in 1998, which is prior to the maturity of the Senior Notes and the mandatory redemption of the Series A Shares. While the Company believes, based upon its historical and anticipated performance, that it should be able to satisfy its obligations from operations and appropriate refinancings, no assurance to that effect can be given. Other measures to raise cash to satisfy obligations include potential sales of assets or equity. However, the Company's ability to raise funds by selling assets is greatly restricted by the Senior Credit Agreement and the Indenture and its ability to effect equity offerings is dependent on results of operations and market conditions. In the event that the Company is unable to refinance such indebtedness or raise funds through asset sales, sales of equity or otherwise, its ability to pay dividends on the Series A Shares or to repurchase such Series A Shares would be adversely affected.


RESTRICTIONS ON PAYMENT OF DIVIDENDS ON AND REDEMPTION OF THE SERIES A SHARES


     The Senior Credit Agreement, the Indenture, the Company's Certificate of Incorporation (including provisions pertaining to the Redeemable Senior Preferred Stock) and the Certificate of Designation adopted by the Board of Directors of the Company setting forth the terms of the Series A Shares (the "Certificate of Designation") contain various restrictions and financial covenants and ratios restricting the ability of the Company to pay dividends on or redeem or repurchase the Series A Shares, including a requirement under the Senior Credit Agreement that the Company meet specified applicable interest coverage ratios in order to pay dividends on or redeem shares of its equity securities, including the Series A Shares. With respect to the Indenture, the Company is only permitted to pay dividends on the Series A Shares to the extent the Company is not in default under the Indenture. With respect to the terms of the Company's Certificate of Incorporation governing the Redeemable Senior Preferred Stock, from and after January 15, 1995, the Company may be prohibited from paying dividends on, or redeeming or repurchasing, the Series A Shares unless, on or before that date, it shall have issued all dividends payable in additional shares of Redeemable Senior Preferred Stock accrued on the Redeemable Senior Preferred Stock and thereafter pays full cash dividends on such shares in subsequent quarters. To the extent that the Company fails to satisfy the conditions contained in the Senior Credit Agreement, the Indenture or the Company's Certificate of Incorporation for paying dividends on a current basis, the unpaid dividends on the Series A Shares will accumulate and could thereafter be paid only at such time as the Company satisfies such conditions. To date, the Company has paid in full all dividends payable on the Series A Shares. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources," "Capital Structure
- -- Credit Facilities" and "-- Redeemable Senior Preferred Stock" and "Description of the Securities -- Series A Shares."


RESTRICTIONS ON EXERCISE OF CHANGE OF CONTROL RIGHTS


     The holders of the Senior Notes and the Series A Shares have certain rights to require the Company to repurchase such securities upon a Change of Control (as defined in the Indenture in respect of the Senior Notes and in the Purchase Agreement in respect of the Series A Shares). The ability of the Company to purchase the outstanding Series A Shares upon the exercise by a holder of Series A Shares of such holder's rights following a "Change of Control" as required by the Purchase Agreement is restricted by the Company's Senior Credit Agreement, the Indenture, its Certificate of Incorporation and the DGCL. Under the terms of its Senior Credit Agreement, unless the Company's lenders were to waive certain covenants contained in the Senior Credit Agreement, a Change of Control as defined in the Purchase Agreement in respect of the Series A Shares would constitute a default under the Senior Credit Agreement and could result in the acceleration of the Company's debt repayment obligations. In such event, the Company may not have sufficient resources to satisfy all its repayment and repurchase obligations arising from a Change of Control. See "Capital Structure -- Credit Facilities
- -- Senior Credit Agreement." Under the Indenture, the Company may not repurchase any Series A Shares following a Change of Control (as defined in the Indenture) unless or until it has repurchased all Senior Notes that may be tendered for repurchase upon such Change of Control, except out of the proceeds from a contemporaneous public offering of capital stock. In addition, any exercise of the repurchase rights by holders of the Series A Shares upon a Change of Control would be unenforceable for so long as (i) the Company had insufficient legally available funds (as determined under the DGCL) to effect such repurchases or
(ii) the Company was in default with respect to the obligations to pay dividends on the Redeemable Senior Preferred Stock, which obligations will commence in January 1995, or the obligation to redeem or purchase shares of such stock. See "Capital
Structure -- Redeemable Senior Preferred Stock." A failure by the Company to purchase the Series A Shares upon the exercise by a holder of Series A Shares of such holder's rights following a Change of Control would result in a breach of the terms of the Purchase Agreement and may adversely affect the market value of the Series A Shares.



SALES DECLINE AND RECENT OPERATING LOSSES



     Comparable store sales for Company Stores (excluding Canadian stores) open over one year for the nine months ended October 3, 1993 declined 6.2% from the nine months ended September 27, 1992. The Company believes that its sales decline resulted primarily from a decline in retail sales of residential flooring in the United States and the continuing weakness in the economy generally during the nine months ended October 3, 1993, combined with the resulting pressure exerted on selling prices. The Company had losses applicable to its common stockholder of approximately $26.6 million and $28.2 million in fiscal 1991 and fiscal 1992, respectively. The Company's ability to increase profitability is substantially dependent upon its ability to increase sales and maintain operating margins, which management believes is dependent upon an increase in consumer spending in the residential remodeling market. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

LACK OF PUBLIC MARKET


     Prior to the registration of the Series A Shares under the Securities Act, such Shares were eligible to trade in the PORTAL Market, subject to the rules and regulations governing such market. Other than the PORTAL Market, there has been no trading market for any of the Company's capital stock, including the Series A Shares. However, only restricted securities that have not been registered pursuant to the Securities Act are qualified for trading on the PORTAL Market. Accordingly, upon the registration of the Series A Shares under the Securities Act, the Series A Shares were no longer qualified to trade in the PORTAL Market. While the Series A Shares offered hereby may be resold by non-affiliates of the Company without registration, there can be no assurance that an active trading market for such shares will develop nor is it expected that such an active trading market will develop. Accordingly, holders of Series A Shares may be unable to sell such shares until locating a suitable purchaser. The Series A Shares will not be qualified for listing on any exchange or authorized to be quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ").


CONTROL BY INVESTCORP

     Since the acquisition of the Company by CT Holdings in connection with the 1989 Merger, Investcorp and its affiliates, through their ownership of the outstanding common stock of CT Holdings or through other contractual arrangements, have indirectly controlled the power to vote the outstanding common stock of the Company. Accordingly, Investcorp and its affiliates are entitled indirectly to elect all directors of the Company. See "Security Ownership of Certain Beneficial Owners and Management" and "Management."

COMPETITION AND OTHER BUSINESS FACTORS


     The Company competes with general merchandise and discount stores, home improvement centers and specialty retailers operating on a local, regional or national basis. During the past several years, this competition has intensified as certain home improvement centers have continued to expand on a nationwide basis. Many of its competitors sell a considerably broader variety of products than the Company does within each of the Company's product lines and certain of its competitors have substantially greater financial resources than the Company. The Company believes its growth in sales and earnings depends principally upon its ability to respond to consumer preferences and to remain competitive with the pricing policies of its competitors. See "Business --Competition."


GROWTH OF FRANCHISED STORES

    The Company commenced operations of a franchising program in 1989 to allow the Company to expand its network of Color Tile Stores generally in less populous markets that historically would not support multiple locations and, therefore, would not enable the Company to achieve satisfactory operating, administrative and advertising efficiencies. While franchising permits the Company to increase the geographic coverage of its store network without substantial contributions of working capital, the operation of Franchised Stores raises certain other risks, such as the loss of operational control over Franchised Stores to the franchisee (including the ability to determine products offered, retail pricing and other operational matters). The Company does not believe these risks are material in the aggregate. See "Business
- --Franchising."

                          CAPITALIZATION



     The following table sets forth the actual capitalization of the Company at October 3, 1993 and as adjusted to give pro forma effect to the sale of the Senior Notes and the expected application of the net proceeds therefrom, including the acquisition of the ABF Assets as described herein. This table should be read in conjunction with the "Selected Consolidated Financial Information," "Unaudited Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Results of Operations and Financial Condition," and the Consolidated Financial Statements of the Company and notes thereto appearing elsewhere in this Prospectus.



                                            October 3, 1993
                                      --------------------------
                                      Actual         As Adjusted
                                      ------         -----------
                                         (dollars in thousands
                                          except share amounts)

 Long-term debt (including current
      portion):
      Current portion of long-term
           debt  . . . . . . . . . . .    $ 18,727   $  4,977   (a)
      Mortgage loans . . . . . . . . .       3,005      3,005
      Senior Credit Agreement  . . . .     204,650    103,708   (a)(b)
      Senior Notes . . . . . . . . . .     ----       200,000   (c)
      Capital leases . . . . . . . . .      17,969     17,969
                                           -------    -------
           Total long-term debt  . . .     244,351    329,659
                                           -------    -------
 Redeemable preferred stock:
      Series A senior increasing rate
      preferred stock ($57,795
      liquidation value) . . . . . . . .    54,219     53,969   (e)
      Redeemable senior preferred stock
      ($32,236 liquidation value). . . .    31,789     31,789
                                           -------    -------
           Total redeemable preferred
           stock  . . . . . . . . . . . .  .86,008     85,758
                                           -------    -------
 Common stockholder's equity:
      Common stock, $.01 par value,
         1,000,000  shares authorized, 101
         shares issued and outstanding  .     ----      ----
      Additional paid-in capital . . .     108,360    108,360
      Accumulated deficit  . . . . . .     (70,631)   (75,804)  (d)
                                           -------    -------
           Total common stockholder's
           equity . . . . . . . . . . . . . 37,729     32,556
                                           -------    -------
              Total capitalization . .    $368,088   $447,973
                                          ========   ========


_______________

The adjustments to the consolidated capitalization of the Company as of October 3, 1993 reflect the following:



(a) Adjusted to reflect repayment of $86,500 of the term loan portion of the Senior Credit Agreement, $13,750 of which is included in current portion of long-term debt and $72,750 of which is classified as non-current.



(b) Adjusted to reflect repayment of approximately $28,192 of indebtedness under the revolving credit portion of the Senior Credit Agreement. The total availability under the revolving credit portion of the Senior Credit Agreement would have been approximately $36,500 assuming the application of the net proceeds of the Senior Note Offering as described herein.



(c)  Adjusted to reflect the sale of $200,000 of the Senior Notes.



(d) Adjusted to reflect the $5,173 write-off of the unamortized deferred loan costs associated with the term loan portion of the Senior Credit Agreement.



(e) Adjusted to reflect fees and expenses of $250 from the registration of the Series A Shares.

                SELECTED CONSOLIDATED FINANCIAL INFORMATION



     The Company was acquired by CT Holdings in connection with the 1989 Merger. For financial reporting purposes, the effective date of the 1989 Merger and certain related transactions was January 1, 1990. As a result of the 1989 Merger, the assets and liabilities of the Company were revalued and significant adjustments to the assets and liabilities acquired were made to reflect their estimated fair value at such date. Accordingly, the presentation of financial information for the years ended January 1, 1989 and December 31, 1989 relates to the operations of the Predecessor Company and does not include any adjustments related to the 1989 Merger.



     The financial information of the Predecessor Company was prepared using the Predecessor Company's historical costs. As a result, the consolidated financial information for January 1, 1989 and December 31, 1989 is presented on a different cost basis than for periods subsequent to December 31, 1989, and, therefore, is not comparable.



     The selected consolidated financial information presented in the following table for the Company for the fiscal years ended January 1, 1989, December 31, 1989 (Predecessor Company), December 30, 1990, December 29, 1991 and January 3, 1993 have been derived from the Company's audited consolidated financial statements. The financial data presented for the nine months ended September 27, 1992 and October 3, 1993 have been derived from the Company's unaudited condensed consolidated financial statements and reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the Company's results of operations for such periods. The results of operations for any interim period are not necessarily indicative of results of operations for a full fiscal year. All information in the following table and related notes thereto should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and with the Consolidated Financial Statements of the Company and related notes thereto appearing elsewhere in this Prospectus.

             SELECTED CONSOLIDATED FINANCIAL INFORMATION






                                               Predecessor
                                                 Company
                                              ---------------
                                              Fiscal Year Ended         Fiscal Year Ended         Nine Months Ended
                                              -----------------         -----------------         -----------------
                                              1/1/89   12/31/89     12/30/90  12/29/91  1/3/93     9/27/92  10/3/93
                                              ------   --------     --------  --------  ------     -------  -------
                                                                               (dollars in thousands)
Results of Operations:
Net sales . . . . . . . . . . . . . . . . . .  $526,604   $465,207  $525,819  $544,315  $580,385  $436,829  $401,563
Cost of sales(a)  . . . . . . . . . . . . . .   265,699    237,291   274,686   292,517   311,368   232,686   218,631
Selling, general and administrative expenses.	220,272    192,063   195,056   201,237   208,796   159,682   142,259
Depreciation and amortization . . . . . . . .    25,550     23,133    27,781    29,202    28,683    20,758    18,034
Special charges(b). . . . . . . . . . . . . .      --        --         --        --      30,000       --       --
                                               --------    -------   -------   -------   -------   -------   -------
Operating income  . . . . . . . . . . . . . .    15,083     12,720    28,296    21,359     1,538    23,703    22,639
Gain (loss) on disposal of a line of business(c) 30,814      --         --        --       4,007     4,007    (9,500)
Interest expense, net . . . . . . . . . . . .    43,384     37,209    50,100    51,986    25,697    20,666    14,413
                                               --------    -------   -------   -------   -------   -------   -------
Income (loss) before income taxes,
   extraordinary items and cumulative effect of
   changes in accounting methods. . . . . . .     2,513    (24,489)  (21,804)  (30,627)  (20,152)    7,044    (1,274)
Provision (benefit) for income taxes. . . . .     3,945       (618)      393    (2,133)    1,240     1,009       624
Extraordinary item net of tax(d). . . . . . .      --           --      --       4,886      (601)     (601)       --
Cumulative effect of changes in accounting
   method(e). . . . . . . . . . . . . . . . .      --       (4,687)     --        --         --        --         --
                                                 ------      ------   ------    ------    -------   ------     -----
Net income (loss) . . . . . . . . . . . . . .    (1,432)   (28,558)  (22,197)  (23,608)  (21,993)    5,434    (1,898)
Preferred dividends . . . . . . . . . . . . .    (4,975)    (4,971)   (2,979)   (2,979)   (6,224)   (3,162)   (9,162)
                                                 ------     ------    ------    ------    -------   ------     -----
Net income (loss) applicable to common
  stockholder . . . . . . . . . . . . . . .   $  (6,407)  $(33,529) $(25,176) $(26,587) $(28,217)  $ 2,272  $(11,060)
                                              =========   =========  ========  ========  ========   ======  ========
Balance Sheet Data (at period end):
Current assets(a) . . . . . . . . . . . . .   $ 182,447   $124,302  $ 92,351  $ 88,999  $ 94,085  $ 96,067  $ 99,725
Current liabilities . . . . . . . . . . . .     119,041     80,793    89,334    87,593    82,831    90,461    98,630
Total assets. . . . . . . . . . . . . . . .     469,539    402,482   525,338   504,984   462,992   499,684   453,936
Long-term debt, net of current portion. . .     285,174    295,966   364,440   290,475   239,689   231,364   225,624
Redeemable preferred stock. . . . . . . . .      44,953     46,997    23,576    26,556    82,596    80,631    86,008
Common stockholder's equity (deficit) . . .       9,992    (23,537)   24,824    77,941    48,789    80,071    37,729

Selected Data:
EBITDA(g) . . . . . . . . . . . . . . . . .   $  40,633   $ 35,853  $ 56,077  $ 50,561  $ 60,221  $ 44,461  $ 40,673
Ratio of EBITDA to interest expenses, net .         .9x       1.0x      1.1x      1.0x      2.3x      2.2x      2.8x
Ratio of EBITDA to interest expense, net
  and cash dividends. . . . . . . . . . . .         .9x       1.0x      1.1x      1.0x      2.1x      2.1x      2.0x
Ratio of earnings to fixed charges. . . . .       1.05x        (f)       (f)       (f)       (f)     1.27x       (f)
Ratio of earnings to fixed charges and
  preferred stock dividends . . . . . . . .         (h)        (h)       (h)       (h)       (h)     1.14x       (h)
Capital expenditures. . . . . . . . . . . .   $  21,808   $ 23,647  $ 12,133  $  9,517  $ 13,938  $ 10,578  $  9,357
Number of Company Stores. . . . . . . . . .         696        705       765       772       771       767       717
Number of Franchised Stores . . . . . . . .        --          --          4        13        35        32        77
                                               --------   --------  --------  --------  --------  --------  --------
Total Color Tile Stores . . . . . . . . . .         696        705       769       785       806       799       794
                                               ========  =========  ========  ========  ========  ========  ========

                                                   19


            NOTES TO SELECTED CONSOLIDATED FINANCIAL INFORMATION



(a) Inventories: Inventories are stated at the lower of cost or market. Finished goods inventory costs are determined principally by the first-in, first-out ("FIFO") method for the year ended December 30, 1990 and all subsequent periods presented.



    Prior to the 1989 Merger, finished goods inventory costs were determined principally by the last-in, first-out ("LIFO") method.



(b) Special Charge: In December 1992, the Company recorded special charges aggregating approximately $30,000 to record a write-down of certain property, plant, equipment and intangible assets and to establish provisions for restructuring of operations, store closures and conversions of certain stores to Franchised Stores (see Note 11 of the Notes to the Consolidated Financial Statements).



(c) Gain (Loss) on Disposal of a Line of Business: The gain for the year ended January 1, 1989 relates to the sale of the Company's wholly-owned Canadian subsidiary, Color Your World, Inc. on December 30, 1988. On May 15, 1992, the Company sold its Wood Plant and recognized a pre-tax gain of $4,007.
    Sales to unaffiliated third parties and results of operations of this facility were not material to the overall results of operations of the Company (see Note 12 of the Notes to the Consolidated Financial Statements). Effective for the quarter ended October 3, 1993, the Company elected to dispose of its Canadian retail operations resulting in a $9,500 charge based on expected losses from those operations prior to disposal and the estimated loss on disposal of the related assets and the business (see Note 5 of the Notes to Condensed Consolidated Financial Statements).



(d) Extraordinary item, net of tax: The Company recorded an extraordinary gain on early extinguishment of debt during the year ended December 29, 1991 amounting to $4,886, after an income tax provision of $2,517. In fiscal 1992, the Company recorded an extraordinary loss on early extinguishment of debt amounting to $601, after an income tax benefit of $309 (see Note 6 of the Notes to the Consolidated Financial Statements).



(e) Changes in Accounting Methods: On January 2, 1989, the Predecessor Company changed its method of accounting for deferred income taxes in order to conform with new interpretations of Statement of Financial Accounting Standards No. 96 by the Financial Accounting Standards Board ("FASB") related to the deferred income tax effects of amortization of intangible assets. The adjustment of $3,029 to apply the new method for periods prior to January 1, 1989 is included in the net loss for the year ended December 31, 1989.



    In addition, during 1989, the Predecessor Company began merchandising a new product line, which increased significantly its layaways and deposits. As a result, the Predecessor Company changed its method of accounting for layaways and deposits. Previously, the Predecessor Company recognized revenue and costs on layaways and deposits to the extent of cash collected and historical gross margins attained. The new method of accounting defers recognition of any revenue or costs until title to the related inventory is transferred to the customer. The Predecessor Company believed this new policy more conservatively matched revenue and costs to the period in which the transactions were consummated. The effect of the change for the year ended December 31, 1989 was to increase the net loss by approximately $705. The adjustment of $1,658 to apply the new method for periods prior to January 1, 1989 is also included in the net loss for the year ended December 31, 1989. Due to the Predecessor Company net operating loss carry forward position, this change in accounting method did not have a significant income tax effect.



    Effective December 31, 1990, the Company adopted Statement of
    Financial Accounting Standards No. 109, "Accounting for
    Income Taxes" (see Note 8 of the Notes to the Consolidated
    Financial Statements).



(f) Ratio of earnings to fixed charges: For purposes of the ratio of earnings to fixed charges, (i) earnings include earnings before income taxes and fixed charges (excluding capitalized interest) and (ii) fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of deferred financing costs and that portion of rental expense that the Company believes to be representative of interest. The Company's earnings were insufficient to cover fixed charges by $24,489, $21,804, $30,627 and $20,152 for the years ended December 31, 1989, December 30, 1990, December 29, 1991 and January 3, 1993 and $1,274 for the nine months ended October 3, 1993, respectively. The ratio of earnings to fixed charges before the 1992 special charges of $30,000 was 1.29x for the fiscal year ended January 3, 1993. The ratio of earnings to fixed charges before the 1993 loss on the disposition of Canadian operations of $9,500 was 1.36x for the nine months ended October 3, 1993. When adjusted to eliminate non-cash charges (depreciation and amortization expense), the deficiency of earnings to cover fixed charges would have been $1,356 and $1,425 for the years ended December 31, 1989 and December 29, 1991, respectively, and earnings would have exceeded fixed charges by $28,063, $5,977, $8,531, $27,802 and $16,760 for the years ended January 1, 1989, December 30, 1990 and January 3, 1993, and for the nine months ended September 27, 1992 and October 3, 1993, respectively.



(g) EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA has been calculated pursuant to the terms of the Indenture pursuant to which the Senior Notes were issued, except that special charges have been added back. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. EBITDA is calculated as follows:



                                                     FISCAL  YEAR ENDED
                           -------------------------------------------------------------
                                PREDECESSOR
                                  COMPANY                                                   NINE MONTHS ENDED
                           ---------------------                                            -----------------
                             1/1/89     12/31/89    12/30/90     12/29/91      1/3/93        9/27/92      10/3/93
                           ---------   ---------    ---------    ---------     ---------    ---------     ---------
                                                                           (DOLLARS IN THOUSANDS)

Operating Income           $ 15,083     $ 12,720     $ 28,296     $ 21,359     $  1,538     $ 23,703      $ 22,639
Depreciation and
   amortizaion               25,550       23,133       27,781       29,202       28,683       20,758        18,034
Special Charges                   -            -            -            -       30,000            -             -
                           --------     --------     --------     --------     --------     --------      --------
EBITDA                     $ 40,633     $ 35,853     $ 56,077     $ 50,561     $ 60,221     $ 44,461      $ 40,673
                           ========     ========     ========     ========     ========     ========      ========



(h) Ratio of earnings to fixed charges and preferred stock dividends: For purposes of the ratio of earnings to fixed charges and preferred stock dividends, (i) earnings include earnings before income taxes and fixed charges (excluding capitalized interest), (ii) fixed charges consist of interest
     (including capitalized interest) on all indebtedness, amortization of deferred financing costs and that portion of rental expense that the Company believes to be representative of interest and (iii) preferred stock dividends includes all dividends whether payable in cash or in kind adjusted to an amount representing the pre-tax earnings which would be required to cover stock dividends. The Company's earnings were insufficient to cover fixed charges and preferred stock dividends by $2,387, $29,389, $24,704, $33,527 and $25,849 for the years ended January 1, 1989, December 31, 1989,
     December 30, 1990, December 29, 1991 and January 3, 1993 and
     $9,079 for the nine months ended October 3, 1993, respectively. The ratio of earnings to fixed

                              21


     charges and preferred stock dividends before the 1992 special charge of $30,000 was 1.11x for the fiscal year ended January 3, 1993.
     When adjusted to eliminate non-cash charges (depreciation and amortization expense) and non-cash preferred stock dividends, the deficiency of earnings to cover fixed charges and preferred stock dividends would have been $4,256 and $1,425 for the years ended December 31, 1989 and December 29, 1991, respectively, and earnings would have exceeded fixed charges and preferred stock dividends by $25,163, $5,977, $5,734, $26,908 and $11,130 for the years ended January 1, 1989,
    December 30, 1990 and January 3, 1993, and the nine months ended September 27, 1992 and October 3, 1993, respectively.


















                              22





        UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS



     The  following  Unaudited   Pro  Forma  Condensed   Combined
Financial Statements of the Company are based on the Consolidated
Financial Statements  of the Company  included elsewhere  in this
Prospectus, adjusted to give pro forma  effect to the sale of the
Senior Notes and the application of the net proceeds therefrom as described herein.



     The Unaudited Pro Forma  Condensed Combined Balance Sheet at
October 3, 1993,  presents the pro  forma effects  of the  Senior
Note Offering  and  the ABF  Acquisition as  if the  contemplated
transactions  had  been  completed   on  October 3,  1993.    The
Unaudited Pro Forma  Condensed Combined Statements  of Operations
for the  year ended January 3,  1993, and  the nine months  ended
October 3, 1993,  give effect to the Senior Note Offering and the acquisition of the ABF Assets as if the contemplated transactions
had  occurred   at  the  beginning  of   the  respective  periods
presented.



     The  pro   forma  adjustments   are  based   upon  available
information  and certain assumptions that management believes are reasonable.  Actual results  of the transactions may  differ from
those  presented.   The  Unaudited Pro  Forma  Condensed Combined
Financial Statements  should be  read in  conjunction with  Color
Tile's  Consolidated  Financial  Statements  and  Notes  thereto,
"Management's Discussion  and Analysis of  Results of  Operations
and Financial Condition" and ABF's Financial Statements and Notes
thereto, all appearing elsewhere in this prospectus.



     THE  UNAUDITED   PRO  FORMA  CONDENSED   COMBINED  FINANCIAL
STATEMENTS  ARE PROVIDED  FOR  INFORMATIONAL  PURPOSES  ONLY  AND
SHOULD  NOT  BE  CONSTRUED  TO  BE INDICATIVE  OF  THE  COMPANY'S
CONSOLIDATED FINANCIAL POSITION OR RESULTS OF OPERATIONS HAD SUCH
EVENTS BEEN CONSUMMATED  ON THE DATES ASSUMED AND  DO NOT PROJECT
THE COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY
FUTURE DATE OR PERIOD.










                              23



            UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET


                              October 3, 1993




                                    Color Tile, Inc.  Pro Forma     Color Tile, Inc.
                                      (Historical)   Adjustments       Pro Forma
                                    ---------------  -----------    ----------------
                                                  (dollars in thousands)
            Assets
Current assets . . . . . . . . . . .   $  99,725	$1,454	(c)	$101,179
Property, plant and equipment, net .     119,412         1,356	(c)	 120,768
Intangible and other assets. . . . .     234,799         6,500	(a)	 332,246
                                                	(5,173)	(b)
                                                	96,120	(c)
                                          ______        -------         --------
Total assets . . . . . . . . . . . .    $453,936      $100,257	        $554,193
                                        ========        ========        ========
Liabilities and Stockholders' Equity

Current liabilities. . . . . . . . .   	$98,630        $(13,750)(a)	$105,252
                                                	 20,372	(c)(d)
Long-term debt	. . . . . . . . . . .   225,624	        200,000	(a)	 324,682
                                                 	(72,750)(a)
                                                	(28,192)(a)
Other noncurrent liabilities. . . . .     5,945	                	   5,945
                                         ------          ------           ------
    Total liabilities . . . . . . . .   330,199         105,680  	 435,879
                                         ------          ------           ------
Redeemable preferred stock. . . . . .    86,008	           (250)(d)       85,758
Common stockholder's equity . . . . .    37,729	         (5,173)(b)	  32,556
                                         ------          ------           ------
    Total Liabilities and
    Stockholders' Equity. . . . . . .  $453,936	       $100,257	        $554,193
                                       ========        ========         ========

_______________


(a)	Reflects the completion of the sale of the Senior Notes and the application of the net proceeds as described herein as follows:




Repayment of the current portion of the term loan borrowings . .  $   13,750
Repayment of long-term portion of term loan borrowings . . . . .      72,750
Repayment of long-term portion of revolving credit borrowings. .      28,192
Acquisition of ABF, net of cash acquired . . . . . . . . . . . .      78,808
Issuance costs and expenses  . . . . . . . . . . . . . . . . . .       6,500
                                                                      ------
Gross proceeds from the Senior Note Offering . . . . . . . . . .   $ 200,000
                                                                     =======



(b)	Reflects the write-off of $5,173 of the unamortized deferred financing costs associated with the term loan portion of the Senior Credit
        Agreement.



(c)	Reflects the estimated purchase price of approximately $78,808 (subject to adjustment) for the acquisition of the ABF Assets.  The estimated purchase price consisted of $85,000 in gross purchase price less cash and cash equivalents acquired of $11,292, and an estimated $900 reduction resulting from a working capital adjustment and increased by estimated fees and expenses of $6,000.




                             ABF           Allocation of           ABF
                         (Historical)      Purchase Price       Pro Forma
                         ------------      --------------       ---------
Assets
Current assets. . . . .  $   15,832        $	(14,378)(i)     $	 1,454
Property equipment. . .       1,356	                                 1,356
Intangible assets . . . 	        	 96,120	(ii)    	96,120
                         ----------        ------------          -------------
                             17,188	         81,742	                98,930
Total liabilities . . .      13,750  	          6,372	(iii)           20,122
                         ----------        ------------          -------------
Net assets. . . . . . .  $    3,438        $	 75,370          $	78,808
                         ==========        ============          =============



The estimated allocation of the ABF purchase price may change upon the final determination of the fair values of net assets acquired. The adjustments to the ABF historical carrying values are as follows:



	(i)	Reduction in purchase price for cash and cash equivalents
                acquired and other adjustments to assets acquired.



	(ii)	Represents excess of purchase price over the estimated fair
                value of assets acquired and liabilities assumed.



	(iii)	Represents current liabilities acquired and additional
                liabilities incurred as a result of the acquisition of the
                ABF Assets and the retail properties.



(d)	Reflects fees and expenses of $250 from the registration of the Series A
        Shares.

                              24

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                           STATEMENT OF OPERATIONS







                                              Fiscal Year Ended January 3, 1993
                                 --------------------------------------------------------
                                  Color Tile, Inc.    Pro Forma        Color Tile, Inc.
                                   (Historical)      Adjustments          Pro Forma
                                  ----------------    -----------      ----------------
                                                 (dollars in thousands)
Net sales. . . . . . . . . . . . . .    $580,385	$64,084	(b)    $644,469
Cost of sales. . . . . . . . . . . .     311,368    	 47,980	(b)	359,348
Selling, general and administrative.	 208,796 	  8,856	(b)	217,652
Depreciation and amortization. . . .	  28,683	  2,744	(c)	 31,427
Special charges. . . . . . . . . . .      30,000	     	         30,000
                                         -------         ------         -------
Operating income . . . . . . . . . .       1,538	  4,504	          6,042
Gain on disposal of a line of business	   4,007		          4,007
Interest expense, net. . . . . . . . . 	 (25,697)	(13,069)(a)	(38,766)
                                         -------         ------         -------
Loss before income taxes and
   extraordinary item. . . . . . . . .   (20,152)        (8,565) 	(28,717)
Provision (benefit) for income taxes .     1,240	   (291)(d)	    949
                                         -------         ------         -------
Loss before extraordinary item . . . .   (21,392)        (8,274)        (29,666)
Extraordinary loss(e). . . . . . . . .      (601)	    601 (f)
                                         -------         ------         -------
Net loss . . . . . . . . . . . . . . .   (21,993)	 (7,673) 	(29,666)
Preferred dividends. . . . . . . . . .    (6,224)	 	         (6,224)
                                         -------         ------         -------
Net loss applicable to common
  stockholder . . . . . . . . . . . . . $(28,217)	$(7,673)       $(35,890)
                                        =========       ========       =========
Selected Data:
Ratio of EBITDA to interest expense, net   2.3x                             1.7x
Ratio of EBITDA to interest expense, net
   and cash dividends. . . . . . . . . .   2.1x                             1.6x
Ratio of earnings to fixed charges. . .    (g)                               (g)
Ratio of earnings to fixed charges and
preferred dividends. . . . . . . . . . .   (h)                               (h)





                                              Nine Months Ended October 3, 1993
                                 --------------------------------------------------------
                                  Color Tile, Inc.    Pro Forma        Color Tile, Inc.
                                   (Historical)      Adjustments          Pro Forma
                                  ----------------    -----------      ----------------
                                                 (dollars in thousands)


Net sales . . . . . . . . . . . . . .   $401,563	$61,765	(b)	$463,328
Cost of sales . . . . . . . . . . . .  	 218,631         47,470	(b)	 266,101
Selling, general and administrative..	 142,259 	  7,993	(b)	 150,252
Depreciation and amortization . . . .     18,034	  2,078	(c)	  20,112
                                         -------         -------         -------
Operating income. . . . . . . . . . .     22,639          4,224	          26,863
Loss on disposal of a line of business	  (9,500)          		  (9,500)
Interest expense, net . . . . . . . .	 (14,413)	(10,374)(a)	 (24,787)
                                         --------       --------         --------
Income (loss) before income taxes . .     (1,274)        (6,150)          (7,424)
Provision (benefit) for income taxes.	     624 	   (277)(d)	     347
                                         --------       --------         --------
Net income (loss) (e) . . . . . . . .	  (1,898)        (5,873)          (7,771)
Preferred dividends . . . . . . . . .     (9,162)		          (9,162)
                                         --------       --------         --------
Net income (loss) applicable to
  common stockholder. . . . . . . . .   $(11,060)	$(5,873)	$(16,933)
                                        =========       ========        =========

Selected Data:
Ratio of EBITDA to interest expense, net   2.8x                            1.9x
Ratio of EBITDA to interest expense, net
   and cash dividends . . . . . . . . . .  2.0x                            1.5x
Ratio of earnings to fixed charges. . . .   (g)                             (g)
Ratio of earnings to fixed charges
   and preferred dividends. . . . . . . .   (h)                             (h)



                         NOTES TO UNAUDITED PRO FORMA
                  CONDENSED COMBINED STATEMENT OF OPERATIONS


(a)	The table below presents the adjustments to historical interest expense to reflect the pro forma effect on interest expense for the respective periods presented:



                                                                 Fiscal Year     Nine Months
                                                                   Ended            Ended
                                                                 January 3,      October 3,
                                                                   1993             1993
                                                                ------------   ------------
Interest expense on the Senior Notes (at a rate of 10 3/4%)	$ 21,854        $ 16,080
Amortization of deferred financing costs on the Senior Notes         812             610
Elimination of interest expense on borrowings under the Senior
   Credit Agreement and other debt assumed to be refinanced by
   the Senior Notes	            	                          (8,616)         (5,246)

Elimination of deferred financing costs amortization under
   the term loan portion of the Senior Credit Agreement		    (615)           (461)
Other	                                                            (366)           (609)
                                                                 ---------      --------
Pro forma adjustment                                             $ 13,069       $ 10,374
                                                                 =========      ========





(b) To include the historical operating results of ABF and to eliminate $5,817 for fiscal 1992 and $6,766 for the nine months ended October 3, 1993 in executive compensation and administrative expenses which were in excess of the amounts to be recognized subsequent to the ABF Acquisition.



(c) Adjusted for the additional depreciation and amortization expense from the allocation of the estimated purchase price of ABF to include: (i) covenant not to compete of $1,000 amortized over five years, (ii) goodwill of approximately $95,120 amortized over 40 years, and (iii) property, plant and equipment of approximately $1,356 depreciated over periods up to 10 years.



(d)  To reflect the income tax effects of the pro forma adjustments.



(e) No adjustment has been made for the extraordinary loss which would result from the repayment of $86,500 of the term loan portion of the Senior Credit Agreement and the write-off of deferred financing costs associated with the repayment.



(f) To exclude extraordinary loss on the early extinguishment of debt during fiscal 1992 of $910, net of tax benefit of $309.



(g) For purposes of the ratio of earnings to fixed charges, (i) earnings include earnings before income taxes and fixed charges (excluding capitalized interest) and (ii) fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of deferred financing costs and that portion of rental expense that the Company believes to be representative of interest. The Company's earnings were insufficient to cover fixed charges by $20,152 for the year ended January 3, 1993, $28,717 for the pro forma year ended January 3, 1993, $1,274 for the nine months ended October 3, 1993 and $7,424 for the pro forma nine-month period ended October 3, 1993.
     The ratio of earnings to fixed charges before the 1992 special charges of $30,000 was 1.29x for the fiscal year ended January 3, 1993. The ratio of earnings to fixed charges before the 1993 loss on the disposition of Canadian operations of $9,500 was 1.36x for the nine months ended October 3, 1993. When adjusted to eliminate non-cash charges (depreciation and amortization expense), earnings would have exceeded fixed charges by $8,531 for the year ended January 3, 1993, $2,710 for the pro forma year ended January 3, 1993, $16,760 for the nine months ended October 3, 1993 and $12,688 for the pro forma nine months ended October 3, 1993.

(h) For purposes of the ratio of earnings to fixed charges and preferred stock dividends, (i) earnings include earnings before income taxes and fixed charges (excluding capitalized interest), (ii) fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of deferred financing costs and that portion of rental expense that the Company believes to be representative of interest and
     (iii) preferred stock dividends include all dividends whether payable in cash or in kind adjusted to an amount representing the pre-tax earnings which would be required to cover stock dividends. The
     Company's earnings were insufficient to cover fixed charges and preferred stock dividends by $25,849 for the year ended January 3, 1993, $34,414 for the pro forma year ended January 3, 1993, $9,079 for the nine months ended October 3, 1993 and $15,229 for the pro forma nine-month period ended October 3, 1993. The ratio of earnings to fixed charges and preferred stock dividends before the 1992 special charges of $30,000 was 1.11x for the fiscal year ended
     January 3, 1993. When adjusted to eliminate non-cash charges (depreciation and amortization expense) and non-cash preferred stock dividends, the deficiency of earnings to cover fixed charges and preferred stock dividends would have been $87 for the pro forma year ended January 3, 1993, and earnings would have exceeded fixed charges and preferred stock dividends by $5,734 for the year ended
     January 3, 1993, $11,130 for the nine months ended October 3, 1993 and $7,058 for the pro forma nine months ended October 3, 1993.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                RESULTS OF OPERATIONS AND FINANCIAL CONDITION


     General. The Company has operated in a difficult retail environment for much of the last three years. That period of time has been characterized by a generally weak domestic economy, uncertainty among consumers, declines in housing values in many parts of the country and an overall weakness in consumer demand for floor covering and related products. The Company's management has taken a number of steps during that period in order to deal with the adverse business environment and to minimize the adverse effects of that environment on the Company's operating results.



     Cost Reduction Efforts. Late in fiscal 1990, the Company initiated a cost-reduction program that resulted in selling, general and administrative expenses declining as a percentage of sales from 37.1% for fiscal 1990 to 36.0% for fiscal 1992 and 35.4% for the nine months ended October 3, 1993. The Company achieved that reduction through several steps, including an approximately 16% reduction in personnel (from approximately 4,400 employees at December 31, 1990 to approximately 3,700 at October 3, 1993), a restructuring of its sales-based commission program, an upgrade of its computer systems, which allowed the Company to reduce both its staff and operating costs, and more aggressive monitoring and management of medical and workers' compensation programs.



     Operational Changes. The Company recently installed a new warehouse management system in its San Benardino, California distribution center to improve operating efficiency and to provide better service to the stores supplied by the distribution center. The Company intends to implement this system in its three other distribution centers in 1994. In addition, the Company has recently developed proprietary software applications to enhance retail store operating efficiencies and to improve inventory control and management. The Company has also endeavored to benefit from unused capacity at its manufacturing facilities by focusing on generating wholesale sales of its manufactured products to third parties. The Company has entered into discussions regarding the possible sale of its 37 retail stores comprising its Canadian operations. In connection with these discussions, the Company re-evaluated its Canadian operations and determined to dispose of its Canadian operations. The Company sold its Wood Plant in May of 1992 and entered into a supply arrangement with the purchaser of the Wood Plant to supply virtually all of the Company's hardwood flooring requirements.




     Operating Leverage. Management believes that the Company is well positioned to take advantage of a recovery in the residential remodeling market. Over the past two years, the Company has substantially reduced its operating costs as a percentage of sales, which has resulted in increased operating leverage. Management believes that the Company's operating leverage has enabled the Company to withstand the current difficult economic environment and should enhance the Company's operating results in the event of an increase in the Company's sales. In addition, management believes that the Company's operating leverage has enabled it to expand its channels of distribution by implementing the ColorCarpet and Floors A Plenty formats and acquiring the ABF Assets with only a modest increase in the Company's general and administrative expenses.

     The following table sets forth certain income statement data for the Company expressed as a percentage of net sales as well as the number of Company Stores and Franchised Stores as at the end of each period presented:


                                           FISCAL YEARS ENDED                        NINE MONTHS ENDED
                                   -----------------------------------------     ----------------------------
                                   DECEMBER 30,    DECEMBER 29,   JANUARY 3,      SEPTEMBER 27,    OCTOBER 3,
                                      1990            1991          1993             1992            1993
                                   -----------     -----------   -----------     -----------      -----------
Net sales . . . . . . . . . . .      100.0%          100.0%          100.0%          100.0%          100.0%
Cost of sales . . . . . . . . .       52.2%           53.7%           53.6%           53.3%           54.4%
Selling, general and
    administrative expenses . .       37.1%           37.0%           36.0%           36.6%           35.4%
Depreciation and amortization .        5.3%            5.4%            4.9%            4.7%            4.6%
Special charges	. . . . . . . .        --             --               5.2%             --              --
Operating income  . . . . . . .        5.4%            3.9%            0.3%            5.4%            5.6%
Gain (loss) on disposal of a
    line of business  . . . . .        --              --              0.7%            0.9%           (2.3%)
Interest expense, net . . . . .        9.5%            9.5%            4.5%            4.7%            3.6%
Income (loss) before income
    taxes and extraordinary items     (4.1%)          (5.6%)          (3.5%)           1.6%           (0.3%)
Net income (loss) . . . . . . .       (4.2%)          (4.3%)          (3.8%)           1.2%           (0.5%)

Number of Company Stores. . . .	       765             772             771             767             717
Number of Franchised Stores . .          4              13              35              32              77
                                    ------          -------         ------          ------          ------
Total Color Tile Stores . . . .        769             785             806             799             794
                                    ======          =======         ======          ======          ======


RESULTS OF OPERATIONS


     NINE MONTHS ENDED OCTOBER 3, 1993 COMPARED TO NINE MONTHS ENDED SEPTEMBER 27, 1992.



     Effective for the third quarter of 1993, the Company determined to dispose of its 37-store Canadian operations. The sales, costs and expenses of the Canadian operations have been eliminated in the condensed consolidated statement of operations for the nine months ended October 3, 1993 but are included in the results of operations for prior periods. The pre-tax losses of this line of business of $849,000 and the estimated loss on disposal of this business of $8,651,000, which together aggregated $9,500,000, have been recorded as a loss on disposal of a line of business in the condensed consolidated statement of operations for the nine months ended October 3, 1993.



     Systemwide Sales. Systemwide sales include retail sales of all Company Stores, retail sales of all Franchised Stores and outside sales of manufactured products to third parties. Systemwide sales for the Company's U.S. operations declined 1.6% for the nine months ended October 3, 1993 as compared to the comparable prior-year period.



     Net Sales. Net sales for the Company's domestic operations declined $12,979,000 or 3.1% for the nine months ended October 3, 1993 as compared to net sales for the comparable prior-year period. This sales decline resulted from (i) the conversion of 20 Company Stores to Franchised Stores, (ii) decreased sales of hard surface flooring products and installation materials and tools and (iii) the loss of sales of products manufactured at the Wood Plant to third parties following the sale of the facility in fiscal 1992. These declines were only partially offset by increases in (i) sales of carpet and related installation services, (ii) franchising fees and royalties and
(iii) sales of merchandise to franchisees.



     In addition, total net sales of the Company declined as a result of the elimination from net sales of $18,343,000 of retail sales of the Canadian retail operations for the nine-month period ended October 3, 1993. Total net sales for the nine-month period ended September 27, 1992 include $22,287,000 of retail sales of the Canadian operations.

     Net sales for domestic Company Stores open over one year decreased 6.2% for the nine months ended October 3, 1993 compared to the comparable prior-year period. The Company believes that industry sales of floor covering products declined in the first nine months of 1993, with particularly weak sales during June, July and August. The Company also believes that retail sales were adversely affected by (i) the severe winter weather during March, the Company's peak selling period, (ii) a continued decline in consumer confidence, (iii) generally weak economic conditions, and (iv) the extremely soft retail climate in California and the Northeast. In addition, as part of its continuing efforts to reduce expenses in this difficult retail environment, management reduced advertising expenditures by approximately $2,700,000, or 8.1%, for the first nine months of 1993 compared to the same period in the prior year, which reductions management believes also contributed to the decline in sales.



     For October 1993, net sales for Company Stores (excluding Canadian stores) open over one year increased 9.6% as compared to October 1992. The Company believes net sales in October 1993 benefited from improved consumer confidence and an increase of approximately 35% in sales in carpeting and related installation services.



     At October 3, 1993, there were 794 Color Tile Stores (excluding the 37 Canadian stores) in operation, 77 of which were Franchised Stores. During the nine months ended October 3, 1993, 15 new Company Stores were opened, 9 Company Stores were closed, 22 new Franchised Stores were opened, and 20 Company Stores were converted to Franchised Stores. In addition, as of October 3, 1993, there were 63 signed franchise agreements for additional Franchised Stores that the Company expects will open within the next 12 to 18 months.



     Cost of Sales. Cost of sales decreased by $14,055,000, or 6.0%, for the nine months ended October 3, 1993, due principally to the elimination of the Canadian operation's cost of sales, which decreased cost of sales by $11,185,000, and also due to lower overall domestic retail sales. As a percentage of net sales, cost of sales increased to 54.4% for the nine months ended October 3, 1993 as compared to 53.3% for the comparable prior-year period. This increase in cost of sales as a percentage of net sales resulted principally from a sales mix shift caused by (i) increased sales of carpet and related installation services, (ii) increased sales of merchandise to franchisees and (iii) decreased sales of hard-surface flooring products. Gross margins on carpet and related installation services for the nine months ended
October 3, 1993 improved by 1.5% as a percentage of net sales as compared to the same period in the prior year.



     Operating Expenses. Selling, general and administrative expenses decreased as a percentage of sales to 35.4% for the nine months ended
October 3, 1993 as compared to 36.6% for the comparable prior-year period as the Company continued its concerted efforts to reduce operating and administrative expenses throughout the Company. Such expenses decreased in aggregate dollar amount by $17,423,000 for the nine months ended
October 3, 1993 as compared to the comparable prior-year period primarily due to (i) a 6% reduction in personnel and decreases in commission-based payroll,
(ii) reductions in advertising expenditures discussed previously, (iii) lower insurance costs due to favorable claims experience and (iv) elimination of $7,428,000 of operating expenses of the Canadian operations.



     Gain (Loss) on Disposal of a Line of Business. Effective for the third quarter of 1993, the Company determined to dispose of its Canadian operations. The 37 retail stores comprising the Canadian operations, which operate under the Factory Carpet name, were acquired by the Company during 1990. The viability of the Factory Carpet chain was adversely affected by certain significant events that occurred subsequent to the Company's acquisition of the chain, including
(i) a severe Canadian recession that has continued into 1993, (ii) the imposition, beginning in 1992, of a retaliatory "anti-dumping" tariff on carpets imported into Canada from the United States, (iii) imposition of a value-added tax (the G.S.T.) on all manufactured and imported goods sold in Canada and (iv) a significant devaluation of the Canadian dollar during 1992 and 1993.



     As a result of the effect of these events on the Canadian operations, the Company has elected to exit the Canadian market and to sell the assets and business of its Canadian operations. In conjunction with this anticipated disposition, the Company recorded a loss of $9,500,000, which included pre-tax operating losses of $849,000 for the nine months ended October 3, 1993.



     During May 1992, the Company sold its Wood Plant and realized a gain of $4,007,000.

     Interest Expense, Net. Interest expense decreased $6,253,000 for the nine months ended October 3, 1993 as compared to the comparable prior-year period. The lower interest expense resulted from the redemption during the second and third quarters of 1992 of the remaining $101,045,000 in aggregate principal amount of the Company's debt securities with the proceeds of borrowings under the Senior Credit Agreement and proceeds from the issuance of the Series A Shares. Borrowings under the Senior Credit Agreement bear interest at fluctuating rates, which approximated 6.3% per annum during the nine months ended October 3, 1993. These rates were substantially below the applicable rates on the redeemed debt securities, which had interest rates ranging from 12-3/8% to 13 3/4% per annum. See "Liquidity and Capital Resources." The interest rate applicable to future borrowings under the Senior Credit Agreement is subject to increases as well as decreases.



     Pre-Tax Income (Loss). Pre-tax loss for the nine months ended
October 3, 1993 was $1,274,000 as compared to pre-tax income of $7,044,000 for the comparable prior-year period. Before the expected loss on disposal of the Canadian business of $9,500,000, pre-tax income would have been $8,226,000 for the nine months ended October 3, 1993. Excluding the 1992 gain on the sale of the Wood Plant of $4,007,000, pre-tax income for the nine months ended September 27, 1992 would have been $3,037,000. This improvement in pre-tax income resulted from lower interest expense in 1993.



     Income Taxes. Income tax expense was $624,000 for the nine-month period ended October 3, 1993 compared to $1,009,000 in the comparable prior-year period, due to higher state income taxes in 1992 on the gain on the sale of the Wood Plant. The Company recognized reductions in its federal income tax provision for financial reporting purposes of $683,000 for the nine months ended October 3, 1993 as compared to a reduction of $2,961,000 for the nine months ended September 27, 1993 from the utilization of deductible temporary differences.



     Net Income (Loss). Net loss for the nine months ended October 3, 1993 was $1,898,000 after the $9,500,000 pre-tax loss on the Canadian operations. This loss compares to net income in the prior year of $5,434,000, which included $4,007,000 pre-tax gain on sale of the Wood Plant. Excluding the loss on disposal from the Canadian operations during 1993 and the gain on sale of the Wood Plant during 1992, net income would have been $7,602,000 for the nine months ended October 3, 1993 as compared to net income of $1,705,000 for the comparable prior-year period.


     FISCAL YEAR ENDED JANUARY 3, 1993 (53 WEEKS), COMPARED TO FISCAL YEAR ENDED DECEMBER 29, 1993 (52 WEEKS).


     The discussion that follows includes Canadian stores then in operation. Accordingly, the terms "Color Tile Stores" and "Company Stores," as used in this section, include both domestic and Canadian stores.


     Net Sales. Net sales for fiscal 1992 increased $36,070,000, or 6.6%, compared to the prior fiscal year. The increase in sales resulted primarily from increased sales of carpet and related installation services and increased sales of ceramic tile and resilient flooring, and increases in franchise fees and royalties.

     Net sales for Company Stores opened over one year increased 5.6% in fiscal 1992 compared to the prior year. At January 3, 1993, there were 806 Color Tile Stores in operation, 35 of which were Franchised Stores. During 1992, 16 Company Stores were opened, 13 Company Stores were converted to Franchised Stores and four Company Stores were closed. In addition, 23 Franchised Stores were opened, including the 13 Franchised Stores which were previously Company Stores, and one Franchised Store was reacquired by the Company and currently operates as a Company Store.

     Cost of Sales. Cost of sales increased by $18,851,000, or 6.4%, in fiscal 1992 compared to the prior period. As a percentage of net sales, cost of sales declined to 53.6% during fiscal 1992 as compared to 53.7% for the prior year. This reduction in cost of sales as a percentage of net sales resulted principally from improved gross margins in carpet and related installation services, as well as increased franchise fees and royalties.

     Operating Expenses. Selling, general and administrative expenses for fiscal 1992 decreased as a percentage of sales to 36.0% from 37.0% in the prior year as the Company continued to control its operating costs and administrative expenses. Such expenses increased in aggregate dollar amount by $7,559,000, or 3.8%, primarily due to an increase in advertising expenditures of approximately $6,000,000 and, to a lesser extent, due to increased commission-based payroll resulting from increased sales.

     Special Charges. In early 1993, the Company undertook a detailed study of its operations. As a result of this study, which was completed in late March 1993, the Company recorded a write-down in 1992 of (i) certain property, plant and equipment and (ii) certain intangible assets, and established provisions for restructuring of operations, store closures and conversion of certain Company Stores to Franchised Stores. As a result of these write-downs and provisions, the Company recorded special charges in the amount of $30,000,000 during the fourth quarter of 1992.

     The Company anticipates improved operating results in future periods as a result of the special charges due to (i) lower depreciation and amortization expense for certain intangibles and fixed assets which were either written off or written down to net realizable value and (ii) reduced operating losses on stores to be sold, closed or franchised. The Company does not believe there will be any significant impact on liquidity or sources and uses of capital resources as a result of the special charges.

     Gain on Sale of Assets. On May 15, 1992, the Company completed the sale of the Wood Plant and realized a pre-tax gain of $4,007,000. The proceeds of the sale, before fees and expenses, included $11,809,000 in cash and the buyer's assumption of certain liabilities, including an agreement to defease an industrial revenue bond related to the Wood Plant, with an outstanding principal amount of approximately $2,600,000. The Company used a portion of the proceeds to prepay $10,000,000 of scheduled principal payments on the term loan portion of the Credit Agreement due in fiscal 1992.

     Interest Expense, Net. Interest expense decreased $26,289,000, or 50.6%, in fiscal 1992 as compared to the prior year. The lower interest expense resulted from the repurchase during fiscal 1991 and fiscal 1992 of $260,080,000 in aggregate principal amount of the Company's debt securities with the proceeds of borrowings under the Senior Credit Agreement, which borrowings bear interest at rates substantially below the applicable rates on the repurchased debt securities, and with net proceeds of approximately $51,000,000 from the placement of the 2,200,000 Series A Shares.

     Loss Before Income Taxes and Extraordinary Item. Pre-tax loss for fiscal 1992 was $20,152,000 (after the $30,000,000 of Special Charges) as compared to a pre-tax loss of $30,627,000 for the prior year. The improvement in the pre-tax loss resulted primarily from the $26,289,000 reduction in interest expense and improvement in operations (before the Special Charges taken in the fourth quarter of fiscal 1992). Excluding the special charges recorded in fiscal 1992, pre-tax income would have been $9,848,000, as compared to the $30,627,000 pre-tax loss in fiscal 1991.

     Income Tax Expense (Benefit). Income tax expense for fiscal 1992 was $1,240,000 as compared to a $2,133,000 tax benefit in the prior year due to higher state income taxes and alternative minimum tax on fiscal 1992 earnings.

     Extraordinary Item. In fiscal 1992 the Company recognized a $910,000 pre-tax extraordinary loss on the early extinguishment of debt, before an applicable income tax benefit of $309,000. This extraordinary loss resulted from the redemption of the remaining outstanding 12-3/8% Senior Notes at a premium on October 15, 1992. During fiscal 1991, the Company recorded a pre-tax extraordinary gain on the early extinguishment of debt of $7,403,000 before applicable income taxes of $2,517,000.

     Net Loss. Net loss for fiscal 1992 was $21,993,000 as compared to a net loss in the prior year of $23,608,000. The improvement in the net loss over the prior year resulted primarily from lower interest expense.

      FISCAL YEAR ENDED DECEMBER 29, 1991, COMPARED TO FISCAL YEAR ENDED DECEMBER 30, 1990.


     The discussion that follows includes Canadian stores then in operation. Accordingly, the terms "Color Tile Stores" and "Company Stores," as used in this section, include both domestic and Canadian stores. Operations of Factory Carpet are considered to have no material effect on operating results for fiscal 1991.


     Net Sales. Net sales for fiscal 1991 increased $18,496,000 or 3.5% compared to fiscal 1990. The increase in net sales was due primarily to the full year sales impact of the Factory Carpet stores opened late in 1990 and the increase in carpet sales which more than offset a decline in sales of hard surface flooring products.

     Sales for Company Stores opened over one year decreased 1.8% during 1991. The Company added 16 Company Stores, closed six Company Stores and converted three Company Stores to Franchised Stores, bringing the total of Company Stores to 772 at December 29, 1991, compared to 765 stores at December 30, 1990. At December 29, 1991, there were 13 Franchised Stores in operation.

     Cost of Sales. The cost of sales increased to 53.7% of net sales during fiscal 1991 compared to 52.2% for fiscal 1990. This increase was due primarily to a sales mix shift to increased sales of carpet, other special order product lines and installation revenues, which carry significantly lower margins than the Company's other product lines. Gross margin also declined as a result of the depressed economic environment and the impact of the Gulf War, both of which had a severe negative effect on retailers generally.

     Operating Expenses. Selling, general and administrative expenses decreased to 37.0% of sales during fiscal 1991 compared to 37.1% for fiscal 1990. This reduction as a percentage of sales results primarily from cost reduction programs implemented by management during the year, including more stringent control of payroll at both the store and administrative levels.

     Interest Expense, Net. Net interest expense increased $1,886,000 compared to fiscal 1990 due primarily to additional interest expense incurred as a result of the deferral of interest payments due February 15, 1991 and August 15, 1991 on the Company's 17% Junior Subordinated Notes due 1999 (the "Junior Notes"), the acceleration of amortization of deferred financing costs resulting from the Company's call of the remaining 13% Senior Subordinated Notes and 13-3/4% Subordinated Debentures, and lower interest income earned during 1991. These increases in net interest expense were somewhat offset by the reduction in interest expense during December 1991 that resulted from the Company's redemption of the Junior Notes, and payment of the related deferred interest on November 26, 1991, as well as the Company's purchase on December 5, 1991 of $71,369,300 aggregate principal amount of the Senior Notes, $51,400,000 aggregate principal amount of the 13% Senior Subordinated Notes and $26,950,000 aggregate principal amount of the 13-3/4% Subordinated Debentures.

     Pre-Tax Loss. The loss, before provision for income taxes, the cumulative effect of changes in accounting methods and the extraordinary gain on the early extinguishment of debt, increased $8,823,000 in 1991 when compared to fiscal 1990. This increased loss resulted from lower operating profit, increased amortization and depreciation and higher interest expense, as discussed above.

     Income Tax Expense (Benefit). The Company recognized an income tax benefit of $2,133,000 for fiscal 1991 compared to a tax expense of $393,000 for fiscal 1990. This tax benefit offsets in part the tax expense included as a reduction of the extraordinary item discussed above and results in a net tax expense for the period of $384,000.

     Extraordinary Item. The Company recognized a $7,403,000 pre-tax extraordinary gain on the extinguishment of debt, before applicable income taxes of $2,517,000, including the recognition during 1991 of $5,917,000 of anticipated premium resulting from the Company's call for redemption on April 15, 1992 of all outstanding 13% Senior Subordinated Notes and 13-3/4% Subordinated Debentures and the Company's intent, during fiscal 1992, to call for redemption all outstanding 12-3/8% Senior Notes.

     Net Loss. Net loss for 1991 was $23,608,000 as compared to a net loss in the prior year of $22,197,000. The increased loss in 1991 resulted primarily from lower operating profit, increased depreciation and amortization expense and higher interest expense, partially offset by the extraordinary gain from the early extinguishment of debt.

LIQUIDITY AND CAPITAL RESOURCES


     Commencing in November 1991, the Company implemented a recapitalization plan to reduce the Company's interest expense and to provide the Company additional liquidity and financial flexibility. In connection with this plan, the Company issued additional common stock of the Company to CT Holdings and the Series A Shares in a private placement and entered into the Senior Credit Agreement. The Company utilized the proceeds of these financings to refinance the Company's existing bank debt, to repurchase all of its outstanding debt securities and to provide working capital for its operations.



     At October 3, 1993, the Company had $218,400,000 in outstanding borrowings under the Senior Credit Agreement, which bear interest at fluctuating rates, and approximately $8,000,000 of availability under the Senior Credit Agreement. On a pro forma basis, giving effect to the use of net proceeds from the Senior Note Offering, the Company would have had approximately $36,000,000 of availability under the Senior Credit Agreement. At October 3, 1993, the average fluctuating interest rate on such borrowings approximated 6.2% per annum. The Company has purchased an interest rate cap in a notional amount of $125,000,000 which establishes a maximum total borrowing rate in respect of such notional amount of 9% per annum through April 20, 1994. The Company was in compliance as of October 3, 1993 with all restrictive covenants contained in the Senior Credit Agreement.



     Upon the application of net proceeds from the Senior Note Offering, the Company repaid $86,500,000 of indebtedness under the term loan portion of its Senior Credit Agreement, including $2,500,000 of principal payments due in the fourth quarter of fiscal 1993, which will reduce the Company's mandatory debt repayment obligations on currently outstanding debt over the next five years from approximately $150,000,000 to approximately $70,000,000. After giving effect to the use of net proceeds from the Senior Note Offering as described herein, the next scheduled principal payment on the term loan portion of the Senior Credit Agreement will be $3,026,000 due in March 1996. Approximately $8,000,000 of total cash dividends on the Series A Shares will be payable during fiscal 1994. In fiscal 1995, the Company's Redeemable Senior Preferred Stock will begin to accrue cash dividends in the amount approximately $5,200,000 each year.



     Capital expenditures for fiscal 1992 were $13,938,000 as compared to $9,517,000 for the prior fiscal year. Capital expenditures for the nine months ended October 3, 1993 were $9,357,000 as compared to $10,578,000 for the nine months ended September 27, 1992. These capital expenditures have been funded through cash flow from operations and the revolving credit portion of the Senior
Credit Agreement. For the remainder of fiscal 1993, the Company made capital expenditures of approximately $5,000,000, including expenditures for new store openings, remodeling of existing stores, new fixtures and capitalized repairs. In fiscal 1994, the Company anticipates total capital expenditures of approximately $25,000,000 to $30,000,000, including approximately $10,000,000 to $14,000,000 to open between five and seven new Floors A Plenty stores. The Company intends to finance such expenditures from a combination of internally generated cash flow, borrowings under the revolving credit portion of the Senior Credit Agreement, capital lease obligations and purchase money mortgages.



     The Company believes that funds generated from operations and the revolving line of credit portion of the Senior Credit Agreement (including additional availability provided by the application of net proceeds from the Senior Note Offering) and from lease obligations and purchase money mortgages will provide sufficient resources through fiscal 1995 to permit it to meet its working capital requirements, to make all principal and interest payments due and payable on the Senior Notes and its other existing indebtedness, to pay all cash dividend payments payable on its Series A Shares and the Redeemable Senior Preferred Stock and to finance planned capital expenditures. The Company also believes that the consummation of the Senior Note Offering has provided it with a stronger capital structure to better enable it to pursue its business objectives by substantially reducing its mandatory debt repayment obligations over the next five years.

     The Company will be required to refinance the Senior Notes, the Senior Credit Agreement and the Company's Redeemable Senior Preferred Stock at or prior to maturity in order to redeem the Series A Shares as required. The Company's ability to refinance such Senior Notes and the Senior Credit Agreement and to redeem such preferred stock is dependent to a considerable degree upon the Company's results of operations. No assurance can be given that the Company will be able to refinance the Senior Notes or the Senior Credit Agreement or to redeem the Redeemable Senior Preferred Stock upon an event of mandatory redemption.



     In order to consummate the Senior Note Offering and apply the net proceeds therefrom as described herein, the Company entered into an amendment to its Senior Credit Agreement that became fully effective upon the consummation of the Senior Note Offering. Such amendment modifies the Senior Credit Agreement to, among other things, permit the Senior Note Offering, lower the interest coverage tests governing the payment of dividends on its Series A Shares and Redeemable Senior Preferred Stock and permit the acquisition of the ABF Assets. In addition to permitting the use of the proceeds from the Senior Note Offering as described herein, this amendment also increases the level of capital expenditures permitted under the Senior Credit Agreement, provides the Company with increased flexibility under its financial and other covenants and permits the disposition of the Company's Canadian operations and certain retail stores acquired from the former owner of ABF. See "Capital Structure -- Credit Facilities -- Senior Credit Agreement."


IMPACT OF INFLATION AND CHANGING PRICES; SEASONALITY

     Inflation and changing prices have not historically had a material effect on the Company's overall operations. Generally, the Company has been able to offset the effect of increases in product costs through a combination of price increases, modifications in promotional strategies and the implementation of operating efficiencies.

     The Company's business shows some seasonal variation, with lower sales levels generally occurring during the winter months.

                                  BUSINESS
                                RETAIL STORES

GENERAL


     The Company is a nation-wide specialty retailer of floor covering products, principally serving the do-it-yourself, buy-it-yourself residential remodeling market and, to a lesser extent, the small contractor or commercial customer. Management believes that the Company is the largest specialty retailer of floor covering products in the United States based on sales. At October 3, 1993, Color Tile sold its line of products through 794 domestic Color Tile Stores.



     The Company offers a broad selection of quality floor covering, wall covering and related products and accessories accompanied by a high level of customer service and support at prices competitive with other floor and wall covering retailers. The Company's product lines include glazed ceramic tile for floor and wall covering, resilient flooring (consisting of vinyl tile and sheet vinyl), carpeting, hardwood flooring (consisting of strip and plank flooring and parquet tile), window treatments and wall coverings. The Company also sells a full line of installation and maintenance materials (including adhesives, grouts, caulks, waxes, polishes and sealers) and tools for use in installing or maintaining the Company's principal products, and arranges professional installation for its products through local independent contractors. Net sales for the Company were $580.4 million for the fiscal year ended January 3, 1993 and $401.6 million for the nine months ended October 3, 1993.



Management believes that the Company's most important competitive advantages are its national store network, nationally recognized "Color Tile" and "ColorCarpet" trademarks, strong vendor relationships and significant operating leverage resulting from the Company's reduction in operating and administrative costs over the past two years. The Company's strategy is to increase sales by expanding its product offerings, opening new Color Tile Stores and adding new channels of distribution, including direct-response retailing. The Company has expanded its special-order programs in order to offer the consumer a wider selection of products in each of the principal product categories sold in its stores. These special-order programs generally do not require significant additional investment in inventory. In addition, the Company intends to penetrate the carpet market further through the introduction of two new retailing formats and to increase its use of direct-response retailing.



     Management believes that retail sales of floor covering products in the United States during 1992 totaled approximately $10 billion. Sales of carpeting and hard-surface flooring products were approximately $7.5 billion and $2.5 billion, respectively, during that period. Since its founding in 1953, the Company has sold a broad selection of hard-surface flooring products. Ceramic tile, the Company's highest-margin floor covering product line, is offered in a variety of sizes, colors, textures and finishes. Resilient flooring, including sheet vinyl and vinyl tile, represents the Company's other principal hard-surface floor covering product line. Vinyl tile, the traditional "do it yourself" floor covering product, typically costs less per square foot and is easier to install than other types and styles of floor covering. In addition, the Company also sells a broad selection of wood flooring products. The Company sells it hard-surface flooring products primarily from in-stock supplies, supplemented by special-order programs. Total sales of hard-surface flooring products in 1992 were approximately $300 million in 1992.



     The Company began exploring the possibility of marketing carpet on a nation-wide basis in 1987. In 1989, the Company introduced a full line of carpeting on a nation-wide basis using the trade name "ColorCarpet" as an addition to its traditional hard-surface flooring product line. The two principal features of the Company's carpet program are the marketing of carpet by color, rather than by style, and marketing on a cut-to-order basis, rather than from in-stock inventory. Domestic carpet sales and related installation revenues have grown to approximately $115 million in 1992, representing approximately 22% of total domestic retail sales.



     In response to its successful introduction of carpeting, the Company has developed additional retail formats to increase further its penetration of the carpeting segment of the floor covering market. In 1992, the Company began developing two new retailing formats: Floors A Plenty, a "super-store" format, and ColorCarpet, a small specialty store format.



     Floors A Plenty is a free-standing "super-store" that targets customers who tend to be more value-conscious than Color Tile's existing customers and who perceive the super-store format as offering increased value. This format also targets small contractors and other commercial customers. The Company opened its first Floors A Plenty store in the Dallas-Fort Worth area in late 1992 and expects to open two additional Floors A Plenty stores during the first quarter of 1994. Floors A Plenty stores will offer approximately 20,000 SKU's, of which approximately 8,000 will be carpeting SKU's. The Company intends to locate its Floors A Plenty stores adjacent to other super-store retailers, such as Price Club, Sam's, Home Depot and Builders Square.



     To capitalize further on the success of the ColorCarpet trade name, the Company developed a format of smaller, principally franchised specialty carpet stores operating under the "ColorCarpet" name. During 1993, the Company opened the first two ColorCarpet stores in the Dallas-Fort Worth area. ColorCarpet stores will offer approximately 8,000 SKU's of carpeting in approximately 3,500 square feet of retail space. Carpeting represents approximately 75% of ColorCarpet store's total SKU's. A limited selection of hard-surface flooring products is also available. The Company intends to open ColorCarpet stores principally by granting franchises in smaller markets where the demographics would not typically support a full-line Color Tile Store. The Company intends to locate the ColorCarpet stores principally in strip malls and small retailing centers adjacent to residential areas.



     During the past four years, the Company has significantly increased both the number of product lines and the number of products offered within each product line through the development of its special-order business. A typical Color Tile Store currently offers for sale approximately 15,000 SKU's, 12,000 of which are devoted to special-order products (8,000 of which relate to carpeting and 4,000 of which relate to other products). The Company's special-order programs have grown significantly over the past four years, principally through the introduction of carpet in 1989. In 1990, the Company began selling window treatments on a special-order basis. Special-order programs generally do not require the Company to maintain inventory and therefore do not require significant working capital investment.



     The Company recently acquired the assets of ABF and certain related entities and assumed certain liabilities in connection therewith. ABF is a direct-response marketing company engaged in the sale, on a special-order basis, of name-brand and private-label window treatments (blinds and similar products), and wall coverings at significant discounts from average retail prices. ABF is a leader in the rapidly growing direct-response distribution channel of window treatments and wall coverings.



     Management believes that the acquisition of ABF will afford the Company an opportunity to realize certain synergies between ABF and Color Tile, including the possibility of selling Color Tile's floor covering products to the ABF customer base. The Company's research has shown that one-third of purchasers of wall covering or window treatment products are likely to purchase floor covering products within six months. In addition, the Company believes that the acquisition of ABF will enable Color Tile to enjoy certain economies of scale in purchasing window treatments and wall coverings.



     Net sales for ABF have grown from approximately $5.9 million for the twelve months ended December 31, 1988 to approximately $12.6 million for the twelve months ended December 31, 1989 (representing an annual growth rate of 113.6%), approximately $24.7 million for the fiscal year ended December 31, 1990 (representing an annual growth rate of 96.0%), approximately $44.3 million for the fiscal year ended December 31, 1991 (representing an annual growth rate of 79.4%) and approximately $64.1 million for the fiscal year ended December 31, 1992 (representing an annual growth rate of 44.7%). Over the past four years, net sales for ABF have grown at a compound annual growth rate of 82% (i.e., representing the percentage change in net sales of ABF compounded each year). Net sales for ABF were approximately $46.6 million for the nine months ended September 30, 1992 and approximately $61.8 million for the nine months ended September 30, 1993, representing an increase of 32.6%. Over the past five years, earnings before interest, taxes, depreciation and amortization of ABF, adjusted for compensation paid to certain members of management, grew to approximately $7.2 million for the fiscal year ended December 31, 1992, or 11.2% of net sales. Earnings before interest, taxes, depreciation and amortization of ABF (calculated on the same basis) were approximately $4.7 million for the nine months ended September 30, 1992, or 10.1% of net sales, and approximately $6.3 million for the nine months ended September 30, 1993, or 10.2% of net sales. While management believes that sales generated by the ABF Assets will continue to grow in the future, no assurance can be given that such growth will continue or that any future growth will occur at rates comparable to those experienced over the past four years.

PRODUCTS

     The Company's principal product lines are ceramic tile, resilient flooring, carpeting and installation, and installation materials and tools. The table below indicates the approximate percentages of Company Store sales derived from each of these classes of products, and all other classes of products offered by the Company (including product installation) during the periods shown.




                          Year Ended          Year Ended          Year Ended         Nine Months
                         December 30,        December 29,          January 3,       Ended October 3,
Class of Products            1990                 1991               1993               1993
- -----------------        ------------        ------------         ------------      ------------
Ceramic Tile                 29%                  25%                  25%               25%
Resilient Flooring           28                   26                   26%               26%
Carpet and Installation      16                   23                   26%               25%
Installation Materials and
   Tools                     19                   16                   14%               15%
Other(1)                      8                   10                    9%                9%
                            -----               -----                 -----             -----
                            100%                100%                  100%               100%
                            =====               =====                 =====             =====


__________________
(1)     Includes sales of window treatments and wood flooring.


CERAMIC TILE
     Since its founding, the Company has sold a broad selection of glazed ceramic tile used for floor covering and wall covering in a variety of sizes, colors, textures and finishes. In addition, the Company offers ceramic tile accent pieces and accessories to complement its basic ceramic tile products. Color Tile Stores sell ceramic tile primarily from in-stock supplies, supplemented by a special-order service for certain ceramic tile, marble and granite products that are targeted at a more affluent segment of the market than its in-stock ceramic tile products.

     The Company merchandises its ceramic tile products by offering its customers a high level of assistance in the selection and installation of its ceramic tile products, including advice from trained sales personnel (including "how to" clinics) and printed instructional materials for installation of the products.


     During fiscal 1992, approximately 20% of the ceramic tile products sold by the Company was manufactured at the Company's tile manufacturing facility located in Cleveland, Mississippi (the "Tile Facility"). See "Manufacturing." Approximately 33% of the ceramic tile products sold by the Company during this period was purchased from domestic suppliers and approximately 47% was imported from suppliers in Italy, Spain, Brazil and countries in the Far East, including Japan, Thailand and Korea.


RESILIENT FLOORING

     Resilient flooring represents the Company's other traditional line of floor covering products and is available in either vinyl tile or sheet vinyl. Vinyl tile is the traditional "do-it-yourself" floor covering. Vinyl tile typically costs less per square foot and is easier to install than other types and styles of floor covering. Most of the Company's vinyl tile sales are made from a broad selection of patterns that are maintained in stock. Color Tile Stores also stock a limited assortment of sheet vinyl supplied by nationally recognized manufacturers. A more extensive selection of vinyl tile and sheet vinyl is available by special order.

CARPET


     The Company added carpeting to its line of products in April 1989. Color Tile Stores offer a full line of carpeting under the "ColorCarpet" trade name. Approximately 7,500 different styles and colors of carpet are offered at a broad range of prices. The Company's carpet products include DuPont "Stainmaster" carpet. DuPont is one of the largest carpet fiber manufacturers in the industry. Color Tile has negotiated with DuPont to include tags at the end of DuPont's extensive national carpet advertisements and to designate Color Tile's ColorCarpet stores as "DuPont Master Stores." The Company's sales personnel sell carpet principally by color rather than price. See "Advertising, Marketing and Merchandising." The Company does not inventory carpet, but orders directly from its suppliers on a "cut-to-order" basis upon receipt of a customer order and a deposit on the purchase price. Payment in full is due at the time of installation. The Company provides installation for its carpeting and other product lines through local independent contractors.


INSTALLATION MATERIALS AND TOOLS

     Color Tile Stores generally carry a full line of tools, kits, installation materials and product care materials for use primarily in the installation and maintenance of floor covering and wall covering products. These products are generally sold in conjunction with the Company's principal floor and wall covering products.


     Over 90% of the installation and maintenance items sold in fiscal 1992, including adhesives, grouts, caulks, waxes, polishes and sealers, were manufactured at the Company's adhesives facility located in West Chicago, Illinois (the "Adhesives Facility"). See "Manufacturing." Other accessories, including brushes, rollers and other tools for product application or installation, are made to the Company's specifications and are generally sold under the Color Tile brand name.


OTHER PRODUCTS

     In addition to the products described above, the Company also sells window treatments under the "Window Colors" trade name and wood flooring. Window treatments consist of window shades, blinds, wooden window coverings and related products. Window treatments are only stocked on a limited basis by Color Tile Stores and are generally purchased from domestic suppliers upon receipt of customer orders and are shipped directly to the customer.


     Color Tile Stores also offer a broad selection of wood flooring (both strip and plank flooring and parquet tile) in a variety of colors, widths and finishes. These products are generally targeted to a more affluent segment of the market than the Company's other floor covering products. During fiscal 1992, the Company obtained a substantial majority of the parquet tile and strip and plank wood flooring sold by the Company from its formerly owned Wood Plant located in Melbourne, Arkansas. The Company sold the Wood Plant in May 1992 and entered into a Supply Agreement with the purchaser pursuant to which the Company, subject to certain exceptions and minimum annual purchase requirements, agreed to purchase virtually all of its hardwood flooring requirements, and the purchaser agreed to supply the Company with such requirements, through 1998. See "Suppliers."


FRANCHISING


     In 1989, the Company commenced operations of a franchising program designed to allow the Company to expand its network of Color Tile Stores geographically without substantial increases in its capital spending and working capital requirements. The Company's franchising program is focused generally in less populous markets (e.g., 100,000 or less population) which historically would not support multiple locations and, therefore, do not enable the Company to achieve satisfactory operating, administrative and advertising efficiencies. In these smaller markets, the Company may either convert existing Company Stores to Franchised Stores or open new Franchised Stores, thus reducing the Company's capital investment while allowing the Company to receive the franchise fees and royalties provided by the sales and operation of such Franchised Stores. The Company made a strategic decision to commence franchising operations as an effective means of expanding the network of Color Tile Stores principally in less populous markets rather than in response to the Company's limited liquidity resulting from the indebtedness incurred in the 1989 Merger. While franchising permits the Company to increase the geographic coverage of its store network without substantial contributions of working capital, the operation of Franchised Stores raises certain other risks such as the loss of operational control over Franchised Stores to the franchisee (including the ability to determine products offered, retail pricing and other operational matters). The Company does not believe any of those risks are material in the aggregate.

     At October 3, 1993, 77 Franchised Stores were in operation (including eight Franchised Stores operating under the name "Factory Carpet" in Canada). During fiscal 1992, 23 Franchised Stores were opened (including 12 Franchised Stores that were previously Company Stores) and one Franchised Store was reacquired by the Company and is currently operated as a Company Store. In April 1993, the Company introduced a new franchise program to offer prospective franchisees the opportunity to open a "ColorCarpet" store, which devotes substantially more of its sales area to sales and marketing of carpeting than a full line Color Tile Store.


     The typical Franchised Store is substantially identical to a Company Store. The Company generally obtains a lease for the Franchised Store, which it then subleases to the franchisee. The franchisee purchases leasehold improvements, fixtures and inventory. The Company provides its expertise in site selection, interior design, training, marketing and certain financing and accounting functions in return for an initial fee of $22,500. Thereafter, the Company receives royalties and an advertising fee based on gross sales of the Franchised Store.

ADVERTISING, MARKETING AND MERCHANDISING

     Sales promotions and advertising are developed centrally by the Company's in-house advertising department for use on a national basis. The Company creates and produces most of its own print advertising. An independent advertising firm produces television advertisements for the Company. The Company's advertising program includes network television, print advertising (including pre-printed newspaper inserts and print ads) and in-store displays.

     Expenditures for advertising and promotion purposes were approximately 8.0%, 7.4% and 6.8% of net sales for fiscal years 1992, 1991 and 1990, respectively. The Company also receives cooperative advertising contributions primarily from certain of its suppliers of resilient flooring and carpet.


     Each Color Tile Store is arranged to provide a broad selection of SKU's for each product line. In ceramic tile, the Company has developed a display format known as the "Great Wall of Tile" that presents many of the wall tile products sold in Color Tile Stores in a space-saving, easy-to-view display.
The Company has also developed a similar merchandising approach for carpeting through in-store displays of samples of its "ColorCarpet" product lines arranged by color group. By utilizing this approach, Color Tile Stores are able to offer carpeting customers a wider range of carpeting products than would be possible if the Company were to offer carpeting for sale from in-stock inventory.


STORE OPERATIONS

     General. The Company operates a network of stores throughout the continental United States and Canada. The Company generally seeks to locate Color Tile Stores on heavily traveled streets in locations where homes are at least five years old, the age at which the Company believes the first renovations or remodeling of homes often occurs. In selecting locations for Color Tile Stores, the Company also attempts to obtain locations that are in proximity to other nationally recognized, high-volume retailers, which tend to generate substantial customer traffic for the shopping centers in which they are located. The Company also seeks to cluster Company Stores in populated areas to allow for greater operational, administrative and advertising efficiencies.

     The Company operates stores in each of the 48 contiguous states of the United States and in seven provinces of Canada. At October 3, 1993, the geographic distribution of the 794 Color Tile Stores was as follows:



          NUMBER OF COLOR TILE STORES (INCLUDING FRANCHISED STORES)



Alabama	          7
Arizona          12
Arkansas          4
California       85
Colorado         18
Connecticut      14
Delaware          5
Florida          46
Georgia          17
Idaho             3
Illinois         44
Indiana          22
Iowa             10
Kansas            6
Kentucky         11
Louisiana        10
Maine             4
Maryland         18
Massachusetts    21
Michigan         32
Minnesota        14
Mississippi       2
Missouri         18
Montana           5
Nebraska          3
Nevada            4
New Hampshire     5
New Jersey       28
New Mexico        3
New York         41
North Carolina   14
North Dakota      1
Ohio             43
Oklahoma          6
Oregon           10
Pennsylvania     54
Rhode Island      4
South Carolina    8
South Dakota      1
Tennessee        15
Texas            63
Utah              5
Vermont           1
Virginia         21
Washington       17
West Virginia     3
Wisconsin        15
Wyoming	          1
                ---
TOTAL		794
                ===



NUMBER OF CANADIAN STORES (INCLUDING FRANCHISED STORES)



Alberta           3
British Columbia  5
Manitoba          2
Nova Scotia       1
Ontario          19
Quebec            5
Saskatchewan      2
                 --
TOTAL            37
                 ==

     A summary of Color Tile's Store openings and closings since 1990 is provided below:

                    HISTORICAL STORE OPENINGS AND CLOSINGS


                                        1990          1991          1992          1993(2)
                                      -------        -------       -------        -------
Company Stores:(1)
- --------------
Beginning of period . . . . . . . .     705           765            772            771
Opened  . . . . . . . . . . . . . .      63            16             16             16
Converted to Franchised Store . . .      (2)           (3)           (13)           (28)
Closed  . . . . . . . . . . . . . .      (1)           (6)            (4)           (13)
Canadian operations to be disposed(3)   ----          ----           ----           (29)
                                      -------        -------       -------        -------
End of period . . . . . . . . . . .     765            772           771            717

Franchised Stores:
- -----------------
Beginning of period . . . . . . . .     ---              4            13             35
Opened  . . . . . . . . . . . . . .       2              7            11             22
Converted from Company Store. . . .       2              3            13             28
Closed  . . . . . . . . . . . . . .     ---             (1)           (1)           ---
Converted to Company Store  . . . .     ---            ---            (1)           ---
Canadian operations to be disposed(3)   ---            ---           ---             (8)
                                      -------        -------       -------        -------
End of period . . . . . . . . . . .       4             13            35             77

Total Color Tile:
- ----------------

Beginning of period . . . . . . . .     705            769           785            806
Opened  . . . . . . . . . . . . . .      65             23            26             38
Closed  . . . . . . . . . . . . . .      (1)            (7)           (5)           (13)
Canadian operations to be disposed(3)   ---            ---           ---            (37)
                                      -------        -------       -------        -------
End of period                           769            785           806            794
                                      =======        =======       =======        =======


(1)     Includes owned stores operated under the names Color Tile, Factory
        Carpet, Peerless, Floors A Plenty or ColorCarpet.

(2)     Includes store openings and closing through October 3, 1993.


(3)     The Company will operate these stores pending their disposition.



     Individual Store Operations. The typical Color Tile Store consists of approximately 5,000 square feet, has approximately 20 parking spaces and is located in a strip shopping center or is a free-standing store. The Company frequently updates the product displays and placement of products within Color
Tile Stores. Each year the Company also identifies Company Stores for renovation and remodeling. A typical Color Tile Store currently offers approximately 15,000 SKU's, approximately 12,000 of which are devoted to special-order products.


     Each Company Store typically employs approximately five people, including a store manager. Twenty-eight regional managers supervise the store managers and three divisional vice presidents supervise the regional managers. Sales personnel are compensated on a commission basis, with compensation for regional managers and divisional vice presidents determined on the basis of sales development and profitability of the stores for which they are responsible.


     Canadian Stores. Factory Carpet stores are approximately 8,000-10,000 square feet in size. Although Factory Carpet stores offer a full line of hard-surface flooring products and window treatments, carpet sales have

                              42

historically accounted for, and are expected to continue to account for, a substantial majority of the sales of these stores.



     Effective for the quarter ended October 3, 1993, the Company decided to dispose of its Canadian operations. The Canadian stores were acquired by the Company in 1990. The viability of the Canadian operations was adversely affected by certain significant events that occurred subsequent to the acquisition, including (i) a severe Canadian recession that has continued into 1993, (ii) the imposition, beginning in 1992, of a retaliatory "anti-dumping" tariff on carpets imported into Canada from the United States, (iii) imposition of a value-added tax (the G.S.T.) on all manufactured and imported goods sold into Canada, and (iv) a significant devaluation of the Canadian dollar during 1992 and 1993.



     As a result of the effect of these events on the Canadian operations, the Company has elected to exit the Canadian market and to dispose of its Canadian stores. In conjunction with this anticipated disposition, the Company recorded a loss of $9,500,000, which included pre-tax operating losses of $849,000 for the nine months ended October 3, 1993.



     Floors A Plenty. Floors A Plenty is a free-standing "super-store" that targets customers who tend to be more value-conscious than Color Tile's existing customers and who perceive the super-store format as offering increased value. This format also targets small contractors and other commercial customers. The Company opened its first Floors A Plenty store in the Dallas-Fort Worth area in late 1992 and expects to open two additional
Floors A Plenty stores during the first quarter of 1994. Floors A Plenty stores will offer approximately 20,000 SKU's of which approximately 8,000 will be carpeting SKU's. The Company intends to locate its Floors A Plenty stores adjacent to other super-store retailers, such as Price Club, Sam's, Home Depot and Builders Square.



     ColorCarpet. To capitalize on the success of the ColorCarpet trade name, the Company developed a chain of smaller,principally franchised specialty carpet stores operating under the "ColorCarpet" name. During 1993, the Company opened the first two ColorCarpet stores in the Dallas-Fort Worth area.
ColorCarpet stores will offer approximately 8,000 SKU's of carpeting in approximately 3,500 square feet of retail space. Carpeting represents approximately 75% of a ColorCarpet store's total SKU's. A limited selection of hard-surface flooring products is also available. The
Company intends to locate ColorCarpet franchises in smaller markets where the demographics would not typically support a full-line Color
Tile Store. The Company intends to locate ColorCarpet stores principally in strip malls and small retailing centers adjacent to residential areas.


SUPPLIERS


     The Company believes that one of its competitive advantages is its strong relationship with its vendors. The Company continues to have good relations with suppliers of its traditional product lines and has developed strong relationships with new vendors in its new product lines, such as carpet.



     During fiscal 1992, the Company manufactured approximately 15% of the products sold in Color Tile Stores (which excludes all purchases from the Wood
Plant), with the balance supplied by unaffiliated domestic (approximately 74%, which includes all purchases from the Wood Plant) and foreign (approximately
11%) manufacturers. See "Manufacturing." Approximately 48% of the Company's products are manufactured for the Company by third-party vendors under the "Color Tile" or other Company-owned names. Three unaffiliated suppliers, in the aggregate, accounted for approximately 30% of the products purchased by the Company during fiscal 1992.


     The Company has no long-term purchase commitments other than a supply agreement for wood flooring between the Company and the purchaser of the Wood
Plant. This agreement provides for the Company, subject to certain exceptions and a minimum annual purchase requirement, to purchase virtually all of its requirements for hardwood flooring from the purchaser of the Wood Plant through May 1998. The purchase prices for such products are generally fixed for periods of up to 24 months from May 1992. Thereafter, the purchase prices are subject to negotiation and adjustment.

                              43

     Management believes that the Company could find alternative sources of supply should any of the Company's major suppliers cease doing business with it or should the Company be restricted by governmental action from purchasing products manufactured in other countries. The principal materials utilized by the Company in its manufacturing operations include sand, petrochemicals and clay, all of which are available from a variety of sources.

DISTRIBUTION

     The Company has four regional distribution centers located as follows:

         Distribution Center               Square Footage
         -------------------               --------------

     San Bernardino, California               116,000
     Houston, Texas                            82,000
     University Park, Illinois                187,000
     Baltimore, Maryland                      138,000
                                              -------
Total Square Footage                          523,000
                                              =======

     The Company seeks to locate its distribution centers in areas that maximize transportation and organizational efficiencies and minimize freight and other costs of supplying Color Tile Stores.

     The Company typically supplies Color Tile Stores from its distribution centers weekly using both Company-operated vehicles and outside contract carriers. The Company seeks to maintain inventory levels and a distribution network permitting it to supply customers with merchandise purchased in the Color Tile Stores either immediately from in-stock goods or within 10 working days after the sale. During fiscal 1992, the Company relocated its Baltimore, Maryland facility to a larger facility in Baltimore to service more efficiently the Color Tile Stores.

MANUFACTURING


     Approximately 15% of the products sold in Color Tile Stores during fiscal
1992 were manufactured by the Company at its Tile Facility in Cleveland, Mississippi and its Adhesives Facility in West Chicago, Illinois. The Company believes that its manufacturing facilities are generally adequate for their intended purposes and in good condition. The Adhesives Facility has capacity in excess of that necessary to supply Color Tile Stores and sells its products to outside distributors under private label and "North American" brand names.
The Tile Facility also has limited capacity in excess of that necessary to supply Color Tile Stores and sells its products to unaffiliated entities.
During fiscal 1992, the Company sold approximately 28% and 3%, respectively, of the products manufactured at the Adhesives Facility and the Tile Facility to unaffiliated entities.


     The Adhesives Facility. The Adhesives Facility was built to the Company's specifications and completed in 1982. The Company designed and constructed the Adhesives Facility for the purpose of formulating products for use in connection with installation and maintenance of other product lines sold by the Company. In fiscal 1992, this facility produced approximately 93% of the Company's adhesives, grouts and other surface-preparation products, which collectively represented approximately 10% of the Company's total product sales.
During fiscal 1992, the Adhesives Facility on average operated at approximately
55% of capacity.

     The Adhesives Facility is situated on approximately 9.2 acres of land and contains approximately 163,000 square feet of office, production, warehouse and research laboratory space. The Company also produces color coordinating grouts at the Adhesives Facility to add a design element to this product category.

     The Tile Facility. In August 1980, the Company acquired the Tile Facility, which is situated on a 15-acre tract of land and contains approximately 115,000 square feet of production, office and warehouse space. Since the acquisition of the Tile Facility, the Company has made various renovations and equipment

                              44

installations to increase production and operating efficiency. Tile produced at this facility accounted for approximately 20% of the sales of ceramic tile by Color Tile Stores and approximately 5% of total product sales during fiscal
1992. The Company also manufactures trim pieces and decorated tiles at this facility. The Tile Facility on average operated at approximately 96% of capacity during fiscal 1992.

TRADEMARKS AND COPYRIGHTS

     The Company owns a number of trademarks and copyrights relating to the operation of its business. These have been of value to the Company in the past and are expected to be of value in the future. The loss of a single trademark or copyright, other than the "Color Tile" trademarks and logos, would not,in the opinion of management, materially adversely affect the conduct of its business.
The Company has granted a security interest in its trademarks and copyrights to secure its indebtedness under the Senior Credit Agreement.

COMPETITION

     The Company competes with general merchandise and discount stores, home improvement centers and specialty retailers operating on a local, regional or national basis. Many of such competitors sell a considerably broader variety of products than the Company within each of the Company's product lines and certain of such competitors have substantially greater financial resources than the Company. The Company believes its principal chain store competitors for certain of its product lines in some markets are regional home improvement centers (such as Hechinger's, Home Depot, Payless Cashways and Lowe's), regional specialty chains (such as New York Carpetworld, Carpeteria, Carpetland USA and Carpet
Exchange and regional tile chains in certain metropolitan markets) and national department stores and specialty retailers (such as Sears, JC Penney, Standard
Brands and Sherwin Williams).

     Expansion by certain regional home improvement center chains has led to increased price competition for certain of the Company's products in some markets. In addition, the existence of certain regional specialty chains, with established market shares in residential carpet sales, has also led to increased price competition for carpet in the markets where these competitors operate.

EMPLOYEES


     At October 3, 1993, the Company employed approximately 3,700 persons, including approximately 200 employees of the Company's Canadian subsidiary.
Substantially all of these employees are employed on a full-time basis.
Thirteen of the Company's Canadian employees are covered by a collective bargaining agreement. The Company believes that its working relationship with its employees is good.


PROPERTIES


     At October 3, 1993, 138 of the 794 Color Tile Stores were owned by the
Company and 656 were leased by the Company. Of the leased Company Stores, 44 are leased from the Color Tile Employees Investment Plan (the "Investment
Plan"). Pursuant to the Senior Credit Agreement, substantially all of the Company-owned properties are mortgaged to secure the indebtedness incurred thereunder.



     Store leases, other than those entered into in connection with sale and leaseback transactions, normally have initial terms ranging from 10 to 20 years.
Many of these leases have renewal options at increased rents. Leases under the Company's sale and leaseback transactions have initial terms ranging principally from 20 to 25 years, generally with renewal options at increased rents. Of the approximately 198 leases expiring within the next three fiscal years, approximately 145 have renewal options. Leases generally are "triple-net", which obligates the Company to pay real estate taxes, insurance and common area and other operating and maintenance costs in addition to a specified rental amount. Leases for approximately 75% of the leased Company Stores provide for periodic rental increases based on increases in cost of living indices or other mechanisms and/or contingent rentals payable generally on the basis of a percentage of gross sales revenues in excess of stipulated amounts.


                              45



     The Company currently operates two manufacturing facilities.  See
"Manufacturing." The Company distributes merchandise to Color Tile Stores through four distribution centers. See "Distribution."



     The total space owned and leased by the Company as of October 3, 1993 was as follows:


Approximate Square Footage


 Owned                                                  Leased                Total


Retail, net of subleases           676,000           2,512,000(1)           3,188,000
Manufacturing                      163,000             115,000                278,000
Distribution Centers                   --              523,000                523,000
Office                                 --              108,000                108,000
                                 ---------           ---------              ---------
Totals                             839,000           3,258,000              4,097,000
                                 =========           =========              =========


_______________

(1) The Company was subleasing approximately 696,000 square feet of retail space to other tenants as of such date.


     During fiscal 1992, aggregate rental payments were approximately $28,000,000 (exclusive of sublease rental income for such space of approximately $4,500,000).

     The Company's executive offices and principal administrative offices are located in Fort Worth, Texas, in a leased office building containing approximately 100,000 square feet. The lease for such space expires in October 1997.

                                BUSINESS
                           AMERICAN BLIND FACTORY


GENERAL



     ABF is a direct-response marketing organization engaged in the sale of name-brand and private-label horizontal, vertical, pleated and wood blinds and name-brand wall coverings at significant discounts from average retail prices. ABF offers a broad range of major name brands of window treatments and wall coverings and is a leader in the rapidly growing direct-response distribution segment of the window-treatment and wall-covering industry. ABF advertises in women's and home-related magazines and receives sales orders through a toll-free telephone number. Customer orders are shipped directly to the customer by the vendor. ABF believes that a majority of its sales are derived from repeat and referral business.



     Net sales for ABF have grown from approximately $5.9 million for the twelve months ended December 31, 1988 to approximately $12.6 million for the twelve months ended December 31, 1989 (representing an annual growth rate of 113.6%), approximately $24.7 million for the fiscal year ended December 31, 1990 (representing an annual growth rate of 96.0%), approximately $44.3 million for the fiscal year ended December 31, 1991 (representing an annual growth rate of 79.4%) and approximately $64.1 million for the fiscal year ended December 31, 1992 (representing an annual growth rate of 44.7%). Over the past four years, net sales have grown at a compound annual growth rate of 82% (i.e., representing the percentage change in net sales of ABF compounded each year). Net sales for ABF were approximately $46.6 million for the nine months ended September 30, 1992 and approximately $61.8 million for the nine months ended September 30, 1993, representing an increase of 32.6%. Over the past five years, earnings before interest, taxes, depreciation and amortization of ABF, adjusted for compensation paid to certain members of management, grew to approximately $7.2 million for the fiscal year ended December 31, 1992, or 11.2% of net sales. Earnings before interest, taxes, depreciation and amortization of ABF (calculated on the same basis) were approximately $4.7 million for the nine months ended September 30, 1992, or 10.1% of net sales, and approximately $6.3 million for the nine months ended September 30, 1993, or 10.2% of net sales. While management believes that sales generated by the ABF Assets will continue to grow in the future, no assurance can be given that such growth will continue or that any future growth will occur at rates comparable to those experienced over the past four years.



     In addition to low prices, ABF believes it distinguishes itself by offering (i) delivery times which are faster than most retailers, (ii) a broad selection of brand names, and (iii) a commitment to customer service and satisfaction. ABF has developed proprietary software and systems that allow ABF's telephone sales representatives to access pricing information automatically for over 100,000 SKU's and that also provide on-line billing capabilities. ABF's objective is to continue to grow through increased marketing initiatives. ABF intends to expand advertising to a broader range of magazines and to explore new advertising media such as cable television. In addition, ABF is taking steps to increase sales to professional decorators.



     Management believes that the acquisition of the ABF Assets will afford Color Tile the opportunity to realize certain synergies between ABF and Color Tile, including the possibility of selling Color Tile's floor covering products to the ABF customer base. Color Tile's research has shown that one-third of purchasers of wall covering and window treatment products are likely to purchase floor covering products within six months. Management plans to develop direct mail or similar marketing plans focusing on the ABF customer base to specifically develop flooring purchases from these customers. Color Tile also believes that there are opportunities to leverage existing overhead, to take advantage of economies of scale and to introduce additional products through ABF through the direct-response distribution channel.



     In addition to the acquisition of the ABF Assets, the Company has also acquired from the former owner of ABF 24 retail stores in metropolitan Detroit and Chicago by assuming certain liabilities associated with such retail operations. These retail stores operate under the names "Mrs. Kay's" and "Kay & Kay Tile Depot." The Company is currently evaluating these operations and intends to convert approximately five of the eight Kay & Kay Tile Depot Stores to Color Tile Stores, and to dispose of the remaining stores (including through either closing, franchising or selling such stores). Pending the orderly disposition of these stores, the Company will operate such stores.

OPERATIONS



     Prospective customers contact ABF by dialing toll-free 1-800-735-5300 and are greeted by a trained sales representative who follows a scripted dialogue to determine quickly what item and specifications the customer desires. The sales representative keys the critical information (color, size, book number, pattern number, etc.) into a computer which immediately generates a price quote for the item ordered and, where applicable, identifies the lowest cost vendor to ABF for a particular brand name product based on size, quantity and special vendor discounts and promotions.



     Completed orders are immediately transmitted to the manufacturer or distributor identified by the vendor optimization program. Orders are sent directly to the customer by United Parcel Service or similar carrier, and arrive three to seven working days after shipment. ABF's management estimates that the order-to-delivery timetable is shortened by seven to 14 days for blind orders and five to 10 days for wallpaper orders through its direct-response system.



     The internally developed proprietary software ABF utilizes ensures that the most recent vendor pricing is reflected in a quote given to a customer and that the order is accurately transmitted to the appropriate lowest cost vendor. The system currently tracks more than 30,000 individual wallpaper patterns and more than 300 blind products, each of which has a matrix of prices based on dimensions available. Increasingly, ABF is utilizing electronic data interchange to transmit orders, conform shipment and pay invoices directly with vendors.



PRODUCTS



     Since its inception in 1986, ABF's principal product lines have been horizontal, vertical, pleated and wood blinds and wallpaper. Sales of blinds comprised approximately 47% of ABF's total sales in 1992, with wallpaper sales accounting for the remaining 53%.



     ABF features a broad range of name brands of vertical, horizontal, pleated and wood blinds, including Levelor, Hunter Douglas, Del Mar, Bali, Kirsch, Louver Drape and Graber, as well as a complete line of private-label blinds. Private-label blinds are manufactured by the brand-name product vendors and are of identical quality. As all products are custom-made to customer specifications, ABF deals directly with the manufacturers and/or distributors. If the customer does not specify a particular brand, the sales representative attempts to identify an ABF private-label product that meets the customer's requirements. ABF also features a broad selection of major name brands of wallpaper, including Kinney, Sunwall, Seabrook, Wall-Tex, Imperial, Eisenhart and York. Wallpaper is ordered by specific pattern number and book name and is available both directly from manufacturers or through a network of wholesale distributors. ABF maintains a database of more than 30,000 wallpaper patterns, the majority of which has multiple vendor sources. The two-tiered distribution system for wallpaper provides ABF with the opportunity to maximize its gross margins by selecting the lowest cost vendor for each individual product ordered by a customer.





ADVERTISING, MARKETING AND MERCHANDISING



     ABF's primary means of generating new customers for blinds and wallpaper is through advertisements in women's and home-related magazines including Better Homes & Gardens, Country Living, Good Housekeeping, Home, Metropolitan Home and Southern Living. In addition to regular insertions in monthly or bi-monthly magazines, ABF selectively advertises in special interest publications devoted to home improvement such as Home Decorating and Kitchens & Baths.



     ABF spent approximately $1.1 million in 1992 on advertising. Based on ABF's high rates of repeat and referral business, ABF continually analyzes its advertising program and source of consumer awareness to optimize the cost benefit of special magazines. In addition, ABF continually tests new magazines to increase consumer awareness of ABF. In an effort to expand its customer awareness beyond the home improvement market, ABF has recently begun advertising in three parent/child magazines to reach expecting or recent parents intending to remodel or redecorate upon a child's birth. ABF expects that this market will result in both referral customers among expecting parents as well as repeat business as customers have additional children.

     ABF's primary means of generating new customers for blinds and wallpaper is through advertisements in women's and home-related magazines including Better Homes & Gardens, Country Living, Good Housekeeping, Home, Metropolitan Home and Southern Living. In addition to regular insertions in monthly or bi-monthly magazines, ABF selectively advertises in special interest publications devoted to home improvement such as Home Decorating and Kitchens & Baths.



     ABF spent approximately $1.1 million in 1992 on advertising. Based on ABF's high rates of repeat and referral business, ABF continually analyzes its advertising program and source of consumer awareness to optimize the cost benefit of special magazines. In addition, ABF continually tests new magazines to increase consumer awareness of ABF.
In an effort to expand its customer awareness beyond the home improvement market, ABF has recently begun advertising in three parent/child magazines to reach expecting or recent parents intending to remodel or redecorate upon a child's birth. ABF expects that this market will result in both referral customers among expecting parents as well as repeat business as customers have additional children.



     ABF has identified several additional media sources and marketing strategies. Among these sources and strategies are coupons enclosed with credit card billings, private-label credit cards, promotional coupons, advertisements in mail order catalogues sold by Complete Home and Shopper Advantage to consumers seeking deep discounts on products sold by mail order vendors, local newspaper ads in large metropolitan areas, specifically in the women's and home sections, targeted cable television advertising and direct mail advertising.



     Additionally, ABF is commencing a marketing initiative designed to reach professional decorators. ABF believes that among its customers are decorators purchasing window treatments and wall coverings for their clients. To increase sales among customers who are decorators, ABF intends to distribute sample cases that contain private-label wall covering and window treatment merchandise samples to decorators.




INDUSTRY AND COMPETITION



     The window treatments market includes horizontal, vertical, pleated and wood blinds. The market is highly fragmented and several distinct distribution channels exist. Department stores are responsible for a substantial portion of industry sales and are the largest distribution channel. Of the department stores, JC Penney, Sears and Montgomery
Ward are believed to be the largest competitors. Most full-service department stores also offer a limited range of window treatments.
Other distribution channels include drapery and upholstery stores, home centers, home furnishing stores, mail order and direct-response marketing.



     Like the window treatments market, the wall covering market is highly fragmented with numerous distribution channels. Wall covering is generally ordered from manufacturer sample books. While a typical retailer will offer wall covering from 100 to 300 of these books, there are over one thousand books currently available. Paint and wall covering stores represent the largest distribution channel with a majority of all wall covering sales. Sherwin Williams and Standard
Brands are the largest of such competitors. Other distribution channels include department stores, building material stores, home centers, floor covering stores, mail order and direct-response marketing. In addition to other distribution channels, ABF competes directly with a number of other direct-response and mail order businesses in both window treatments and wall coverings.



EMPLOYEES



     As of September 30, 1993, ABF had approximately 300 full-time and part-time employees. None of the employees is represented by a union, and ABF management considers its relations with its employees to be good.



     The ABF telephone sales force consists of approximately 140 part-time sales representatives who typically work six-hour shifts, five days a week. The sales representatives receive extensive training in the multiple product offerings of ABF, which allows them to better respond to customers' questions and orders. This training includes both window treatments and wall covering product knowledge, allowing ABF to use one sales force to sell both product lines. Following the acquisition, certain senior management remain involved in the management of ABF.



PRIVATE-LABEL CREDIT CARD



     ABF has established a revolving credit program for its customers through a financial institution (the "ABF Credit Program"). Under the program, ABF's customers are provided with a credit limit for the purchase of products from ABF by the financial institution subject to its credit policies. The financial institution assumes all of the credit risk with respect to these receivables.

                     LEGAL PROCEEDINGS

     The Company is a party to various legal proceedings. Management believes that the outcome of all pending legal proceedings will not, in the aggregate, have a material adverse effect on the financial condition of the Company.

                       MANAGEMENT

DIRECTOR AND EXECUTIVE OFFICERS

     Certain information with respect to the directors and executive officers of the Company is set forth below:

Name            Age     Position
- ----            ---     --------

Eddie M. Lesok	      46    Chairman of the Board, Chief Executive Officer
                            and Director

N. Laurence Nagle     65    President, Chief Operating Officer and Director

Daniel J. Gilmartin   49    Vice President, Treasurer, Chief
                            Financial Officer and Director

Alan J. Bethscheider  35    Vice President-Legal, Secretary and General Counsel

Paul W. Soldatos      43    Director

Walter F. Loeb        68    Director

     Eddie M. Lesok has been Chairman of the Board since January 1989, Chief Executive Officer of the Company since January 1988 and a director of the Company since November 1981. He was President and Chief Operating Officer of the Company from December 1986 through December 1988. Mr. Lesok has been a director of Texas Commerce Bank, a commercial bank, since November 1988. Mr. Lesok has been with the Company since 1972.

     N. Laurence Nagle has been President and Chief Operating Officer of the Company since January 1989 and a director of the Company since December 1989. He was Executive Vice President of the Company from January 1988 through December 1988. Mr. Nagle was a managing director and Vice President of "21" Holdings, Inc. (formerly known as Knoll International Holdings, Inc.), from May 1987 to January 1988, during which time he also served as a consultant to the Company.

     Daniel J. Gilmartin has been Vice President, Treasurer, Chief Financial Officer and a director of the Company since September 1991. Prior to joining the Company, Mr. Gilmartin was President and Chief Operating Officer of Frank's Nursery and Crafts, Inc., a wholly owned subsidiary of General Host Corporation, from October 1988 to August 1991. He was Director of Planning of General Host Corporation from February 1982 to October 1988.

     Alan J. Bethscheider has been the Secretary of the Company since January 1992 and Vice President-Legal and General Counsel since February 1992. Previously, Mr. Bethscheider was associated with the law firm of Gibson, Dunn & Crutcher from June 1984 to February 1992 and acted as outside counsel to the Company from January 1990 to February 1992.

     Paul W. Soldatos has been a director of the Company since 1989 and an executive of Investcorp S.A., its predecessor or one or more of its wholly-owned subsidiaries since March 1988.

     Walter F. Loeb has been a director of the Company since August 1991. Since February 1990, Mr. Loeb has been President of Loeb Associates, Inc., a New York based domestic and international retail consulting firm. In addition, he is the publisher of the "Loeb Retail Letter".
From 1984 to 1990 Mr. Loeb was Senior Retail Analyst and a Principal of Morgan Stanley & Co. Incorporated.

     CT Holdings has agreed to elect Mr. Lesok and Mr. Nagle to the Company's Board of Directors as long as they are employed by the Company. In connection with his employment, the Company appointed Mr. Gilmartin to the Company's Board of Directors. All directors serve until their respective successors are elected at the next annual meeting of stockholders, and all executive officers serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

     Mr. Loeb receives a director's fee of $15,000 annually and a fee of $2,000 for each meeting attended. The Company pays no additional remuneration to its employees or to executives of Investcorp S.A. or any of its wholly-owned subsidiaries for serving as directors.
Pursuant to the terms of their employment agreements, Mr. Lesok and Mr. Nagle are to serve as executive officers of the Company. (See "Employment Contracts; Termination and Change-in Control Agreements.") There are no family relationships among any of the directors or executive officers.

EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation earned in fiscal 1992 by the Company's Chief Executive Officer and each of the other three most highly compensated executive officers, whose remuneration exceeded $100,000.

SUMMARY COMPENSATION TABLE
- --------------------------


                          Annual Compensation                                                   Long Term Compen
                                                                                                    -sation
                                                                                                     Awards         Other

          (a)                              (b)          (c)              (d)          (e)             (g)          (i)

                                                                                                      CT
         Name                                                                      Other Annual    Holdings     All Other
         and                                          Salary                      Compensation     Options      Compensation($)
   Principal Position                                   ($)             Bonus          ($)         (#)(E)       (C,F,G)
         (A)                              Year          (B)              ($)          (C,D)


Eddie M. Lesok                            1992        358,100          296,000          -               -          4,364
Chief Executive Officer                   1991        358,100             -             -               -            -
                                          1990        322,290             -             -               -            -

N. Laurence Nagle                         1992        282,500          256,000          -               -          4,364
President                                 1991        282,500             -             -               -            -
                                          1990        247,930             -             -               -            -

Daniel J. Gilmartin                       1992        207,500          192,000          -               -          26,696
Chief Financial Officer                   1991        107,836             -             -             4,240           -

Alan J. Bethscheider                      1992        115,053           65,262          -             6,375           -
Vice President-Legal


_______________________
(A)     Mr. Gilmartin joined the Company in September 1991.  Mr.
        Bethscheider joined the Company in February 1992.
(B)     Salary for fiscal 1991 for Messrs. Lesok and Nagle includes
        $39,942 and $30,673, respectively, for payments made in 1992 as retroactive salary adjustments for fiscal 1991.
(C) Note: Information for years ending prior to December 15, 1992 is not required to be disclosed in columns (e) and (i).
(D) Non-cash personal benefits payable to executive officers during fiscal 1992 did not exceed, in the aggregate, the lesser of $50,000 or 10% of the cash compensation of any individual officer.
(E) All of the Company's issued and outstanding common stock is owned by CT Holdings. All references to common stock in the Executive Compensation tables and discussion contained in this Section refer to common stock of CT Holdings.
(F) Note: See " -- Employment Contracts and Termination and Change-in-Control Arrangements."
(G) The amounts shown in this column for fiscal 1992 are derived from the following figures: (i) Mr. Lesok, $4,364 Company payment to the Investment Plan ($4,364 of which is vested), and (ii) Mr. Nagle, $4,364 Company payment to the Investment Plan ($3,491 of which is vested), and (iii) Mr. Gilmartin, $1,696 Company payment to the Investment Plan ($339 of which is vested), and $25,000 relocation allowance.

CT HOLDINGS OPTION GRANTS TABLES
OPTION GRANTS - FISCAL 1992




                                         Individual Grants

       (a)               (b)           (c)              (d)              (e)            Potential Realizable Value
                                                                                  as Assumed Annual Rates of
                                                                                            Stock Price Appreciation
                           CT        %of Total                                              for Option Term (E)
                         Holdings     Options          Exercise or
                         Options     Granted to         Base Price
      Name               Granted    Employees in        ($/sh) (D)
                           (#)       Fiscal Year                         Expiration
                                                                            Date
                                                                                             (f)             (g)
                                                                                            5% ($)         10% ($)

Eddie M. Lesok             -             -                    -               -               -               -
N. Laurence Nagle          -             -                    -               -               -               -
Daniel J. Gilmartin        -             -                    -               -               -               -
Alan J. Bethscheider     6,375        37.44%                58.91       Nov. 2, 2002       617,500          992,500

____________________________



(A) During fiscal 1992, the Company granted options for 17,025 shares. Options granted in 1992 are exercisable upon vesting. See note (C) below.

(B)     Under the terms of CT Holdings' Senior Management Stock
        Incentive Plan, the board of directors of CT Holdings retains discretion, subject to certain limits, to modify the terms of outstanding options, including discretion to reprise the options.

(C) The options were granted for a term of 10 years, subject to earlier termination in certain events related to death or disability and termination of employment. The options vest (a) 20% per year over five years based on the achievement of annual or cumulative earning targets for the Company, (b) in full upon the occurrence of (i) an initial public Secondary Offering, as defined therein, prior to the end of the Company's 1994 fiscal year, or (ii) the tenth anniversary of the effective date, as defined therein, of the options and (c) in full or in part, subject to satisfaction of certain conditions, in the event of an approved sale of the Company, as defined therein, prior to the end of the Company's 1994 fiscal year. The Company achieved its annual earnings target for vesting in fiscal 1992.

(D) The exercise price of the options may be paid by delivery of already owned shares, subject to certain conditions.

(E) The figures appearing in these columns were calculated on the assumption, used solely for the purposes of this table, that the market price of the underlying security would appreciate in value from the date of grant to the end of the option term at annualized rates of 5% for column (f) and 10% for column (g). There can be no assurance that the market price of the underlying security will appreciate at such rates. These rates are used for illustrative and comparative purposes only and do not reflect the views of management.

Option Exercises and Value Table -Fiscal 1992
Aggregated Option Exercises in Fiscal 1992, and FY-End Option Value




       (a)                    (b)               (c)               (d)          (e)

                                                                                      Value of Un-
                                                                  Number of           exercised "In-
                                                                 Unexercised           the-Money"
                                                                 CT Holdings          CT Holdings
                              CT Holdings                      Options at FY-End   Options at FY-End
                                Shares                          (#)Exercisable/      ($)Exercisable/
                             Acquired on     Value Realized      Unexercisable        Unexercisable(A)
        Name                 Exercise(#)           ($)
Eddie M. Lesok                    -                 -          7,091.8/28,367.2              -
N. Laurence Nagle                 -                 -          3,636.8/14,627.2              -
Daniel J. Gilmartin               -                 -                 848/3,392              -
Alan J. Bethscheider              -                 -               1,275/5,100              -

____________________________


(A) Underlying shares are not publicly traded and are subject to repurchase by CT Holdings at the employee's cost or at the then current value of the underlying shares as determined by the Company's Board of Directors upon the termination of the employee's employment with the Company; therefore, options have not been categorized as "in-the-money." The Company has not established any recent valuations for such shares.


EMPLOYMENT CONTRACTS; TERMINATION AND CHANGE-IN-CONTROL AGREEMENTS

     In connection with the 1989 Merger, the Company entered into an employment agreement with Eddie M. Lesok to serve as Chairman of the Board and Chief Executive Officer and an employment agreement with N. Laurence Nagle to serve as President and Chief Operating Officer. The agreements have stated terms of five years and, among other things, entitle Mr. Lesok and Mr. Nagle to participate in the fringe benefit programs maintained by the Company and made available to its executive officers generally. Mr. Lesok will receive, under his agreement, an annual base salary of $350,000 (subject to upward adjustment) during the term of the agreement. Mr. Nagle will receive, under his agreement, an annual base salary of $275,000 (subject to upward adjustment) during the term of his employment. If the employment of Mr. Lesok or Mr. Nagle is terminated as a result of death or Permanent Disability (as defined in the respective agreements), Mr. Lesok or Mr. Nagle (or their respective estates), as the case may be, will be entitled to receive a lump sum amount equal to two times his annual base salary. If the employment of either such executive is terminated by the Company other than for Cause (as defined in the respective agreements) or by such executive for Good Reason (as defined in the respective agreements), such executive will be entitled to an amount equal to his annual base salary, payable over the lesser of two years or the remaining stated term of his employment.

     The Company has agreed that if, prior to December 31, 1994, Mr. Gilmartin's employment is terminated on a non-voluntary basis without cause or, in certain cases, upon a change of control of the Company, Mr. Gilmartin will be entitled to up to one year's base salary. Mr. Gilmartin's current base salary is $200,000. Additionally, the Company has agreed that if Mr. Bethscheider's employment is terminated, in certain cases, upon a change of control of the Company, Mr. Bethscheider will be entitled to six months' base salary if such event occurs prior to February 15, 1994, or twelve months' base salary if such event occurs thereafter. Mr. Bethscheider's current base salary is $125,000.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     CT Holdings owns all of the Company's issued and outstanding shares of common stock. CT Holdings has pledged all such shares to secure the Company's obligations under its Senior Credit Agreement. See "Capital Structure". The mailing address of CT Holdings is 280 Park Avenue,
37th Floor, New York, New York 10017.


CT HOLDINGS' PRINCIPAL STOCKHOLDERS


     Class D Stock, par value $.01 per share, is the only class of CT Holdings' stock that currently possesses voting rights. At October 3, 1993, there were 5,000 shares of CT Holdings' Class D Stock issued and outstanding. Members of the Company's management own Class C Stock, par value $.01 per share, which stock has no voting rights except in certain limited circumstances. The following tables set forth as of October 3, 1993 the number of such shares beneficially owned and the percentage of such shares of the total issued and outstanding shares of Class D Stock and Class C Stock of CT Holdings owned (i) by each person or entity known to the Company to beneficially own five percent or more of the outstanding shares of such stock and (ii) by the directors and executive officers of the Company:



CLASS D VOTING STOCK:

                                                                                Percent of
                                                   Number of                Outstanding Shares
                                               Shares of CT Holdings'         of CT Holdings'
                                                Class D Voting Stock       Class D Voting Stock
Name and Address of Beneficial Owner           Beneficially Owned(1)       Beneficially Owned(1)
- ------------------------------------           ---------------------       ---------------------
INVESTCORP S.A. (2)(3)                              2,600                         52%
37 rue Notre-Dame
Luxembourg

CIP Limited (4)                                     2,600                         52%
P. O. Box 1111
West Wind Building
George Town, Grand Cayman
Cayman Islands, B.W.I.

Corporate Equity Limited (4) (5)                     350                           7%
P. O. Box 1111
West Wind Building
George Town, Grand Cayman
Cayman Islands, B.W.I.

Acquisition Equity Limited (4) (6)                   350                           7%
P. O. Box 1111
West Wind Building
George Town, Grand Cayman
Cayman Islands, B.W.I.


Funding Equity Limited (4) (7)                       350                           7%
P. O. Box 1111
West Wind Building
George Town, Grand Cayman
Cayman Islands, B.W.I.





Planning Equity Limited (4) (8)                     350                           7%
P. O. Box 1111
West Wind Building
George Town, Grand Cayman
Cayman Islands, B.W.I.

Elias N. Hallack (9)                              1,200                           24%
Tile Capital Limited
P. O. Box 1111
West Wind Building
George Town, Grand Cayman
Cayman Islands, B.W.I.

Nemir A. Kirdar (3)                               1,200                           24%
Tile Equity Limited
P. O. Box 1111
West Wind Building
George Town, Grand Cayman
Cayman Islands, B.W.I.

Michael L. Merritt (10)                           1,200                          24%
Tile International Limited
P. O. Box 1111
West Wind Building
George Town, Grand Cayman
Cayman Islands, B.W.I.

_______________________
(1) As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of a security, or the sole or shared power to dispose, or direct the disposition of, a security.


(2) Investcorp owns no stock in any of Corporate Equity Limited, Acquisition Equity Limited, Funding Equity Limited, Planning Equity Limited, or the beneficial owners of these entities (see (5)-(8) below). Investcorp may be deemed to be the beneficial owner of the shares of voting stock held by such entities because the beneficial owners of each of those entities have entered into revocable management agreements with a wholly-owned subsidiary of Investcorp pursuant to which these shareholders have granted such subsidiary the authority to direct the disposition of the stock owned by such entities for so long as such agreements are in effect. Investcorp is a Luxembourg corporation, with its registered address at 37 rue Notre-Dame, Luxembourg.



(3)     Mr. Kirdar, the President and Chief Executive Officer of
        Investcorp, owns more than 99% of the stock of Tile Equity Limited, a Cayman Islands corporation. Its registered office is P. O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands, British West Indies. Mr. Kirdar has granted a revocable proxy in Tile Equity Limited to Investcorp. Mr. Kirdar's address of record is INVESTCORP BANK E.C., Investcorp House, P. O. Box 5240, Manama Bahrain.



(4) CIP Limited ("CIP") is a less than 1% indirect beneficial owner of stock of Corporate Equity Limited, Acquisition Equity Limited, Funding Equity Limited, Planning Equity Limited. CIP may be deemed to be the beneficial owner of the shares of voting stock held by such entities because the ultimate beneficial shareholders of each of those entities have granted to CIP revocable proxies in companies that own those entities' stock. CIP also may be deemed to indirectly control Investcorp through proxies that it holds. The address of CIP Limited is P. O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands, British West Indies.



(5)     Corporate Equity Limited is a Cayman Islands corporation.



(6)     Acquisition Equity Limited is a Cayman Islands corporation.



(7)     Funding Equity Limited is a Cayman Islands corporation.



(8)     Planning Equity Limited is a Cayman Islands corporation.



(9) Mr. Hallack, the Co-Chief Operating Officer of Investcorp, owns more than 99% of Tile Capital Limited, a Cayman Islands corporation. Its registered office is P. O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands, British West Indies. Mr. Hallack's address of record is INVESTCORP BANK E.C., Investcorp House, P. O. Box 5240, Manama Bahrain.



(10) Mr. Merritt, the Co-Chief Operating Officer of Investcorp, owns more than 99% of Tile International Limited, a Cayman Islands corporation. Its registered office is P. O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands, British West Indies. Mr. Merritt's address of record is INVESTCORP BANK E.C., Investcorp House, P. O. Box 5240, Manama Bahrain.



CLASS C NON-VOTING STOCK:

                                                                                Percent of
                                                   Number of                Outstanding Shares
                                               Shares of CT Holdings'         of CT Holdings'
                                                Class C Non-Voting Stock  Class C Non-Voting Stock
Name and Address of Beneficial Owner           Beneficially Owned(1)       Beneficially Owned(1)
- ------------------------------------           ---------------------       ---------------------
All directors and executive officers                 66,357                     25.2%
of the Company as a group (16 persons)

Eddie M. Lesok                                       38,198                     14.5%
c/o Color Tile, Inc.
515 Houston Street
Fort Worth, TX  76102

N. Laurence Nagle                                    18,729                     7.1%
c/o Color Tile, Inc.
515 Houston Street
Fort Worth, TX  76102

Daniel J. Gilmartin                                     848                     0.3%
c/o Color Tile, Inc.
515 Houston Street
Fort Worth, TX  76102

Alan J. Bethscheider                                     850                    0.3%
c/o Color Tile, Inc.
515 Houston Street
Fort Worth, TX  76102


_______________________
(1) As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of a security, or the sole or shared power to dispose, or direct the disposition of, a security.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


     CT Holdings acquired the Company in the 1989 Merger pursuant to the Agreement of Merger, dated as of October 16, 1989, as amended as of December 17, 1989 (the "Merger Agreement"), by and among CT Holdings,
CT Acquisition Corp. ("CTA"), the Company, Knoll International
Holdings, Inc. ("KIHI") and NEAC, Inc. ("NEAC") (the sole common and junior cumulative preferred stockholder of the Company immediately prior to the 1989 Merger). CT Holdings was formed to acquire the Company by affiliates of Investcorp, other international investors and members of the Company's management. No entity participating in the 1989 Merger or any affiliates thereof own any of the Series A Shares.

     In connection with the 1989 Merger, the Company paid to Drexel Burnham Lambert Incorporated (as advisors to Investcorp) advisory fees of $3,740,000 and to Investcorp International, Inc. ("International") advisory fees of $3,700,000. As a result of the 1989 Merger, NEAC received approximately $114,221,000, $8,000,000 of which was placed in escrow pending an audit of the Company's financial statements and related purchase price adjustment. Following settlement of post closing adjustments resulting from the acquisition audit, the Company received $8,500,000, excluding interest, as a reduction of the merger consideration. $8,000,000 of this settlement was received from the escrow account and $500,000 was received directly from KIHI. No material changes in the nature of the Company's business were made following the 1989 Merger.

     The sources of the consideration for the 1989 Merger and related costs and fees consisted of $50 million of common equity contributed by an affiliate of Investcorp, other international investors and senior management of the Company, $60 million in the form of junior subordinated indebtedness (the "Junior Notes") provided by an affiliate of Investcorp and the Company's working capital, including borrowings under its $50,000,000 secured revolving loan facility provided by a commercial bank. The Company paid International
$1,900,000 for arranging the commercial bank financing and for services rendered in connection with obtaining waivers and consents from the holders of debt securities of the Company. The Company paid banking fees of $1,050,000 to the lender under its revolving loan facility. The Company paid $1,800,000 of deferred financing fees to the affiliates of Investcorp in connection with the $60 million of Junior Notes.

     During fiscal 1991 and fiscal 1990, the Company incurred interest expense on the Junior Notes totaling approximately $10,291,000 and $10,342,000, respectively, of which approximately $6,860,000 and $3,825,000, respectively, was deferred. On November 27, 1991, Holdings contributed to the Company additional common equity of $79,704,110. These funds were utilized by the Company to redeem $60,000,000 aggregate principal amount of the Junior Notes, together with deferred interest of $10,684,500 plus accrued interest of $3,431,210 , at a premium of $5,588,400.

     Subsequent to the 1989 Merger, the Company paid International $3,750,000 for financing advisory fees for its assistance in arranging the Company's Senior Credit Agreement and a $50,000,000 senior subordinated debt commitment with a commercial bank. Additionally, an affiliate of Investcorp was paid $6,000,000 in connection with the repurchase of debt securities of the Company. These transactions were reviewed by the independent member of the Company's Board of Directors, and an independent, nationally known investment banking firm, who determined that the terms and conditions associated with these transactions were as favorable to the Company as the Company could have reasonably obtained from an independent third party.

     In April 1992, prior to the termination of a commitment by the Company's principal lender under its Senior Credit Agreement to provide up to $50,000,000 of subordinated debt (the "Senior Subordinated Loan Commitment") in connection with the issuance of the Series A Shares, the Company agreed to reduce the lender's commitment under the Senior Subordinated Loan Commitment from $50,000,000 to $25,000,000. At that time, an affiliate of Investcorp entered into a standby commitment to subscribe for $25,000,000 of a new class of preferred stock (the "Preferred Stock Commitment"). Neither Investcorp nor its affiliate received any separate fees or other compensation in connection with the Preferred Stock Commitment. Upon completion of the placement of Series A Shares on August 13, 1992, the commitments of the lender pursuant to the Senior Subordinated Loan Commitment and the Investcorp affiliate pursuant to the Preferred Stock Commitment terminated.

     In connection with the 1989 Merger, the Company entered into an agreement for management advisory and consulting services with International pursuant to which the Company has agreed to pay
International $500,000 per annum for a five-year term.


     During fiscal 1992, the Company paid the Investment Plan aggregate rentals of approximately $3,100,000 with respect to 44 properties leased to the Company by the Investment Plan. During fiscal 1991 and fiscal 1990, the Company paid the Investment Plan aggregate rentals of approximately $3,100,000 with respect to 43 properties and approximately $2,900,000 with respect to 43 properties, respectively. These leases were originally between the Company and third parties and reflect arm's-length terms.



     On October 5, 1993, ABF Acquisition Corp. ("ABF Acquisition"), an affiliate of Investcorp, entered into an agreement (the "ABF Acquisition Agreement") to acquire the ABF Assets and assume certain liabilities in connection therewith. ABF Acquisition agreed to acquire the ABF Assets to facilitate the acquisition of such assets by the Company pending the receipt of proceeds from the Senior Note Offering, the execution of an amendment to the Senior Credit Agreement permitting, among other things, the acquisition of the ABF Assets, and the receipt of certain required governmental consents. The ABF Acquisition Agreement provided for the acquisition of the ABF Assets and certain related entities in exchange for the assumption of certain specified liabilities and the payment of a purchase price of approximately $73,000,000 after giving effect to the anticipated effect of certain adjustments pursuant to the ABF Acquisition Agreement. In connection with such acquisition, affiliates of Investcorp received approximately $4,300,000 million from ABF Acquisition in respect of a bridge loan commitment, a guarantee of the bridge loan provided by Chemical Bank to finance the acquisition of the ABF Assets by ABF Acquisition and the payment of fees for merger advisory services. A portion of the fees payable to affiliates of Investcorp was intended to compensate such affiliates for committing to provide additional funds in the event that the Company was unable to consummate the acquisition of the ABF Assets as described below.



     The Company entered into an option (the "Option Agreement") to acquire the ABF Assets and assumed the liabilities associated therewith from ABF Acquisition at a price of approximately $78,800,000, which reflects the same price paid by ABF Acquisition for the ABF Assets, adjusted to reflect amounts payable to certain Investcorp affiliates, as described above, and the reimbursement of transaction costs incurred in connection with such acquisition. The Company exercised its option and acquired the ABF Assets contemporaneously with the completion of the Senior Note Offering on December 17, 1993.



     In connection with the Option Agreement, the Company and ABF Acquisition have entered into a Management Services Agreement dated November 4, 1993 pursuant to which the Company agreed to provide management services to ABF Acquisition until the earlier to occur of the closing of the exercise of the Company's option to purchase the assets of ABF Acquisition under the Option Agreement or November 4, 1994. The Management Services Agreement provides for the Company to receive a fee in an amount equal to $500,000 per month during the term of the agreement, except to the extent that such fee would cause the taxable income of ABF Acquisition for the current year to be a negative number, in which event the fee payable to the Company for that period shall be reduced to the extent required to cause such taxable income to be equal to zero. As ABF Acquisition generated no taxable income during the term of this agreement, the Company will receive no fees pursuant to this agreement.




     Pursuant to the ABF Acquisition Agreement, the parties made customary representations, warranties and covenants typically contained in agreements of this type and entered into customary indemnities for breaches of such representations, warranties and covenants set forth in the ABF Acquisition Agreement. Upon the acquisition of the ABF
Assets, ABF Acquisition assigned all its rights under the ABF
Acquisition Agreement to the Company.

                              CAPITAL STRUCTURE

CREDIT FACILITIES

     Senior Credit Agreement.


     The Senior Credit Agreement provides for a $132,500,000 (originally $150,000,000 reduced by mandatory principal payments) term loan facility and a $100,000,000 revolving credit facility as of October 3, 1993. In connection with the Senior Note Offering, the Company partially repaid the term loan facility and applied approximately $27,100,000 to reduce the outstanding amount under the revolving credit facility, thereby increasing the availability thereunder for future borrowings. After giving effect to such repayment, the Company had approximately $32,000,000 of undrawn availability under the revolving credit facility. The revolving credit facility may be utilized to meet the Company's current working capital requirements, including issuance of stand-by and trade letters of credit. The Company's obligations under the Senior Credit Agreement are secured by substantially all the assets of the Company and its subsidiaries. In connection with the Senior Note Offering, the Company and the lenders under the Senior Credit Agreement have entered into an amendment to the Senior Credit Agreement, which became effective upon the completion of the Senior Note Offering.



     At October 3, 1993, the Company had utilized all of the proceeds of the $150,000,000 term loan facility and a portion of the $100,000,000 revolving credit facility to purchase $88,225,000 principal amount of the 12-3/8% Senior Notes, $75,000,000 principal amount of the 13%
Senior Subordinated Notes and $50,000,000 principal amount of the 13-3/4% Subordinated Debentures. All remaining 13% Senior Subordinated Notes and 13-3/4% Subordinated Debentures were redeemed or repurchased by April 15, 1992.



     Borrowings under the Senior Credit Agreement, at the option of the Company, accrue interest at (i) the greater of the rate equal to (x) Chemical Bank's announced reference rate or (y) the federal funds rate, plus 1/2%, in each case plus 1 1/2%, or (ii) the London Interbank Offered Rate (LIBOR), plus 2 3/4%. As of October 3, 1993, the Company has elected a LIBOR-based interest rate with respect to $208,000,000 of its outstanding borrowings. Pursuant to this election, the rate of interest for this portion of the borrowings will be approximately 6.2% through May 23, 1994. The remainder of the outstanding borrowings bears interest at fluctuating rates for varying interest periods. At October 3, 1993, this rate was approximately 7.5%. The Company has also purchased an interest rate cap in a notional amount of $125,000,000 establishing a maximum total borrowing rate of 9% in respect of such notional amount through April 20, 1994.



     The Senior Credit Agreement requires the Company to repay the principal amount of the term loan in 26 consecutive quarterly installments commencing in the third quarter of 1992 and continuing each quarter thereafter through December 31, 1998 in an aggregate amount of $10,000,000 in fiscal 1993 increasing $5,000,000 each year thereafter to $30,000,000 in fiscal 1997 and $40,000,000 in fiscal 1998. On March 31, 1993, June 30, 1993 and September 30, 1993, the
Company paid $2,500,000 in satisfaction of its scheduled repayment obligations for the first, second and third quarters of fiscal 1993. Upon the application of the net proceeds of the Senior Note Offering, the Company repaid $86,500,000 of indebtedness (including $2,500,000 of principal payments due in the fourth quarter of fiscal 1993) under the term loan portion of the Senior Credit Agreement, which eliminated the Company's mandatory repayment obligations on the term loan portion of the Senior Credit Agreement until March 30, 1996 and reduced pro rata the Company's remaining repayment obligations thereafter.



     The Senior Credit Agreement contains certain customary covenants and restrictions that, among other things, restrict the Company's ability to incur additional indebtedness or issue redeemable preferred stock requiring mandatory redemption prior to December 1, 2002, enter into transactions with affiliates, pay dividends, redeem or make payments in respect of its capital stock, make capital expenditures, sell assets and grant liens with respect to its assets. Such covenants also require the Company to maintain certain financial ratios, including interest coverage and earnings ratios, and to maintain a minimum consolidated net worth.



     In connection with the Senior Note Offering, the Company and its lenders have entered into an amendment to the Senior Credit Agreement that became fully effective upon the consummation of the Senior Note

Offering. In addition to permitting the use of the proceeds from the Senior Note Offering as described herein, this amendment, among other things, also increases the level of capital expenditures permitted, reduces the interest coverage ratios required to be maintained, provides the Company with increased flexibility under its other covenants and permits the Company to dispose of the Company's Canadian operations and certain retail stores acquired from the former owner of ABF.



     As amended, the Senior Credit Agreement permits the Company to pay dividends on the Series A Shares and, after January 15, 1995, on the Redeemable Senior Preferred Stock, to the extent that, after giving effect to such payment, the Company's Interest Coverage Ratio (as defined in the Senior Credit Agreement) as of the last day of the Company's fiscal quarter immediately preceding the date of such dividend payment would not be less than the ratio specified in the Senior Credit Agreement (calculated on a pro forma basis, with such dividend being treated as though it were a cash interest payment made during such preceding fiscal quarter). The applicable Interest Coverage Ratio under the Senior Credit Agreement is as follows for each of the fiscal quarters within each fiscal year identified:



                                             Interest
               Fiscal Year                 Coverage Ratio
               -----------                 --------------
                   1994                       1.35 to 1

                   1995                       1.60 to 1

                   1996                       1.70 to 1

                   1997                       2.00 to 1

                   1998                       2.30 to 1




     Calculated on the basis set forth in the Senior Credit Agreement, the Company's Interest Coverage Ratio as of October 3, 1993 was 2.22 to 1.
On a pro forma basis, assuming the completion of the Senior Note
Offering and the application of the proceeds thereof occurred on October 3, 1993, the Company's Interest Coverage Ratio would have been
1.85 to 1.



     The Senior Credit Agreement would also prohibit the Company from repurchasing the Series A Shares upon a Change of Control as provided by the terms of the Purchase Agreement, except to the extent that the repurchase were effected with the proceeds of the issuance of additional common stock. If the Company were for any reason unable to issue additional common stock in an amount sufficient to repurchase the Series A Shares upon a Change of Control, a waiver from the lenders under the Senior Credit Agreement would be required for the Company to repurchase the Series A Shares as required by the Purchase Agreement. There can be no assurance that such waiver, if required, could be obtained. The Company is not obligated to purchase the Redeemable Senior Preferred Stock upon a Change of Control.



Senior Notes



     The Senior Notes were issued pursuant to an Indenture, dated December 15, 1993 (the "Indenture") between the Company and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended
(the "Trust Indenture Act"), as in effect on the date of the Indenture.



     Principal, Maturity and Interest. The Senior Notes are limited in aggregate principal amount to $200,000,000 and mature on December 15, 2001. Interest on the Senior Notes accrues at the rate of 10 3/4% per annum and will be payable semi-annually on June 15 and December 15.



     Ranking. The Senior Notes are senior unsecured obligations of the Company ranking pari passu with all other present and future senior indebtedness of the Company and prior in right of payment to all present subordinated indebtedness of the Company and any future indebtedness of the Company that by its terms is subordinated in right of payment to the Senior Notes. The Company's obligations under the

Senior Credit Agreement are secured by substantially all the Company's assets and, as a consequence thereof, the holders of such indebtedness will have a prior claim upon those assets to the extent of the lesser of the value of the collateral or the amount of the obligations secured thereby.



     Optional Redemption. Commencing December 15, 1997, the Senior Notes will be subject to redemption at the option of the Company, in whole or in part, at any time and from time to time, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as a percentage of principal amount) set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:



               Year                       Percentage
               ----                       ----------
               1997                         104.61%
               1998                         103.07%
               1999                         101.54%
               2000 and thereafter          100.000%




     Notwithstanding the foregoing, if the Company or CT Holdings consummates one or more public offerings of its common stock on or prior to December 15, 1996, the Company may, at its option, within 60 days of the consummation of any such offering, use all or any portion of the net proceeds of such offering available to the Company to redeem up to 35% of the initially outstanding aggregate principal amount of Senior Notes at a redemption price equal to 110% of the principal amount thereof plus accrued and unpaid interest to the date of redemption, provided that immediately following such redemption at least 65% of the aggregate principal amount of Senior Notes originally issued under the Indenture remain outstanding.



     Change of Control. Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of Senior Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.



     The Indenture defines a "Change of Control" as the occurrence of any of the following events:


  (i) prior to the first public offering of stock of the Company or CT Holdings entitled to vote under ordinary circumstances in the election of directors, managers or trustees ("Voting Stock"), as the case may be, Investcorp, its affiliates, members of Company management and any person acting in the capacity of an underwriter in connection with a public or private offering of the Company's or CT Holdings' capital stock (collectively, the "Permitted Holders"), cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of majority voting power of the Voting Stock of the Company or CT Holdings, as the case may be, whether as a result of issuance of securities of the Company or CT Holdings, as the case may be, any merger, consolidation, liquidation or dissolution of the Company or CT Holdings, as the case may be, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, a majority of the Voting Stock of the parent corporation);



  (ii)	  following the first public offering of Voting Stock of
          the Company or CT Holdings, as the case may be, any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Voting Stock of the Company or CT Holdings, as the case may be; provided that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Company or CT Holdings, as the case may be, than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or CT Holdings, as the case may be; or



 (iii) following the first public offering of Voting Stock of the Company or CT Holdings, as the case may be, any Person (other than Investcorp, its affiliates and members of Company management) (a) nominates one or more individuals for election to the board of directors of the Company or CT Holdings, as the case may be, (b) solicits proxies, authorizations or consents in connection therewith, and (c) such number of nominees elected to serve on the board of directors represents a majority of the board of directors of the Company or CT Holdings, as the case may be, following such election.




     The definition of "Change of Control" in the Indenture differs in certain respects from the definition of "Change of Control" contained in the Purchase Agreement in respect of the Series A Shares. See "Description of the Securities -- Change of Control Rights." Accordingly, certain events (such as a public offering of common stock of the Company or CT Holdings after which Investcorp and its affiliates cease to own at least 50% of the Voting Stock) may occur that trigger a Change of Control under the Purchase Agreement but that do not trigger a Change of Control under the Indenture. In such a case, the Indenture provides that the Company may not repurchase the Series A Shares (except out of the proceeds of a contemporaneous public offering of capital stock) unless (a) at the time of such repurchase, no Default or Event of Default (as defined in the Indenture) has occurred and is continuing or would occur as a consequence thereof; (b) immediately after giving effect to such repurchase, the aggregate amount of all repurchase and other Restricted Payments (as defined in the Indenture) declared or made since the date of the Indenture will not exceed the sum of (i) 50% of Consolidated Net Income (as defined in the Indenture) for the period (taken as one accounting period) from the beginning of the first full fiscal quarter commencing immediately after the date of initial issuance of the Senior Notes to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or if Consolidated Net Income will be a deficit, minus 100% of such deficit), plus (ii) to the extent not used to purchase, redeem or otherwise acquire for value capital stock and indebtedness from the net proceeds of a contemporaneous issuance and sale for cash of shares of capital stock or subordinated indebtedness of the Company or CT Holdings (as permitted under the Indenture), 100% of the aggregate net cash proceeds received after the date of initial issuance of the Senior Notes by the Company as capital contributions to the Company or from the issuance and sale of capital stock (other than redeemable stock or capital stock that is exchangeable for indebtedness) or indebtedness that is convertible into capital stock (other than redeemable stock), to the extent such indebtedness is actually so converted; and (c) the Company could, at the time of such repurchase and after giving effect thereto, have incurred at least $1.00 of additional indebtedness under the Indenture. However, if an event occurs that would constitute a Change of Control under both the Indenture and the Purchase Agreement, the Indenture provides that the Company must first repurchase all Senior Notes tendered prior to repurchasing any Series A Shares. In such a case, the Company need not meet the restrictions described above to effect the repurchase.



     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring. The Company's ability to purchase the Senior Notes will be limited by the Company's then available financial resources and, if such financial resources are insufficient, its ability to arrange financing to effect such purchases. There can be no assurance that the Company will have sufficient funds to repurchase the Senior Notes upon a Change of Control or that the Company will be able to arrange financing for such purpose.



     Unless the Company's lenders waive certain covenants contained in the Senior Credit Agreement, a Change of Control would constitute an event of default thereunder and could result in the acceleration of the Company's debt repayment obligations. In such event, the Company may not have sufficient resources to satisfy all its repayment and repurchase obligations.

     Certain Covenants. The Indenture restricts, among other things, (i) the incurrence of additional indebtedness by the Company and its subsidiaries; (ii) the payment of dividends (other than dividends payable on the Series A Shares and the Redeemable Senior Preferred Stock), the repurchase of capital stock and the making of other restricted payments (as defined in the Indenture); (iii) the making of certain investments by the Company and its subsidiaries; (iv) the making of certain loans to, investments in or guarantees on behalf of, franchisees; (v) the creation of liens; (vi) certain sale and leaseback transactions by the Company or its subsidiaries; (vii) certain transactions between the Company or its subsidiaries and their respective affiliates; (viii) certain mergers, consolidations and sales of assets; and (ix) engaging in any business other than the building materials and home decorating and remodeling products business and the direct-marketing business. The Indenture also restricts the ability of the Company or its subsidiaries to create or enter into any restriction on the ability of such subsidiaries to take certain actions, including without limitation (i) paying dividends or other distributions to the Company or any subsidiary, (ii) paying any indebtedness owed to the Company or any subsidiary, (iii) making loans or advances to the Company or any subsidiary, (iv) transferring property or assets to the Company or any subsidiary, (v) granting liens or security on the Company's or any of its subsidiaries' assets in favor of the holders of the Senior Notes or (vi) guaranteeing the Senior Notes or any renewals or refinancings thereof. Upon certain sales of assets, the Company will be required to offer to purchase, at 100% of their principal amount together with accrued and unpaid interest, Senior Notes in an aggregate principal amount equal to Net
Cash Proceeds (as defined in the Indenture), except to the extent such Net Cash Proceeds are used to permanently reduce senior indebtedness or are invested in properties and assets in the same line of business.


     Consumer Credit Card Facility.

     Pursuant to a Credit Card Program Agreement between the Company and a bank (the "Color Credit Agreement"), the Company's customers may finance purchases of goods and services through the bank on a revolving credit basis. At its discretion, the bank extends credit to customers in an amount based upon its credit policies for the program. Once it has approved and assigned a credit line to the account, the bank forwards a customized credit card ("Color Credit") to the customer. Subject to certain chargeback rights retained by the bank, the credit risks associated with nonpayment of such charge accounts are borne by the bank. The Company is subject to a $35,000,000 minimum annual volume guaranty under the Color Credit Agreement.

     The Color Credit Agreement requires the Company to allocate an amount equal to .035% of its total sales each year to promote the program.
The bank supplies the form and content of all necessary documentation for the program, which documentation is then printed at the Company's expense. All sales on the "Color Credit" program must receive a credit authorization to be made on the approved form of documentation.


     At October 3, 1993, there was approximately $30,000,000 outstanding from all customers under the Color Credit Agreement. During fiscal 1992, approximately $38,000,000 in sales were made through the program. The bank maintains a reserve for doubtful accounts, which it funds by discounting the amounts paid to the Company from sales generated under the "Color Credit" program. The Company is entitled to receive 50% of the remaining aggregate balance of such reserve, if any, after all outstanding balances on the "Color Credit" accounts have been liquidated, or charged off by the bank, and the Company has discharged all of its liabilities and obligations under the Color
Credit Agreement.


     The Color Credit Agreement is subject to termination by either party for any reason upon 180 days' notice prior to the end of the term or, upon material default by either party, upon 30 days' notice. Upon termination of the Color Credit Agreement, the Company has a right of first refusal to repurchase outstanding "Color Credit" accounts at 103% of the aggregate amount of unpaid principal indebtedness plus finance and other charges if terminated by the Company or 100% if terminated by the bank pursuant to the terms of the Color Credit
Agreement.


     Commercial Credit Card Facility.



     Pursuant to a program agreement between the Company and a financial institution (the "Color Pro Agreement"), the Company's commercial customers may finance purchases of goods and services on a revolving credit basis. At its discretion, the financial institution extends credit to the Company's commercial customers in an amount based upon its credit policies for the program up to a maximum aggregate outstanding balance of $10,000,000. Once it has approved and assigned a credit line to the account, the financial institution forwards a customized credit card ("Color Pro Credit") to the customer. The credit risks associated with nonpayment of such charge accounts are borne by the Company and, subject to certain obligations to make collection efforts, may be charged back by the bank to the Company.



     The bank supplies the form and content of all necessary documentation for the program, which is then printed at the Company's expense. All sales on the "Color Pro Credit" program must receive a credit authorization and be made on the approved form of documentation.



     At October 3, 1993, there was approximately $2,400,000 outstanding from all commercial customers under the Color Pro Agreement. The
Color Credit Agreement is subject to termination by either party for any reason upon 180 days' notice prior to the end of the term or, upon material default by either party, upon 30 days' notice. The financial institution maintains a reserve for doubtful accounts, which it funds by discounting the amounts paid to the Company for purchased accounts. Upon termination of the Color Credit Agreement, the Company has a right of first refusal to repurchase outstanding Color Pro accounts at 100% of the aggregate amount of unpaid principal indebtedness plus finance charges or not to purchase such accounts and pay a monthly liquidation fee to the financial institution equal to the reasonable servicing expenses per account.


COMMON STOCK


     The authorized common stock of the Company consists of 1,000,000 shares of common stock, par value $.01 per share. At October 3, 1993 there were 101 shares of Common Stock issued and outstanding, all of which are held of record by CT Holdings. All outstanding shares of common stock are pledged to secure the Company's obligations under the Senior Credit Agreement. Each share of common stock entitles the holder thereof to one vote on all matters to be voted on by stockholders of the Company. Pursuant to the restrictions contained in the Senior Credit Agreement, the Indenture, the Company's Certificate of Incorporation and the Company's Certificate of Designation, the Company is not expected to be able to pay dividends on its common stock for the foreseeable future other than certain limited dividends permitted by the Senior Credit Agreement, the Indenture, the Certificate of Incorporation and the Company's Certificate of Designation. In the event of a liquidation, dissolution or winding up of the Company, the holders of the common stock are entitled to share in the remaining assets of the Company after payment of all liabilities and after satisfaction of all liquidation preferences payable to the holders of the Series A Shares, the Redeemable Senior Preferred Stock and all other shares of stock ranking senior to the common stock in respect of any distribution upon the liquidation, dissolution or winding up of the Company. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of the common stock are fully paid and nonassessable.


DELAWARE GENERAL CORPORATION LAW

     The Company is subject to Section 203 of the DGCL ("Section 203"), which restricts the Company from engaging in "business combinations" with an "interested stockholder" for a period of three years from the date the stockholder becomes an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

PREFERRED STOCK

     The Company is authorized to issue 585,000 shares of preferred stock, par value $1.00 per share, of which 385,000 shares are designated as Senior Cumulative Preferred Stock, referred to herein as the Redeemable Senior Preferred Stock and 200,000 shares are designated
Junior Cumulative Preferred Stock. At October 3, 1993, there were no shares of Junior Cumulative Preferred Stock outstanding, 200,000 shares of Redeemable Senior Preferred Stock were issued and outstanding and an additional 122,435 shares were accrued as payment-in-kind dividends issuable on January 15, 1995. The Company is also authorized to issue 7,500,000 shares of Class B Preferred Stock, par value $1.00 per share, of which 2,750,000 shares are designated as Series A Senior Increasing Rate Preferred Stock and, 2,750,000 shares are designated as Series B Senior Increasing Rate Preferred Stock
("Series B Shares").  At October 3, 1993, there were 2,200,000 Series
A Shares and no Series B Shares issued and outstanding. The terms of the Series A Shares are described herein. See "Description of the Securities." The Series B Shares have terms identical in all material respects to the Series A Shares. The Company has no current intent to issue any Series B Shares.

Redeemable Senior Preferred Stock

     Dividends. Holders of the Redeemable Senior Preferred Stock are entitled to receive, when, as and if declared by the Company's Board of Directors, out of funds legally available therefor and subject to certain restrictions in the Senior Credit Agreement, cumulative dividends at the annual rate of $14.50 per share, which dividends are payable on January 15, 1995 in additional shares of Redeemable Senior Preferred Stock (with each share being valued at $100) and thereafter quarterly in cash. In the event the Company does not issue such additional shares of Redeemable Senior Preferred Stock on January 15, 1995 or subsequent to January 15, 1995 pay each dividend due in cash, such accrued but unpaid dividends will accrue additional cash dividends at a rate of 14.5% per annum compounded quarterly. No cash dividends are payable on payment-in-kind shares of Redeemable Senior Preferred Stock prior to January 15, 1995.

     Subsequent to January 15, 1995, if all cumulative dividends are not paid in full upon the Redeemable Senior Preferred Stock, the Series A Shares and any other preferred stock ranking in parity as to dividends with the Redeemable Senior Preferred Stock, all such dividends declared upon the shares of Redeemable Senior Preferred Stock, the Series A Shares and any preferred stock ranking in parity as to dividends with the Redeemable Senior Preferred Stock will be declared pro rata so that in all cases the amount of such dividends declared per share on the Redeemable Senior Preferred Stock, the Series A
Shares and such other preferred stock will bear to each other the same ratio that such accrued dividends per share on the shares of Redeemable Senior Preferred Stock, the Series A Shares and such other preferred stock bear to each other. In addition, the Company may not declare or pay any cash dividends on or redeem or purchase its common stock or any other class of capital stock ranking, as to dividends or upon liquidation, dissolution or winding up, junior to or on a parity with the Redeemable Senior Preferred Stock if, at the time of making such dividend, redemption or purchase, the Company is in default with respect to any dividends payable on, or any obligation to redeem or purchase, shares of Redeemable Senior Preferred Stock. The Company may not redeem any class of capital stock ranking, as to dividends, upon liquidation, dissolution or winding up, junior to the Redeemable Senior Preferred Stock, except in exchange for, or out of proceeds of a substantially concurrent sale of, such junior stock.

     Voting. Except as otherwise provided by the DGCL, holders of the Redeemable Senior Preferred Stock have only those voting rights provided in the Company's Certificate of Incorporation. The Company's Certificate of Incorporation provides that the holders of the Redeemable Senior Preferred Stock will have the exclusive right, voting separately as a class, to elect two new directors (and the Board of Directors will be increased by such number of new directors) if (i)(a) dividends payable on the Redeemable Senior Preferred Stock are in arrears and unpaid in an aggregate amount equal to at least the amount of dividends payable thereon for six quarterly periods, whether or not consecutive, or (b) pay-in-kind dividends for the period of July 15, 1989 through January 15, 1995 have not been issued as of July 15, 1996 in an amount equal to at least 43,500 shares of Redeemable Senior Preferred Stock or (ii) the Company fails to meet the mandatory redemption or purchase obligations in respect of the Redeemable Senior Preferred Stock. Without the written consent of the holders of at least a majority of the shares of the Redeemable Senior Preferred Stock, the Company may not create any series or class of preferred stock that is (i) senior to the Redeemable Senior Preferred Stock as to dividends or upon liquidation, dissolution or winding up or (ii) mandatorily redeemable on or prior to October 15, 1999.


     Liquidation, Dissolution, Winding Up. In the event of any involuntary or voluntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Redeemable Senior Preferred Stock are entitled to be paid out of the assets of the Company available for distribution an amount equal to $100, plus an amount equal to accrued and unpaid dividends thereon, for each share outstanding before any distribution may be made to any holder of the Junior Securities. The sale, lease or conveyance of all or substantially all of the Company's assets or a merger or consolidation of the Company which results in holders of Junior Securities receiving in exchange therefor cash or notes, debentures or other evidences of indebtedness or obligations to pay cash or preferred stock of the surviving entity which ranks senior to or on a parity with the Redeemable Senior Preferred Stock will be deemed to be a voluntary liquidation, dissolution or winding up of the affairs of the Company. If the assets of the Company are insufficient to pay in full the liquidation payments payable to the holders of the Redeemable Senior Preferred Stock and the Series A Shares, the holders of all such shares will share ratably in the distribution of assets.

     In the event of a sale, lease or conveyance of all or substantially all of the Company's assets or a merger or consolidation of the Company that results in holders of Junior Securities receiving in exchange therefor common stock or preferred stock (the "Exchanged Preferred Stock") of the surviving entity that ranks junior to the Redeemable Senior Preferred Stock, the Redeemable Senior Preferred
Stock will be deemed to be preferred stock of such entity, with the same annual dividend rate and rights as the Redeemable Senior
Preferred Stock. If the Exchanged Preferred Stock is to be mandatorily redeemed in whole or in part on or prior to October 15, 1999, the mandatory redemption provisions of the Redeemable Senior Preferred Stock will be deemed to be amended to provide that all shares of Redeemable Senior Preferred Stock will be mandatorily redeemed prior to any mandatory redemption of the Exchanged Preferred Stock. If the Company or any affiliate of the Company optionally redeems or otherwise acquires any or all of the then outstanding shares of Exchanged Preferred Stock, the Company is required to redeem a proportionate number of shares of Senior Preferred Stock.

     Redemption. Beginning October 15, 1991, the Company may redeem the Redeemable Senior Preferred Stock at any time in whole or in part at a redemption price equal to $100 per share plus an amount equal to any accrued but unpaid dividends due thereon. To the extent not earlier redeemed, the Company is required to redeem, out of funds legally available therefor under the DGCL, all of the outstanding shares of Redeemable Senior Preferred Stock in two equal installments on each of October 15, 1998 and October 15, 1999 at a redemption price of $100 per share, plus an amount equal to all dividends accrued and unpaid thereon through the redemption date.


JUNIOR CUMULATIVE PREFERRED STOCK

     The Company has designated 200,000 shares of its preferred stock as Junior Cumulative Preferred Stock ("Junior Preferred Stock"), none of which are outstanding. The Company currently has not adopted any rights, preferences or privileges in respect of its Junior Preferred Stock. The Board of Directors is authorized to adopt by resolution the rights, preferences and privileges for such Junior Preferred
Stock.

                    DESCRIPTION OF THE SECURITIES

SERIES A SHARES

     The Company is authorized to issue 2,750,000 shares of Series A Senior Increasing Rate Preferred Stock, par value $1.00 per share, with a liquidation preference of $25.00 per share. The Series A Shares rank, with respect to dividends and upon liquidation, in parity with the Redeemable Senior Preferred Stock and any other senior preferred stock of the Company having a maturity date on or after the maturity date of the Series A Shares and used to refinance the Redeemable Senior
Preferred Stock, but only to the extent of the Redeemable Senior
Preferred Stock refinanced plus the fees and expenses of such refinancing, and rank senior to all Junior Securities.

     Dividends. Holders of record of the Series A Shares will be entitled to receive, when and as declared by the Company's Board of Directors, out of funds legally available therefor after taking into account any permitted reevaluation of the assets of the Company (the "Legally Available Funds"), cumulative dividends payable on the Series A Shares for each quarterly dividend period (a "Quarterly Dividend Period"), which Quarterly Dividend Periods commence on October 15, January 15,
April 15 and July 15 of each year and end on and include the day next preceding the first day of the next Quarterly Dividend Period. The current quarterly dividend, which applies to the Quarterly Dividend Periods commencing on January 15, 1994 and April 15, 1994, is equal to $.90625 per Series A Share. The quarterly dividend will increase by $.03125 to $.9375 per Series A Shares for the Quarterly Dividend
Periods beginning on July 15, 1994 and October 15, 1994 and will increase by $.03125 per Series A Share for each two consecutive
Quarterly Dividend Periods thereafter, up to a maximum quarterly dividend of $1.0625 per Series A Share. All dividends that are payable on the same dates as dividends payable in respect of the Redeemable Senior Preferred Stock or any other preferred stock ranking in parity with the Series A Shares with respect to the payment of dividends, must be declared on the same date as, and the record date in respect of such dividends must be identical to, that set for the Redeemable Senior Preferred Stock or any other preferred stock ranking on parity with the Series A Shares in respect of the payment of dividends, as the case may be. The Company may, at its election, pay dividends on the Series A Shares, in whole or in part, with respect to such portion of the quarterly dividend in excess of $.9375 per Series
A Share by means of the issuance of additional Series A Shares at the rate of one Series A Share for each $25.00 of dividends.


     All dividends are payable on each October 15, January 15, April 15 and July 15 next succeeding the applicable Quarterly Dividend Period (each of such dates being a "Dividend Payment Date"). Such dividends are paid to the holder of record at the close of business on the date specified by the Company's Board of Directors at the time such dividend is declared, provided that such date shall be between 60 and 10 days prior to the respective Dividend Payment Date. Each of such quarterly dividends is fully cumulative and accrues (whether or not declared), without interest or additional dividends, from the first day of the Quarterly Dividend Period. Dividends shall accrue on a daily basis without regard to the occurrence of a Dividend Payment
Date or the declaration of any dividend. The Company has paid in full all dividends on the Series A Shares accrued and payable prior to the date hereof. The Company's ability to pay dividends on the Series A
Shares is subject to certain restrictions contained in the Senior
Credit Agreement, the Indenture and the Company's Certificate of Incorporation, as amended. See "Capital Structure."


     In the event that retained earnings or other surplus capital of the Company is insufficient for the payment of the entire amount of dividends payable in any Quarterly Dividend Period with respect to the Redeemable Senior Preferred Stock, the Series A Shares and any other preferred stock ranking in parity as to dividends, or the Company is otherwise restricted from paying such dividend, the amount of any available surplus will be allocated for the payment of dividends with respect to the Series A Shares, the Redeemable Senior Preferred Stock and any other preferred stock ranking in parity with the Series A
Shares as to dividends pro rata based upon the accrued cash dividends per share payable on the Series A Shares, the Redeemable Senior Preferred Stock and any other preferred stock ranking in parity with the Series A Shares as to dividends. However, the Company may pay dividends payable in the form of additional shares of the same series or class of stock on which dividends are declared; provided that such dividends are not included in any calculation of accrued or pro rata dividends.


     So long as any Series A Shares are outstanding, the Company may not declare, pay or set apart for payment any dividend on Junior
Securities (other than dividends and distributions payable in shares of its Junior Securities), and the Company may not purchase, redeem or otherwise acquire or retire for value any Junior Securities, or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities (other than certain redemptions of the Junior Securities previously issued to the Company's employees pursuant to any employee benefit or bonus plan) or set apart for payment money to do any of the foregoing (collectively, "Junior Securities Payments"), if, after giving effect to such payment, the aggregate amount expended for all such payments subsequent to the date the Series A Shares are first issued exceeds the sum of (a) 25% of Adjusted Net Income or 100% of the net loss (Adjusted Net Income is defined for purposes of this formula as net income of the Company from and including the fiscal quarter of the date of such issuance through the fiscal quarter ending immediately prior to the date of such proposed payment, less the sum of (i) all dividends and other payments made, accrued, or cumulated in respect of the Series A Shares, the Redeemable Senior Preferred Stock and all other preferred stock or series thereof ranking in parity with the Series A Shares, (ii) any gain on sale of assets

(other than in the ordinary course) or other extraordinary income as determined in accordance with generally accepted accounting principles and (iii) earnings of any subsidiary of the Company to the extent that such subsidiary is restricted by agreement, applicable law or otherwise from distributing such earnings to the Company), plus (b) the aggregate net cash proceeds and the fair market value of any marketable securities received by the Company from the issuance or sale (other than any issuance or sale to an entity controlled by the Company), subsequent to August 13, 1992, of any Junior Securities or any warrants, rights, or options to purchase or acquire any Junior Securities. The Company is also restricted from making any Junior Securities Payment and from redeeming shares of Redeemable Senior Preferred Stock (other than pursuant to the mandatory redemption described above and under other limited circumstances), or of any other preferred stock ranking in parity with the Series A Shares, unless prior to or concurrently with any such payment, all accrued and unpaid dividends on the Series A Shares have been or will be paid or declared or set aside for payment. The Company is however permitted to pay certain dividends to CT Holdings in respect of the Company's outstanding common stock (i) to pay or reimburse CT Holdings for its ongoing fees and expenses associated with the ownership of the Company and (ii) to permit CT Holdings to repurchase shares of its capital stock held by management. The Company is also specifically permitted to incur additional indebtedness and repay outstanding indebtedness under the Senior Credit Agreement, pay certain fees pursuant to the management agreement with an affiliate of Investcorp and make any payment required under the Company's employment agreements with senior management.


     Liquidation, Dissolution, Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Series A Holders are entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to $25.00 for each Series A Share outstanding (the "Liquidation Preference"), plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up before any payment will be made or assets distributed to the holders of the Junior Securities. If the assets of the Company are insufficient to pay in full the liquidation payments payable to the holders of the Series A Shares, the Redeemable Senior Preferred Stock and any other preferred stock ranking in parity with the Series A Shares as to liquidation, dissolution and winding up, the holders of the Series A Shares, the Redeemable Senior Preferred Stock and any other preferred stock ranking in parity with the Series A Shares as to liquidation, dissolution and winding up will share ratably in such distribution of assets in proportion to the amount that would be payable on such distribution if the amounts to which the holders of the Series A
Shares, the Redeemable Senior Preferred Stock and any other preferred stock ranking in parity with the Series A Shares as to liquidation, dissolution and winding up are entitled if paid in full. A sale, lease or conveyance of all or substantially all the Company's assets or a merger or consolidation of the Company will not be deemed to be a liquidation, dissolution or winding up unless such sale, lease or conveyance shall be in connection with a plan of dissolution or winding up of the Company's business or a distribution of all or substantially all of the Company's assets. Notwithstanding the foregoing, at any time when the Company is prohibited pursuant to the terms of the Redeemable Senior Preferred Stock from making any distribution in cash with respect to, or redeeming or purchasing
Junior Securities, a sale, lease or conveyance of all or substantially all of the Company's assets or a merger or consolidation of the Company that results in the holders of Junior Securities receiving any of (i) cash, (ii) notes, debentures or other evidences of indebtedness or obligations to pay cash or (iii) preferred stock of the surviving entity that ranks in parity with or senior to the Series A Shares in liquidation or dividends will, at the election of the holders of the Series A Shares, be deemed to be a liquidation, dissolution or winding up of the affairs of the Company.

     Redemption. On January 15, 2003, to the extent that the Company has Legally Available Funds and provided that the Company is not in default with respect to dividends payable on, or any obligation to redeem or repurchase, shares of the Redeemable Senior Preferred Stock, the Company will be required to redeem the remaining outstanding
Series A Shares at a redemption price of $25.00 per Share, together with accrued and unpaid dividends thereon to the redemption date, in cash without interest. If the Company is unable to redeem the Series A
Shares on such date due to a lack of Legally Available Funds or for any other reason, the Company is required to discharge its mandatory redemption obligations as soon thereafter as it is able and such discharge shall be effected pro rata among holders of the Series A
Shares and, to the extent not previously redeemed, the Redeemable
Senior Preferred Stock, and any other preferred stock ranking in parity as to liquidation as to which the obligation to redeem shall have arisen based upon the aggregate liquidation preferences of such shares outstanding; provided that, until the Series A Shares are redeemed, the Company is restricted from taking certain actions, including the purchase or redemption of fewer than all of the Series A Shares then outstanding (other than on a pro rata basis) and the declaration of dividends on any Junior Securities.

     The Series A Shares may be redeemed at the option of the Company, in whole or in part, at any time or from time to time, together with accrued and unpaid dividends thereon to the date fixed for redemption, at the following price per share for each designated period:

               Period                            Price
               ------                            -----

     July 15, 1993 - July 14, 1994               25.50
     July 15, 1994 - July 14, 1995               25.75
     July 15, 1995 - July 14, 1996               26.00
     July 15, 1996 - July 14, 1997               25.75
     July 15, 1997 - July 14, 1998               25.50
     July 15, 1998 and thereafter                25.00


     The Company may not redeem the Series A Shares at any time that it is in default with respect to dividends payable on, or any obligation to redeem or repurchase, shares of Redeemable Senior Preferred Stock.
The Company is also prohibited from optionally redeeming the Series A Shares under the Indenture unless (a) at the time of such redemption, no Default or Event of Default (as defined in the Indenture) has occurred and is continuing or would occur as a consequence thereof;
(b) immediately after giving effect to such redemption, the aggregate amount of all redemption and other Restricted Payments (as defined in the Indenture) declared or made since the date of the Indenture will not exceed the sum of (i) 50% of Consolidated Net Income (as defined in the Indenture) for the period (taken as one accounting period) from the beginning of the first full fiscal quarter commencing immediately after the date of initial issuance of the Senior Notes to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted
Payment (or if Consolidated Net Income will be a deficit, minus 100% of such deficit), plus (ii) to the extent not used to purchase, redeem or otherwise acquire for value capital stock and indebtedness from the net proceeds of a contemporaneous issuance and sale for cash of shares of capital stock or subordinated indebtedness of the Company or CT Holdings (as permitted under the Indenture), 100% of the aggregate net cash proceeds received after the date of initial issuance of the Senior Notes by the Company as capital contributions to the Company or from the issuance and sale of capital stock (other than redeemable stock or capital stock that is exchangeable for indebtedness) or indebtedness that is convertible into capital stock (other than redeemable stock), to the extent such indebtedness is actually so converted; and (c) the Company could, at the time of such redemption and after giving effect thereto, have incurred at least $1.00 of additional indebtedness under the Indenture.


     Prior to any optional redemption of the Series A Shares, the Redeemable Senior Preferred Stock or any other preferred stock ranking in parity as to liquidation, the Company must make provision such that the Company will redeem on a pro rata basis between the Series A Shares, the Redeemable Senior Preferred Stock and such other preferred stock allocated among such classes of stock based upon the aggregate liquidation preferences of such shares outstanding. With respect to the redemption of fewer than all of the outstanding Series A Shares, the number of Series A Shares to be redeemed will be determined by the Board of Directors of the Company and the Series A Shares to be redeemed will be selected (i) pro rata as between outstanding Series A Shares that are Restricted Securities (defined as Series A Shares acquired by the holder thereof other than pursuant to an effective registration statement under the Securities Act or Rule 144 (or any successor rule thereunder)) and outstanding Series A Shares that are not Restricted Securities, (ii) pro rata among the holders of outstanding shares of Restricted Securities, and (iii) with respect to the shares to be redeemed that are not Restricted Securities, by lot or pro rata as may be determined by the Board of Directors, except that in any redemption of fewer than all of the outstanding shares the Company may first redeem all Series A Shares held by any holder of fewer than 100 shares, as may be specified by the Company. Notice of any redemption of the Series A Shares will be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the Series A Shares to be redeemed.

     Merger. The Company may not consolidate with or merge with or into any person unless either the Company is the resulting or surviving entity or, if such other person is the resulting or surviving entity, such person is a corporation organized and existing under the laws of the United States, a State thereof or the District of Columbia, and such person expressly assumes all the obligations of the Company to the holders of the Series A Shares. Additionally, immediately before and immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company as a result of such transaction as having been incurred by the Company at the time of such transaction, no default or event of default (or with notice or passage of time or both) will have occurred and be continuing under the Company's indebtedness, the obligations of the Company with respect to the Series A Shares and any material contracts, agreements or arrangements to which the Company is a party. Moreover, immediately after giving effect to such transaction, (i) the consolidated net worth (defined as common stockholders' equity as determined in accordance with generally accepted accounting principles) of such surviving entity must be equal to or greater than that of the Company immediately prior to giving effect to such transaction and (ii) the Company must be able to borrow at least $1.00 and such borrowing will not create an event of default under any of the Company's then existing mortgages, indentures, credit agreements or other instruments evidencing indebtedness of the Company.

     Voting Rights. The holders of record of Series A Shares are not entitled to any voting rights, except as otherwise provided by the DGCL or as described under the heading "Other Restrictions" below, and except if and whenever (i) all or any portion of the dividends payable on the Series A Shares have been in arrears and unpaid in each quarter during six consecutive quarterly periods or (ii) the Company has failed to meet any mandatory redemption obligation to redeem the Series A Shares on January 15, 2003. At such time, the number of directors constituting the Board of Directors will be increased by two and the Series A Holders will have the exclusive right to elect two representatives to the Board of Directors to fill the newly created vacancies. The Series A Holders will retain this right until all accrued but unpaid dividends are paid in full or until the Series A Shares are redeemed in full, at which time such directors' terms will cease.


     Change of Control Rights. Under the Purchase Agreement, if, at any time while any Series A Shares remain outstanding, there shall occur a Change of Control (as defined in the Purchase Agreement), then each holder of the Series A Shares will have the option to require the Company to purchase all, but not less than all, of such holder's shares on the date (the "Repurchase Date") that is no earlier than 20 days after the date of the Company's notice of such Change of Control or such longer period as may be prescribed by applicable law. Subject to certain restrictions described herein, the Company will purchase the Series A Shares at a purchase price per share equal to the sum of $25.25 per share, plus an amount equal to all accrued and unpaid dividends to the Repurchase Date.


     For purposes of the Purchase Agreement, the term "Change of Control" means any of the following: (i) Investcorp or any of its affiliates cease to own, directly or indirectly, individually or in the aggregate, securities of the Company having at least 50% of the ordinary voting power for the election of directors of the Company or
(ii) all or substantially all of the Company's assets are sold or leased as an entirety to any person or related group of persons or
(iii) the Company engages in any merger, consolidation, sale of capital stock, reclassification, recapitalization, sale of beneficial ownership interests or any other transactions with any other person or related group of persons with the effect that after such transactions, Investcorp and affiliates of Investcorp do not own or control, directly or indirectly, individually or in the aggregate, securities of the Company having at least 50% of the total ordinary voting power entitled to vote in the election (a) of directors of the Company, if the Company is the surviving entity, or (b) of directors, managers or trustees of such other person, if the Company is not the surviving entity.


     The performance by the Company of its repurchase obligations pursuant to these Change of Control provisions is restricted by the terms of its Senior Credit Agreement, the Indenture, its Certificate of Incorporation and the DGCL. Under the terms of its Senior Credit Agreement, the Company would be prohibited from repurchasing the Series A Shares upon a Change of Control without obtaining a waiver of certain covenants from its lenders. See "Capital Structure -- Credit Facilities -- Senior Credit Agreement." Under the terms of the
Indenture, the Company is also obligated to repurchase Senior Notes from the holders thereof upon a Change of Control, as defined in the Indenture. While the definition of "Change of Control" in the Indenture differs from that contained in the Purchase Agreement, if an event that would constitute a Change of Control under both the

Indenture and the Purchase Agreement occurs, the Indenture provides that the Company must first repurchase all Senior Notes tendered prior to repurchasing any Series A Shares. If an event occurs that constitutes a Change of Control only under the Purchase Agreement, the Indenture provides that the Company may not repurchase the Series A Shares (except out of the proceeds from a contemporaneous public offering of capital stock) unless (a) at the time of such repurchase, no Default or Event of Default (as defined in the Indenture) has occurred and is continuing or would occur as a consequence thereof;
(b) immediately after giving effect to such repurchase, the aggregate amount of all repurchase and other Restricted Payments (as defined in the Indenture) declared or made since the date of the Indenture will not exceed the sum of (i) 50% of Consolidated Net Income (as defined in the Indenture) for the period (taken as one accounting period) from the beginning of the first full fiscal quarter commencing immediately after the date of initial issuance of the Senior Notes to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or if Consolidated Net Income will be a deficit, minus 100% of such deficit), plus (ii) to the extent not used to purchase, redeem or otherwise acquire for value capital stock and indebtedness from the net proceeds of a contemporaneous issuance and sale for cash of shares of capital stock or subordinated indebtedness of the Company or CT Holdings (as permitted under the Indenture), 100% of the aggregate net cash proceeds received after the date of initial issuance of the Senior Notes by the Company as capital contributions to the Company or from the issuance and sale of capital stock (other than redeemable stock or capital stock that is exchangeable for indebtedness) or indebtedness that is convertible into capital stock (other than redeemable stock), to the extent such indebtedness is actually so converted; and (c) the Company could, at the time of such repurchase and after giving effect thereto, have incurred at least $1.00 of additional indebtedness under the Indenture. In addition, any exercise of the repurchase rights upon a Change of Control would be unenforceable for so long as, (i) the Company has insufficient legally available funds (as determined under the DGCL to effect such repurchases), or (ii) the Company is in default with respect to dividends payable on the Redeemable Senior Preferred Stock, which obligations will commence in January 1995, or the obligation to redeem or purchase shares of such stock. See "Capital Structure -- Redeemable Senior Preferred Stock."


     Other Rights. The Purchase Agreement also provides that the Company will repurchase the Series A Shares, the Redeemable Senior Preferred Stock and any other preferred stock ranking in parity with the Series
A Shares as to liquidation, with the net proceeds of any future public offering of common stock of the Company within 90 days of receiving such proceeds. The Company will purchase the Series A Shares, and the outstanding shares of Senior Redeemable Preferred Stock at a purchase price per share equal to the optional redemption price (as set forth in its Certificate of Incorporation) prevailing on the date the Company applies the proceeds of the public offering to purchase such shares, together with accrued and unpaid dividends thereon to the date of purchase, in cash without interest. If the net proceeds of a public offering are insufficient to permit the Company to purchase all of the Series A Shares the Redeemable Senior Preferred Stock and any other preferred stock ranking in parity with the Series A Shares as to liquidation, the Company will discharge its obligations to purchase such shares pro rata among the holders of the Series A Shares, the Redeemable Senior Preferred Stock and any other preferred stock ranking in parity with the Series A Shares as to liquidation pro rata based upon the aggregate liquidation preferences of all such shares outstanding. While neither the Senior Credit Agreement nor the Indenture would restrict the performance by the Company of its repurchase obligations following a public offering of its common stock, any exercise of the repurchase rights following such a public offering would be unenforceable for so long as, (i) the Company has insufficient Legally Available Funds to effect such repurchases, or
(ii) the Company is in default with respect to dividends payable on the Redeemable Senior Preferred Stock, which obligations will commence in January 1995, or the obligation to redeem or repurchase shares of Redeemable Senior Preferred Stock.

     The Purchase Agreement also provides that the purchasers that originally acquired Series A Shares pursuant to the Purchase Agreement (the "Original Purchasers") have a right of first offer to purchase promptly a pro rata portion of any preferred stock ("New Preferred Stock") issued in the future by the Company ranking in parity with the Series A Shares as to dividend rights and rights of liquidation, winding up and dissolution, the proceeds of which are to be used to redeem outstanding shares of Redeemable Senior Preferred Stock. The terms of the Purchase Agreement provide that this right of first offer is limited to the Original Purchasers acquiring Series A Shares pursuant to the Purchase Agreement who hold Series A Shares at the time the Company issues additional preferred stock subject to such right. Accordingly, an Original Purchaser that continues to hold Series A Shares will be entitled to such rights. However, a subsequent purchaser of the Series A Shares that is not also an Original Purchaser will not be entitled to any right of first offer upon the future issuance of New Preferred Stock. In the event that the Company intends to issue and sell New Preferred Stock, it will notify each eligible Original Purchaser of its intention, describing the type of New Preferred Stock to be issued, the price and the aggregate number of shares to be offered, the number of shares to be offered to such Original Purchaser and the general terms upon which the Company proposes to effect the issuance and offering of a pro rata portion of such shares of New Preferred Stock to such Original Purchaser. Each Original Purchaser will have 10 business days from the date of the Company's offer to accept such offer. To the extent that any or all Original Purchasers do not elect to exercise their right to purchase any New Preferred Stock or do not complete such purchase in a timely manner, the Company may sell to any other person any shares of the New Preferred Stock not allocated to Original Purchasers exercising their rights under the Purchase Agreement.

     Other Restrictions. Without the approval of the holders of two-thirds of the then outstanding Series A Shares, the Company may not (i) amend the Company's Certificate of Incorporation so as to adversely affect the voting powers or other rights or preferences of the Series A
Shares or (ii) authorize, issue or create any shares that are in parity with or senior in right of payment to the Series A Shares other than additional Series A Shares issued in payment of dividends on the Series A Shares, and additional shares of Redeemable Senior Preferred
Stock issued in payment of dividends thereon. The Company also may not amend its Certificate of Incorporation to change the rate at which dividends are payable on the Series A Shares or the method, manner or form of consideration in which such dividends are paid without the affirmative vote of all holders of outstanding Series A Shares. The Company also may not issue any Junior Securities, or any warrants, rights, calls or options exercisable for or convertible into any such Junior Securities, that have a maturity date or require any sinking fund payment prior to or on the maturity date of the Series A Shares.

     The Purchase Agreement also restricts the Company from making any advance, loan, extension of credit or capital contribution to, or purchasing any stock, bonds, notes, debentures or other securities of, or making any other investment in any Affiliate of the Company, other than (i) certain payments to CT Holdings and other affiliates of the Company specifically permitted by the terms of the Company's Certificate of Incorporation and (ii) investments in any Affiliates of the Company that the Company controls, directly or indirectly, through the ownership of 100% of the outstanding common stock of such affiliate.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion sets forth all of the material anticipated Federal income tax consequences of the ownership and disposition of the Series A Shares. The discussion assumes that the holder of the Series A Shares is a citizen or resident of the United States for federal income tax purposes.

     The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action, and any such changes may be retroactively applied in a manner that could adversely affect a holder of the Series A Shares. However, because of the lack of relevant Regulations, court decisions or other authoritative pronouncements, the federal income tax consequences of the ownership and disposition of the Series A Shares are uncertain. No ruling from the IRS will be applied for, and no opinion of counsel will be sought, with respect to the federal income tax consequences of the ownership and disposition of the Series A Shares, and there can be no assurance that the IRS will agree with the conclusions set forth herein. Moreover, the discussion does not purport to be a complete analysis of all the potential tax effects that may be relevant to a particular investor and does not address the federal income tax consequences relevant to particular categories of holders subject to special treatment under federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt entities and foreign individuals and entities. In addition, it does not describe any tax consequences arising out of the laws of any state, locality, or foreign jurisdiction. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR
CONCERNING THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF
THE SERIES A SHARES.

DIVIDENDS AND OTHER DISTRIBUTIONS WITH RESPECT TO THE SERIES A SHARES

     Distributions on the Series A Shares will be characterized as dividends taxable as ordinary income to the extent such distributions are made out of the current or accumulated earnings and profits as determined for Federal income tax purposes. This will be true regardless of whether such distributions are paid in cash or in additional Series A Shares. The amount taxable as ordinary income to a holder on receipt of a dividend paid in additional Series A Shares will be equal to the fair market value of such Series A Shares on the dividend payment date (to the extent of the Company's current or accumulated earnings and profits).

     Any Series A Holder that (a) is taxed as a corporation for Federal income tax purposes, (b) meets the applicable holding period requirements of the Code, (c) is not subject to the "debt financed portfolio stock" rules of Section 246A of the Code with respect to such holder's investment in the Series A Shares, and (d) otherwise is entitled to the 70% dividends received deduction (taking into account, among others, the limitations imposed by Sections 243 through 246 of the Code, each such factor depending upon each holder's own particular facts and circumstances), will be entitled to claim a deduction in an amount equal to 70% of the dividends received with respect to the Series A Shares. Furthermore, a corporate holder should be aware that dividend income that is not subject to regular tax as a consequence of the dividends-received-deduction may be subject to the alternative minimum tax. Each prospective Series A Holder is advised to consult its own tax advisor regarding the effect that indebtedness or other positions in such prospective holder's portfolio may have on the tax consequences of holding the Series A Shares.

     Section 1059 of the Code requires a corporate holder to reduce its basis in stock if an "extraordinary dividend" is paid and if the holder has not held such stock for more than two years before the dividend is declared, announced or agreed to. The basis reduction is made effective immediately before any future sale or disposition of the stock, whenever that occurs. Generally, the amount of such basis reduction is equal to 70% of the amount of any extraordinary dividend (i.e., the portion of the dividend that otherwise is not subject to tax pursuant to the dividends received deduction provisions of the
Code). An extraordinary dividend is a dividend that (a) equals or exceeds 5% of the holder's basis in the stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or
(b) exceeds 20% of the holder's basis in the stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. A holder at its election may determine the status of distributions as extraordinary dividends by reference to the fair market value of the

Series A Shares as of the date before the ex-dividend date rather than by reference to the adjusted basis of such shares, provided the holder establishes such fair market value to the satisfaction of the IRS.
In addition, any redemption of Series A Shares that is treated as a dividend under Code Section 301 and is not pro rata as to all of the shareholders of the Company, and any dividend with respect to "disqualified preferred stock" (i.e., preferred stock the issue price of which exceeds its liquidation rights or its stated redemption price), is required to be treated as an extraordinary dividend without regard to the two year holding period referred to above. The Company currently does not anticipate that any such redemptions or that any distribution of Series A Shares constituting disqualified preferred stock will be made.


     Distributions with respect to the Series A Shares in excess of both current and accumulated earnings and profits will be treated in the following manner: first, as a return of capital up to the amount of the holder's tax basis in its Series A Shares (with a corresponding reduction in such basis); and second, as an amount received in exchange for such Series A Shares. The Company believes that it will generate sufficient earnings and profits in fiscal 1994 for Federal income tax purposes to permit all distributions made with respect to the Series A Shares for fiscal 1994 to qualify as dividends for Federal income tax purposes. However, the Company does not have accumulated earnings and profits equal to the dividends requirements on the Series A Shares, and, due in part to extraordinary deductions generated in connection with the Senior Note Offering, the Company did not have sufficient current earnings and profits for the dividends made with respect to the Series A Shares for fiscal 1993 to qualify as dividends for Federal income tax purposes. Accordingly, there can be no assurance that the future earnings of the Company will be sufficient for such distributions to so qualify.


SALE OR EXCHANGE TO THIRD PARTIES

     Upon the sale or exchange of Series A Shares to a party other than the Company, a holder that has held its Series A Shares as a capital asset will realize capital gain or loss on the difference between its adjusted tax basis in the Series A Shares and the amount realized.
Such gain or loss will be treated as long-term or short-term depending upon whether or not the Series A Shares had been held for more than one year prior to the time of the sale or exchange.

REDEMPTION BY THE COMPANY

     In general, a Series A Holder that has held such Series A Shares as a capital asset and that owns no common stock of the Company actually or constructively under Section 318 of the Code immediately after the redemption should recognize capital gain or loss upon redemption measured by the difference between the amount received by the holder upon the redemption and such holder's adjusted tax basis in the Series
A Shares redeemed.

REDEMPTION PREMIUM


     Section 305(c) of the Code provides that, if there is a difference between the issue price and the redemption price of stock (i.e., the stock is issued with a redemption premium), such redemption premium may be treated as a distribution for tax purposes, unless it represents a "reasonable" redemption premium. The Omnibus Budget Reconciliation Act of 1990 (the "1990 Act") amended Section 305(c) of the Code to expand the taxation of redemption premium on preferred stock issued after October 9, 1990. Under the 1990 Act's amendments, holders of Series A Shares that possess more than a de minimis amount of redemption premium will be required to treat such amount as a distribution constructively received on an economic accrual basis over the period such Series A Shares are outstanding. A share of preferred stock has a de minimis amount of redemption premium unless its redemption price at maturity exceeds its issue price by an amount that equals or exceeds one-fourth of 1% of the redemption price multiplied by the number of complete years to maturity. The Company believes that the Series A Shares should not be treated as having an unreasonable, or more than a de minimis amount of, redemption premium, and that, while no regulations have been issued and the matter accordingly is not free from doubt, it is possible that whether any Series A Shares received as a stock dividend are treated as having an unreasonable, or more than a de minimis amount of, redemption premium will depend upon the value of such Series A Shares on the dividend payment date. However, many of the rules regarding the applicability of amended Section 305 are to be set forth in Regulations to be issued in the future. Thus, due to the lack of directly applicable precedent interpreting the 1990 Act's amendments to Section 305(c) of the Code, the application of such rules is unclear. Moreover, other positions could reasonably be taken concerning the treatment of these items, and there can be no assurance of the positions that the IRS might take. Series A Holders are encouraged to consult their own tax advisors regarding the application of the redemption premium rules to the Series A Shares.


BACKUP WITHHOLDING

     Under the Code, a holder of the Series A Shares may be subject, under certain circumstances, to "back-up withholding" at a 31% rate with respect to dividends received on, or the proceeds of a sale, exchange or redemption of, the Series A Shares. This withholding generally applies only if such holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report properly payments of interest and dividends and the IRS has notified the Company that he or she is subject to back-up withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is provided to the IRS. Holders of the Series A Shares should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                         PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Series A Shares offered hereby. Any or all of the Series A Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer their Series A Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Series A Shares for whom they may act as agents. The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of the Series A Shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Series A Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Series A
Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by an agreement between the Selling Stockholders and underwriters or dealers. Brokers or dealers acting in connection with the sale of Series A Shares contemplated by this Prospectus may receive fees or commissions in connection therewith.

     At the time a particular offer of Series A Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of Series A Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Series A Shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Series A Shares.

     The Series A Shares are not listed on any exchange or authorized for quotation on NASDAQ.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Series A Shares may not simultaneously engage in market making activities with respect to the Series A Shares for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders and any person participating in the distribution of the Series A Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Series A Shares by the Selling Stockholders or any such other person.

     In order to comply with certain states' securities laws, if applicable, the Series A Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Series A Shares may not be sold unless they have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available.

     REGISTRATION RIGHTS AGREEMENT. Pursuant to the Registration Rights Agreement, the Company agreed to file the Registration Statement of which this Prospectus is a part with the Commission and use its best efforts to have it declared effective, and to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities arising under the Securities Act. Under the terms of such Registration Rights Agreement, the Company has agreed to keep such Registration Statement continuously effective for a period of two years from the date the Registration Statement is first declared effective by the Commission.

     Pursuant to the Registration Rights Agreement, the Company has paid or will pay any and all expenses incident to the performance of or compliance with such agreement including registration and filing fees, fees and expenses incurred in connection with compliance with securities or blue sky laws of the applicable states, fees and disbursements of counsel and independent public accountants for the Company and the fees and expenses of counsel to the Selling
Stockholders.

     In the Registration Rights Agreement, the Company agreed to indemnify and hold harmless, to the extent permitted by law, the Selling Stockholders and their officers, directors, agents and employees and each person who controls a Selling Stockholder and the officers, directors, agents and employees of such controlling person, and any financial or investment adviser thereof, against all losses, claims, damages, liabilities and reasonable costs and expenses (collectively "Losses"), arising out of or based upon any untrue or alleged untrue statement of material fact contained in this Prospectus or the Registration Statement of which it is a part, any amendment of supplement hereto or thereto, or any omission or alleged omission of a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading, except to the extent that the same arise out of or are based upon information furnished in writing to the Company by such Selling Stockholders expressly for use herein or therein. The Selling Stockholders also have agreed to indemnify, to the extent permitted by law, the Company and its officers, directors, agents and employees, and each person who controls the Company and the officers, directors, agents and employees of such controlling persons against Losses arising out of or based upon any untrue statement of material fact contained in this Prospectus or the Registration Statement of which it is a part, any amendment or supplement hereto or thereto or any omission or alleged omission to state herein or therein a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading to the extent such statement or omission is contained in information provided by such Selling Stockholder for inclusion herein or therein.

SELLING STOCKHOLDERS


     The following table provides certain information as of the date of this Prospectus with respect to each Selling Stockholder for whose account Series A Shares may be sold pursuant to this Prospectus, which information has been furnished to the Company by the Selling Stockholders and other sources that the Company has not verified. Because the Selling Stockholders may sell all or some part of the Series A Shares that they hold pursuant to this Prospectus, no estimate can be given as to the amount of Series A Shares that will be held by the Selling Stockholders at any time subsequent to the date of this Prospectus. See "Plan of Distribution." Other than Bear,
Stearns & Co. Inc., none of the Selling Stockholders has had a material relationship within the past three years with the Company or any of its subsidiaries, other than as a result of the ownership of the securities of the Company. Bear Stearns & Co. Inc. and its affiliates have previously performed investment banking and other financial and financial advisory services for the Company for which they have received compensation during the past three years, including acting as placement agent in connection with the initial private placement of the Series A Shares in August of 1992 and acting as underwriter in connection with the Senior Note Offering in December of 1993.



     The Series A Shares offered by this Prospectus may be offered from time to time in whole or in part by the persons named below or by their transferees, as to whom applicable information will, to the extent required, be set forth in a prospectus supplement.




Name                                        Number of Shares

Bear, Stearns & Co. Inc.                              55,000
Blackstone Family Investment Fund L.P.                20,000
The Brinson Trust Company, as Trustee of the
  Brinson Trust Company Collective Investment
  Trust for Pension and Profit Sharing Trusts --
  The High Yield U.S. Bond Fund                       50,000
General Motors Corp. High Yield                       80,000
Hoechst Celanese Corp. Employee Benefit Trust         70,000
IDS Extra Income Fund                                200,000
Jerome Kohlberg, Jr.                                  10,000
Dan W. Lufkin                                         80,000
Metropolitan Life State Street High Income Fund 120,000 Morgan Guaranty Trust Company
  of New York, as Trustee of a Commingled
  Pension Trust Fund                                 400,000
Northeast Investors Trust                             95,000
The Northern Trust Company,
  as Trustee for Allied Corporation                  200,000
North Broward Radiologists P.A. Profit Sharing
  Trust                                               10,000
Prudential High Yield Fund                           200,000
Pru-Series High Yield                                 40,000
Reliance Insurance Company                           540,000
Siemens Capital Corporation                           30,000
                                                   ---------
                                                   2,200,000
                                                   =========



                              LEGAL MATTERS


     The validity of the Series A Shares will be passed upon for the Company by Gibson, Dunn & Crutcher, New York, New York.

                              EXPERTS

     The financial statements of the Company as of January 3, 1993 and December 29, 1991 and December 30, 1990 appearing in this Prospectus and Registration Statement have been audited by Coopers & Lybrand, independent auditors as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


     The financial statements of ABF as of December 31, 1992 and December 31, 1991 appearing in this Prospectus and Registration Statement have been included herein in reliance on the report of Grant Thorton, independent accountants, given the authority of that firm as experts in accounting and auditing.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                         FINANCIAL STATEMENT SCHEDULES

                                                                                                              PAGE
                                                                                                            ---------
COLOR TILE, INC.
- ----------------------------------------------------------------------------------------------------------
  Report of Independent Accountants.......................................................................  F-2
  Consolidated Financial Statements:
     Consolidated Balance Sheet as of January 3, 1993 and December 29, 1991...............................  F-3
     Consolidated Statement of Operations for the years ended January 3, 1993,
       December 29, 1991 and December 30, 1990............................................................  F-4
     Consolidated Statement of Common Stockholder's Equity for the years ended
       January 3, 1993, December 29, 1991 and December 30, 1990...........................................  F-5
     Consolidated Statement of Cash Flows for the years ended January 3, 1993,
       December 29, 1991 and December 30, 1990............................................................  F-6
     Notes to Consolidated Financial Statements...........................................................  F-7
  Interim Condensed Consolidated Financial Statements (Unaudited):
     Condensed Consolidated Balance Sheet as of October 3, 1993 and January 3, 1993.......................  F-21
     Condensed Consolidated Statement of Operations for the nine months ended October 3, 1993 and
September 27, 1992........................................................................................  F-22
     Condensed Consolidated Statement of Common Stockholder's Equity for
       the nine months ended October 3, 1993..............................................................  F-23
     Condensed Consolidated Statement of Cash Flows for the nine months ended
       October 3, 1993 and September 27, 1992.............................................................  F-24
     Notes to Condensed Consolidated Financial Statements.................................................  F-25
AMERICAN BLIND FACTORY, INC.
- ----------------------------------------------------------------------------------------------------------
  Report of Independent Certified Public Accountants......................................................  F-27
  Financial Statements:
     Balance Sheets as of December 31, 1992 and December 31, 1991.........................................  F-28
     Statement of Earnings and Retained Earnings for the years ended December 31, 1992, December 31, 1991 and December 31, 1990.....................................................................................  F-29
     Statements of Cash Flows for the years ended December 31, 1992, December 31, 1991 and December 31,
1990......................................................................................................  F-30
     Notes to Financial Statements........................................................................  F-31
  Interim Condensed Financial Statements (Unaudited):
     Condensed Balance Sheets as of September 30, 1993 and December 31, 1992..............................  F-33
     Condensed Statements of Earnings and Retained Earnings for the nine months ended September 30, 1993 and September 30, 1992....................................................................................  F-34
     Condensed Statements of Cash Flows for the nine months ended September 30, 1993 and September 30,
1992......................................................................................................  F-35
     Notes to Condensed Financial Statements..............................................................  F-36
COLOR TILE, INC.
- ----------------------------------------------------------------------------------------------------------
     Consolidated Financial Statement Schedules for the years ended January 3, 1993, December 29, 1991 and
      December 30, 1990:
Schedule V            --      Property, Plant and Equipment....................................................  S-1
Schedule VI           --      Accumulated Depreciation and Amortization of Property,                             S-2
                              Plant and Equipment..............................................................
Schedule VIII         --      Valuation and Qualifying Accounts................................................  S-3
Schedule X            --      Supplementary Statement of Operations Information................................  S-4

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
COLOR TILE, INC.
Fort Worth, Texas

     We have audited the consolidated financial statements and the financial statement schedules of Color Tile, Inc. listed in the index on page F-1 of this Prospectus. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Color Tile, Inc. as of January 3, 1993 and December 29, 1991 and the consolidated results of its operations and its cash flows for the years ended January 3, 1993, December 29, 1991 and December 30, 1990 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

COOPERS & LYBRAND
Fort Worth, Texas
April 1, 1993

                                COLOR TILE, INC.
                           CONSOLIDATED BALANCE SHEET
                     JANUARY 3, 1993 AND DECEMBER 29, 1991
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                              JANUARY 3, 1993  DECEMBER 29, 1991
                                                                              ---------------  ------------------
    ASSETS
Current Assets:
  Cash and cash equivalents.................................................    $                 $         73
  Accounts and notes receivable, net of allowance for bad debts of $415 and
$305........................................................................         12,643              7,939
  Inventories...............................................................         74,045             75,507
  Deferred income taxes.....................................................          3,830              2,337
  Other current assets......................................................          3,567              3,143
                                                                              ---------------  ------------------
          Total Current Assets..............................................         94,085             88,999
                                                                              ---------------  ------------------
Property, plant and equipment, net..........................................        121,949            142,234
Goodwill, net...............................................................        173,847            181,836
Other intangible assets, net................................................         45,377             63,291
Deferred financing costs, net...............................................         13,891             18,296
Deferred income taxes.......................................................         10,322              8,431
Other assets................................................................          3,521              1,897
                                                                              ---------------  ------------------
          Total Assets......................................................    $   462,992       $    504,984
                                                                              ---------------  ------------------
                                                                              ---------------  ------------------
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt.........................................    $    15,073       $     15,260
  Accounts payable..........................................................         38,803             37,870
  Accrued expenses and other current liabilities............................         28,955             34,463
                                                                              ---------------  ------------------
          Total Current Liabilities.........................................         82,831             87,593
                                                                              ---------------  ------------------
  Long-term debt............................................................        239,689            290,475
  Other noncurrent liabilities..............................................          9,087             22,419
                                                                              ---------------  ------------------
          Total Liabilities.................................................        331,607            400,487
                                                                              ---------------  ------------------
Commitments and contingencies (Notes 7 and 9)
Redeemable preferred stock, $86,641 liquidation value at January 3, 1993....         82,596             26,556
Common Stockholder's Equity:
  Common stock, $.01 par value, 1,000,000 shares authorized, 101 shares issued and outstanding
  Additional paid-in capital................................................        117,522            123,746
  Accumulated deficit.......................................................        (68,733)           (45,805)
                                                                              ---------------  ------------------
          Total Common Stockholder's Equity.................................         48,789             77,941
                                                                              ---------------  ------------------
          Total Liabilities and Stockholders' Equity........................    $   462,992       $    504,984
                                                                              ---------------  ------------------
                                                                              ---------------  ------------------

   The accompanying notes are an integral part of the consolidated financial statements.

                                COLOR TILE, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
  FOR THE YEARS ENDED JANUARY 3, 1993, DECEMBER 29, 1991 AND DECEMBER 30, 1990
                             (AMOUNTS IN THOUSANDS)

                                                                        JANUARY 3,   DECEMBER 29,   DECEMBER 30,
                                                                           1993          1991           1990
                                                                        -----------  -------------  -------------
Systemwide Sales (Note 1).............................................  $   586,007   $   546,761    $   526,273
                                                                        -----------  -------------  -------------
                                                                        -----------  -------------  -------------
Net Sales.............................................................  $   580,385   $   544,315    $   525,819
                                                                        -----------  -------------  -------------
Costs and Expenses:
  Cost of sales.......................................................      311,368       292,517        274,686
  Selling, general and administrative.................................      208,796       201,237        195,056
  Depreciation and amortization.......................................       28,683        29,202         27,781
  Special charges.....................................................       30,000
                                                                        -----------  -------------  -------------
     Total Costs and Expenses.........................................      578,847       522,956        497,523
                                                                        -----------  -------------  -------------
     Operating income.................................................        1,538        21,359         28,296
  Gain on sale of assets..............................................        4,007
  Interest expense (net of interest income of $102, $540, and
$1,479)...............................................................      (25,697)      (51,986)       (50,100)
                                                                        -----------  -------------  -------------
     Loss before income taxes and extraordinary item..................      (20,152)      (30,627)       (21,804)
Provision (Benefit) for Income Taxes:
  Current.............................................................        1,240        (2,133)           336
  Deferred............................................................                                        57
                                                                        -----------  -------------  -------------
                                                                              1,240        (2,133)           393
                                                                        -----------  -------------  -------------
     Loss before extraordinary item...................................      (21,392)      (28,494)       (22,197)
Extraordinary gain (loss) on early extinguishment of debt, net of
tax...................................................................         (601)        4,886
                                                                        -----------  -------------  -------------
Net Loss..............................................................  $   (21,993)  $   (23,608)   $   (22,197)
                                                                        -----------  -------------  -------------
                                                                        -----------  -------------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                                COLOR TILE, INC.
             CONSOLIDATED STATEMENT OF COMMON STOCKHOLDER'S EQUITY
  FOR THE YEARS ENDED JANUARY 3, 1993, DECEMBER 29, 1991 AND DECEMBER 30, 1990
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                   COMMON STOCK        ADDITIONAL                  TOTAL COMMON
                                                             ------------------------    PAID-IN    ACCUMULATED   STOCKHOLDER'S
                                                               SHARES       AMOUNT       CAPITAL      DEFICIT         EQUITY
                                                             -----------  -----------  -----------  ------------  --------------
Balance, January 1, 1990...................................         100                $    50,000                 $     50,000
Senior Cumulative Preferred Stock dividends, declared and
undeclared.................................................                                 (2,900)                      (2,900)
Accretion of difference between redemption value and
  proceeds of Senior Cumulative Preferred Stock............                                    (79)                         (79)
Net loss...................................................                                          $  (22,197)        (22,197)
                                                                  -----        -----   -----------  ------------  --------------
Balance, December 30, 1990.................................         100                     47,021      (22,197)         24,824
                                                                  -----        -----   -----------  ------------  --------------
Issuance of common stock...................................           1                     79,704                       79,704
Senior Cumulative Preferred Stock dividends, declared and
undeclared.................................................                                 (2,900)                      (2,900)
Accretion of difference between redemption value and
  proceeds of Senior Cumulative Preferred Stock............                                    (79)                         (79)
Net loss...................................................                                             (23,608)        (23,608)
                                                                  -----        -----   -----------  ------------  --------------
Balance, December 29, 1991.................................         101                    123,746      (45,805)         77,941
                                                                  -----        -----   -----------  ------------  --------------
Senior Cumulative Preferred Stock dividends, declared and
undeclared.................................................                                 (2,923)                      (2,923)
Accretion of difference between redemption value and
  proceeds of Senior Cumulative Preferred Stock............                                    (79)                         (79)
Senior Increasing Rate Preferred Stock dividends, declared
and undeclared.............................................                                 (3,078)                      (3,078)
Accretion of difference between redemption value and
  proceeds of Senior Increasing Rate Preferred Stock.......                                   (144)                        (144)
Cumulative translation adjustment..........................                                                (935)           (935)
Net loss...................................................                                             (21,993)        (21,993)
                                                                  -----        -----   -----------  ------------  --------------
Balance, January 3, 1993...................................         101                $   117,522   $  (68,733)   $     48,789
                                                                  -----        -----   -----------  ------------  --------------
                                                                  -----        -----   -----------  ------------  --------------

   The accompanying notes are an integral part of the consolidated financial statements.

                                COLOR TILE, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
  FOR THE YEARS ENDED JANUARY 3, 1993, DECEMBER 29, 1991 AND DECEMBER 30, 1990
                             (AMOUNTS IN THOUSANDS)

                                                              JANUARY 3,
                                                                 1993       DECEMBER 29, 1991  DECEMBER 30, 1990
                                                            --------------  -----------------  -----------------
Cash flows from operating activities:
  Net loss................................................   $    (21,993)     $   (23,608)       $   (22,197)
                                                            --------------  -----------------  -----------------
  Adjustments to reconcile net loss to cash provided by
    (used in) operating activities:
    Depreciation and amortization.........................         30,177           33,179             30,348
    Deferred interest on junior subordinated notes........                           6,860              3,825
    Extraordinary (gain) loss on early extinguishment of
debt......................................................            910           (7,403)
    Special charges.......................................         30,000
    (Gain) loss on sale of assets.........................         (4,327)             613                102
    (Increase) decrease in accounts receivable............         (5,731)             210              7,243
    (Increase) decrease in inventories....................         (1,813)           4,746              1,379
    Increase in other current assets......................         (2,206)          (2,489)            (1,056)
    Decrease in other assets..............................          3,467            4,286
    Increase (decrease) in accounts payable...............          1,179           (1,024)             7,844
    Decrease in accrued expenses..........................         (7,407)         (10,827)           (22,870)
    Increase (decrease) in layaways and deposits..........            213             (138)               979
    Decrease in other liabilities.........................         (8,457)          (7,549)
                                                            --------------  -----------------  -----------------
         Total adjustments................................         36,005           20,464             27,794
                                                            --------------  -----------------  -----------------
    Cash provided by (used in) operating activities.......         14,012           (3,144)             5,597
                                                            --------------  -----------------  -----------------
Cash flows from investing activities:
  Purchases of property, plant and equipment..............        (13,938)          (9,517)           (12,133)
  Proceeds from sale of assets............................         14,015            1,129                131
  Purchase of Canadian operations.........................                                             (7,056)
  Other investing activities..............................         (4,065)          13,575             (1,395)
                                                            --------------  -----------------  -----------------
    Cash provided by (used in) investing activities.......         (3,988)           5,187            (20,453)
                                                            --------------  -----------------  -----------------
Cash flows from financing activities:
  Borrowings on revolving line of credit..................        241,414            8,910             28,829
  Payments on revolving line of credit....................       (231,845)
  Payments on long-term debt..............................        (20,295)          (5,534)           (27,724)
  Borrowings to fund repurchase of debt...................         63,436          125,673
  Issuance of common stock................................                          79,704
  Issuance of Senior Increasing Rate
    Preferred Stock.......................................         51,038
  Dividends paid on Senior Increasing Rate Preferred
Stock.....................................................         (1,224)
  Repurchase of debt......................................       (111,958)        (211,681)
                                                            --------------  -----------------  -----------------
    Cash provided by (used in) financing activities.......         (9,434)          (2,928)             1,105
                                                            --------------  -----------------  -----------------
Effect of exchange rate differences on cash...............           (663)
                                                            --------------  -----------------  -----------------
Decrease in cash and cash equivalents.....................            (73)            (885)           (13,751)
  Cash and cash equivalents at beginning of period........             73              958             14,709
                                                            --------------  -----------------  -----------------
  Cash and cash equivalents at end of period..............   $          0      $        73        $       958
                                                            --------------  -----------------  -----------------
                                                            --------------  -----------------  -----------------

   The accompanying notes are an integral part of the consolidated financial statements.

                                COLOR TILE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     On December 28, 1989, Color Tile Holdings, Inc. acquired all of the outstanding common stock of Color Tile, Inc. (the "1989 Merger"). For financial reporting purposes, the effective date of the 1989 Merger and certain related transactions is January 1, 1990.

     The allocation of the purchase price was based upon the estimated fair values as of January 1, 1990 of the assets and liabilities of Color Tile, Inc. and its subsidiaries (collectively, the "Company"), with the excess of the purchase price over the fair value of the net assets acquired allocated to goodwill.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Color Tile, Inc. and its subsidiaries after elimination of significant intercompany accounts and transactions.

  Foreign Currency Translation

     For foreign operations, whose functional currency is not U.S. dollars, the balance sheet is translated at the year end exchange rate. Resulting translation adjustments are made to accumulated deficit. Income statement transactions are translated at the average exchange rate for the year. Any exchange gain or loss is credited or charged to operations.

  Accounting Period

     The Company operates on a fifty-two, fifty-three week accounting year. The year ended January 3, 1993 was comprised of 53 weeks. The years ended December 29, 1991 and December 30, 1990 were each comprised of 52 weeks.

  Inventories

     Inventories are stated at the lower of cost or market. Cost of sales is determined principally by the first-in, first-out ("FIFO") method.

  Property, Plant and Equipment

     Property, plant and equipment, including assets under capital leases, are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets.

     Betterments, renewals and repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed as incurred. Upon retirement or other disposal, the asset cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to operations.

  Goodwill and Other Intangible Assets

     Goodwill and other intangible assets are amortized primarily on a straight-line basis over the estimated useful lives of the assets or the terms of the leases. At each balance sheet date, management assesses whether there has been a permanent impairment in the value of goodwill and other intangible assets by considering factors such as expected future operating income, current operating results, and other economic factors. Management believes no impairment has occurred.

                                COLOR TILE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

  Software Development Costs

     Significant internal software development costs are being capitalized and amortized over their estimated useful lives, principally five years, commencing when the software is installed and available for use. Unamortized software costs and amortization for the periods presented are as follows:

                                                    JANUARY 3,   DECEMBER 29,   DECEMBER 30,
                                                       1993          1991           1990
                                                    -----------  -------------  -------------
Unamortized software cost.........................   $   3,082     $   3,146      $   3,458
Amortization expense..............................       1,444           605            464

  Deferred Financing Costs

     Deferred financing costs are amortized over the term of the related debt.

  Income Taxes

     The Company has adopted the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS No. 109) as of December 31, 1990 (See Note
8). Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and net operating loss carryforwards for which income tax benefits will be realized in future years.

  Systemwide Sales

     Systemwide sales include retail sales of all Company Stores, retail sales of all Franchised Stores and sales of manufactured products to outside third parties.

  Franchise Revenue Recognition

     Initial franchise fees are recognized as income when the Company has substantially performed all of its material obligations under the franchise agreement. Franchise royalty fees and advertising contributions are recognized as income based on a percentage of franchise sales. Sales of inventories to franchisees are recognized as sales when shipped to the franchisee.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Company considers short-term investments with maturities of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

  Reclassification

     Certain balances for the years ended December 29, 1991 and December 30, 1990 have been reclassified to conform to the presentation adopted for the year ended January 3, 1993. These reclassifications did not result in a change in net loss or Common Stockholder's equity.

                                COLOR TILE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2. INVENTORIES:

     Inventory categories are as follows:

                                                                   JANUARY 3,   DECEMBER 29,
                                                                      1993          1991
                                                                   -----------  -------------
Finished goods...................................................   $  71,994    $    71,216
Work in progress.................................................         557          1,023
Raw materials....................................................       1,494          3,268
                                                                   -----------  -------------
                                                                    $  74,045    $    75,507
                                                                   -----------  -------------
                                                                   -----------  -------------

3. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment and estimated useful lives at January 3, 1993 and December 29, 1991 consists of the following:

                                                                  JANUARY 3,   DECEMBER 29,
                                                        LIFE         1993          1991
                                                    ------------  -----------  -------------
Land..............................................                $    26,790   $    27,626
Buildings.........................................  35 years           26,363        22,875
Assets under capital leases.......................  3-35 years         51,121        57,759
Leasehold improvements............................  5-10 years         27,772        23,523
Fixtures and equipment............................  2-15 years         44,630        39,396
Construction in progress..........................                        884         2,483
                                                                  -----------  -------------
                                                                      177,560       173,662
Less: Accumulated depreciation....................                    (55,611)      (31,428)
                                                                  -----------  -------------
                                                                  $   121,949   $   142,234
                                                                  -----------  -------------
                                                                  -----------  -------------

     Depreciation expense was $17,336, $16,970 and $15,449 for the years ended January 3, 1993, December 29, 1991 and December 30, 1990, respectively.

4. GOODWILL AND OTHER INTANGIBLE ASSETS:

     Goodwill and other intangible assets and related amortization periods at January 3, 1993 and December 29, 1991 consists of the following:

                                                   AMORTIZATION   JANUARY 3,   DECEMBER 29,
                                                      PERIOD         1993          1991
                                                   -------------  -----------  -------------
Goodwill.........................................       40 years  $   188,585   $   191,973
  Less: Accumulated amortization.................                     (14,738)      (10,137)
                                                                  -----------  -------------
  Goodwill, net..................................                     173,847       181,836
Other intangible assets
  Favorable operating leases and lease options...     Lease term       44,316        48,247
  Other..........................................     5-40 years       32,058        29,715
                                                                  -----------  -------------
                                                                       76,374        77,962
Less: Accumulated amortization...................                     (30,997)      (14,671)
                                                                  -----------  -------------
Other intangible assets, net.....................                      45,377        63,291
                                                                  -----------  -------------
                                                                  $   219,224   $   245,127
                                                                  -----------  -------------
                                                                  -----------  -------------

                                COLOR TILE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

5. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

     Accrued expenses and other current liabilities at January 3, 1993 and December 29, 1991 consists of the following:

                                                                   JANUARY 3,   DECEMBER 29,
                                                                      1993          1991
                                                                   -----------  -------------
Employee compensation............................................   $   6,581    $     4,925
Accrued payroll, property and sales tax..........................       5,173          5,761
Accrued interest.................................................         225          4,466
Other accrued expenses...........................................      10,890         13,438
Layaways and deposits............................................       6,086          5,873
                                                                   -----------  -------------
                                                                    $  28,955    $    34,463
                                                                   -----------  -------------
                                                                   -----------  -------------

6. LONG-TERM DEBT:

     Long-term debt at January 3, 1993 and December 29, 1991 is comprised of the following:

                                                                   JANUARY 3,   DECEMBER 29,
                                                                      1993          1991
                                                                   -----------  -------------
Term loan........................................................  $   140,000   $   102,350
Revolving line of credit.........................................       85,300        59,945
Mortgage loans on real estate....................................        4,127         5,387
Obligations under capital leases.................................       25,335        30,972
12 3/8 Senior Notes..............................................                     63,712
13% Senior Subordinated Notes....................................                     20,319
13 3/4% Subordinated Debentures..................................                     23,050
                                                                   -----------  -------------
Total long-term debt.............................................      254,762       305,735
Less: Current portion............................................      (15,073)      (15,260)
                                                                   -----------  -------------
                                                                   $   239,689   $   290,475
                                                                   -----------  -------------
                                                                   -----------  -------------

     The Company has a Credit Agreement with a group of commercial banks which provides for a $150,000 term loan facility due in varying amounts through 1998 and a $100,000 revolving line of credit facility expiring in 1998. The term loan facility has been used to repurchase the Company's outstanding notes and debentures and for payment of fees and expenses related to the repurchase of those notes and debentures. The entire $100,000 revolving line of credit can be used to fund working capital requirements and to repurchase outstanding bonds.

     The Company's Credit Agreement contains certain covenants that may affect the operations of the Company. These covenants, among other things, restrict, subject to certain limitations, the Company's ability to incur additional indebtedness or issue redeemable preferred stock, enter into transactions with affiliates, make payments in respect of its capital stock, make capital expenditures, sell assets and purchase subordinated debt. At January 3, 1993, in accordance with these covenants, the Company was restricted from paying dividends on its common stock. Such covenants also require the Company to maintain certain financial ratios.

     Trade and certain standby letters of credit, which amounted to $5,720 at January 3, 1993, reduce the amounts available for additional borrowings and letters of credit under the revolving line of credit

                                COLOR TILE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

6. LONG-TERM DEBT:--(CONTINUED)
facility. At January 3, 1993, the Company had approximately $9,000 available under the revolving line of credit facility for additional working capital borrowings.

     The outstanding borrowings under the Credit Agreement accrue interest at the higher of the bank's announced reference rate or 1/2% above the federal funds rate, in each case plus 1 1/2% (7 1/2% at January 3, 1993). Outstanding borrowings can be converted to Eurodollar loans which accrue interest at LIBOR plus 2 3/4%. In accordance with terms of the Credit Agreement, certain borrowings have been converted to Eurodollar loans which accrued interest at 6.00% to 6.31% at January 3, 1993. Commercial letter of credit fees are 3/4% of the stated amount and standby letter of credit fees are 2 1/2% per annum. In addition, the Company is required to pay commitment fees of 1/2% on available lines of credit. The Company paid commitment fees of approximately $124 and $507 for the years ended January 3, 1993 and December 29, 1991, respectively. The Credit Agreement, which expires on December 31, 1998, is collateralized by substantially all of the assets of the Company.

     The Company has purchased interest rate caps in an aggregate notional amount of $125,000, which establishes a maximum total borrowing rate in respect of such notional amount of 9% per annum through April 20, 1994.

     The estimated fair value of the Company's long-term debt approximates the carrying amount based on discounted cash flows and book values.

     Mortgage loans on real estate have interest rates ranging from 9.25% to 14.75% and are payable monthly in arrears.

     All remaining 12 3/8% Senior Notes were redeemed on October 15, 1992 at a premium of 1.8%. The remaining 13% Senior Subordinated Notes due October 15, 1996 were redeemed on April 15, 1992, at a premium of 5.8%. The remaining 13 3/4% Subordinated Debentures due October 15, 1998 were redeemed April 15, 1992 at a premium of 7.0%.

     During 1992 and 1991, the Company repurchased all of the aggregate principal amount of the 12 3/8% Senior Notes, 13% Senior Subordinated Notes and 13 3/4% Subordinated Debentures with proceeds from the Company's term loan, line of credit facility and the proceeds of the private placement of the Class B, Series A Senior Increasing Rate Preferred Stock in August 1992. In conjunction with these early extinguishments of debt, the Company recorded a pretax loss of $910 in 1992 and pretax gain of $7,403 in 1991, which, after an income tax benefit of $309 and a tax provision of $2,517, respectively, were recorded as extraordinary items in the consolidated statement of operations.

     Future minimum payments of long-term debt are as follows:

1993..................................................................  $    15,073
1994..................................................................       20,143
1995..................................................................       24,142
1996..................................................................       28,285
1997..................................................................       32,980
Thereafter............................................................      134,139
                                                                        -----------
                                                                        $   254,762
                                                                        -----------
                                                                        -----------

                                COLOR TILE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

7. CAPITAL AND OTHER LEASES:

     Retail operations of Company Stores are conducted in 633 leased and 138 owned facilities. Under the lease agreements for leased facilities, initial terms normally range from ten to twenty-five years, most of which include renewal options. Leases are generally triple net, and provide that the Company will pay real estate taxes, insurance, common area maintenance and other operating costs in addition to specified rental amounts. Certain leases contain rental escalation provisions and/or contingent rentals based on sales.

     The building portions of minimum rentals which meet the criteria of capital leases are capitalized, and the related assets and obligations are recorded using the rate implicit in the lease. The asset is amortized on a straight-line basis over the lesser of the useful life of the building or the lease term.

     Assets under capital leases consist of the following:

                                                                   JANUARY 3,  DECEMBER 29,
                                                                      1993         1991
                                                                   ----------  -------------
Buildings (manufacturing and distribution facilities)............  $    5,612   $    11,785
Buildings (retail stores)........................................      37,470        37,470
Fixtures and equipment...........................................       8,039         8,504
                                                                   ----------  -------------
                                                                       51,121        57,759
Less: Accumulated amortization...................................     (18,479)      (13,456)
                                                                   ----------  -------------
                                                                   $   32,642   $    44,303
                                                                   ----------  -------------
                                                                   ----------  -------------

     Certain other noncancellable leases and the land portion of the minimum rentals under building capital leases are accounted for as operating leases. Total rental expense was as follows:

                                                                   JANUARY 3,   DECEMBER 29,
                                                                      1993          1991
                                                                   -----------  -------------
Minimum rentals..................................................   $  27,367    $    23,989
Contingent rentals...............................................         754            976
Less: Sublease rentals...........................................      (4,547)        (4,518)
                                                                   -----------  -------------
                                                                    $  23,574    $    20,447
                                                                   -----------  -------------
                                                                   -----------  -------------

     Minimum rental commitments are summarized as follows:

                                                                       CAPITAL    OPERATING
                                                                       LEASES      LEASES
                                                                      ---------  -----------
1993................................................................  $   6,774  $    26,722
1994................................................................      6,456       24,525
1995................................................................      4,999       21,595
1996................................................................      3,765       19,692
1997................................................................      3,175       17,610
Thereafter..........................................................      8,630       70,349
                                                                      ---------  -----------
Total minimum lease payments........................................     33,799  $   180,493
                                                                                 -----------
                                                                                 -----------
Less: Amount representing interest..................................     (8,464)
                                                                      ---------
Present value of net minimum lease payments.........................  $  25,335
                                                                      ---------
                                                                      ---------

                                COLOR TILE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

7. CAPITAL AND OTHER LEASES:--(CONTINUED)
     Minimum payments for capital and operating leases have not been reduced by minimum sublease rentals of approximately $3,128 for capital leases and $5,490 for operating leases which are due in the future under noncancellable subleases.

     In addition, minimum payments do not include contingent rentals which may be paid under certain store leases on the basis of a percentage of sales in excess of stipulated amounts or future rental increases as periodically determined.

8. INCOME TAXES:

     The provision (benefit) for income taxes consists of the following:

                                                                         JANUARY 3,   DECEMBER 29,    DECEMBER 30,
                                                                            1993          1991            1990
                                                                         -----------  -------------  ---------------
Current:
  Federal..............................................................   $     544    $    (2,517)
  State................................................................         574            384      $     336
  Foreign..............................................................         122
                                                                         -----------  -------------        ------
  Provision (benefit) for income taxes.................................       1,240         (2,133)           336
  Provision (benefit) for current taxes
     included in extraordinary item....................................        (309)         2,517
                                                                         -----------  -------------        ------
                                                                                931            384            336
                                                                         -----------  -------------        ------
Deferred:
  Federal..............................................................                                        57
                                                                         -----------  -------------        ------
  Provision for income taxes...........................................   $     931    $       384      $     393
                                                                         -----------  -------------        ------
                                                                         -----------  -------------        ------

     The consolidated effective tax provision (benefit) of the Company differs from the tax that would be expected from applying the U.S. statutory rate as follows:

                                                                      JANUARY 3,    DECEMBER 29,     DECEMBER 30,
                                                                         1993           1991             1990
                                                                      -----------  ---------------  ---------------
Tax (benefit) at U.S. statutory rates...............................       (34.0)%        (34.0)%          (34.0)%
Extraordinary item..................................................        (1.6)           8.2
State income taxes, net of federal tax benefit......................         1.9            0.8              1.2
Foreign income taxes................................................         0.6
Losses providing no tax benefit.....................................        29.6           20.9             28.1
Amortization of goodwill............................................         6.9            5.4              6.5
Alternative minimum tax.............................................         1.2
                                                                      -----------        ------           ------
Effective tax rate..................................................         4.6%           1.3%             1.8%
                                                                      -----------        ------           ------
                                                                      -----------        ------           ------

                                COLOR TILE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

8. INCOME TAXES:--(CONTINUED)
     Deferred federal income taxes have resulted from temporary differences in the recognition of revenue and expenses for tax and financial reporting purposes. The source of these differences and the related tax effects are as follows:

                                                              JANUARY 3,   DECEMBER 29,   DECEMBER 30,
                                                                 1993          1991           1990
                                                              -----------  -------------  -------------
Depreciation................................................   $    (452)   $       467    $     1,245
Computer software...........................................                                     1,048
Inventory reserves..........................................         178           (455)         1,977
Capital leases..............................................        (658)          (764)          (869)
Favorable leasehold interest................................         528            536            540
Other reserves, net.........................................      (9,889)           243            343
Layaway deposits............................................         (41)           (10)        (1,266)
Accrued expenses............................................       2,374          2,402          1,047
Effect of tax net operating losses..........................       6,976            (50)        (4,084)
Premium on extinguishment of debt...........................       2,012         (1,922)
Gain on sale of assets......................................        (899)
Other, net..................................................        (129)          (447)            76
                                                              -----------  -------------  -------------
Deferred federal income tax.................................   $       0    $         0    $        57
                                                              -----------  -------------  -------------
                                                              -----------  -------------  -------------

     Effective December 31, 1990, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". In accordance with the provisions of this statement, the Company elected not to restate prior years and has determined that the cumulative effect of implementation was not significant.

     The components of the net deferred tax asset recognized are as follows:

                                                                   JANUARY 3,  DECEMBER 29,
                                                                      1993         1991
                                                                   ----------  -------------
Deferred tax liability
  Depreciation...................................................  $   (4,355)  $    (5,706)
                                                                   ----------  -------------
Deferred tax asset
  Accrued liabilities............................................       2,227         4,601
  Other, net.....................................................      18,080        10,401
  Tax net operating loss carryforward............................      30,086        32,071
                                                                   ----------  -------------
     Deferred tax asset..........................................      50,393        47,073
     Less: Valuation allowance...................................     (31,886)      (30,599)
                                                                   ----------  -------------
       Deferred tax asset, net of valuation allowance............      18,507        16,474
                                                                   ----------  -------------
Net deferred tax asset...........................................  $   14,152   $    10,768
                                                                   ----------  -------------
                                                                   ----------  -------------

                                COLOR TILE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

8. INCOME TAXES:--(CONTINUED)
     As of January 3, 1993, the Company has net operating loss carryforwards of approximately $87,996 and $68,266 for federal income tax and alternative minimum tax purposes, respectively. These carryforwards will expire from 2001 through 2006. Subsequently recognized tax benefits of the valuation allowance will reduce goodwill in the amount of $5,425.

9. COMMITMENTS AND CONTINGENCIES:

     There are various claims and pending actions incident to the business operations of the Company. In the opinion of management, the Company's potential liability in all pending actions and claims, in the aggregate, is not material.

10. REDEEMABLE PREFERRED STOCK:

     Redeemable preferred stock at January 3, 1993 and December 29, 1991 is comprised of the following:

                                                                                        JANUARY 3,   DECEMBER 29,
                                                                                           1993          1991
                                                                                        -----------  -------------
Class B, Series A Senior Increasing Rate Preferred Stock,
  $56,574 liquidation value at January 3, 1993........................................   $  53,035
Senior Cumulative Preferred Stock, $30,067 liquidation value
  at January 3, 1993..................................................................      29,561    $    26,556
                                                                                        -----------  -------------
Redeemable preferred stock............................................................   $  82,596    $    26,556
                                                                                        -----------  -------------
                                                                                        -----------  -------------

     On August 13, 1992, the Company issued 2,200,000 shares of Class B, Series A Senior Increasing Rate Preferred Stock, $1 par value, $25 liquidation value. The Class B, Series A Senior Increasing Rate Preferred Stock provides for the payment of cumulative quarterly cash dividends equal to $.8125 per share. Dividends paid to date are $.5564 per share ($.8125 prorated for the period from August 13, 1992 through October 15, 1992), and $.8125 per share for the quarterly dividends payable on October 15, 1992 and January 15, 1993, respectively. The quarterly dividend applicable to each dividend thereafter will increase by $.03125 per share over the previously prevailing quarterly dividend on each July 15 and January 15, commencing with the quarterly dividend payable for the quarter beginning on January 15, 1993, up to a maximum quarterly dividend of $1.0625 per share. Quarterly dividends payable in excess of $.9375 per share may, at the option of the Company, be paid to holders of the shares in whole or in part by the issuance of additional shares at the rate of one additional share for each $25.00 of such dividends not paid in cash. The difference between the ultimate redemption value and the initial carrying value is being accreted over the redemption period. The Class B, Series A Senior Increasing Rate Preferred Stock is subject to mandatory redemption at $25.00 per share, plus accrued but unpaid dividends on January 15, 2003. The Class B, Series A Senior Increasing Rate Preferred Stock may be redeemed, in whole or in part, on or after January 15, 1993 at prices beginning at $25.25 on January 15, 1993 and increasing to $26.00 per share on July 15, 1995 and then subsequently declining to $25.00 at July 15, 1998 and thereafter. The carrying amount of the Class B, Series A Senior Increasing Rate Preferred Stock has been increased $1,854 for undeclared and unpaid cash dividends as of January 3, 1993.

                                COLOR TILE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

10. REDEEMABLE PREFERRED STOCK:--(CONTINUED)

     On October 20, 1986, the Company issued 200,000 shares of Senior Cumulative Preferred Stock, $1 par value, $100 liquidation value. From July 15, 1989 through January 15, 1995, the Senior Cumulative Preferred Stock provides for the accrual, on a quarterly basis, of cumulative dividends in the form of additional shares of Senior Cumulative Preferred Stock at the annual rate of .1450 shares per share of Senior Cumulative Preferred Stock payable January 15, 1995. Such accrued dividends do not compound additional dividends. Commencing January 15, 1995, the Senior Cumulative Preferred Stock provides for cumulative dividends at the annual rate of 14.50% per share payable quarterly after January 15, 1995. Dividends which are due and unpaid accrue additional dividends, compounding on a quarterly basis, at the rate of $14.50 per share per annum. The difference between the ultimate redemption value and the initial carrying value is being accreted over the redemption period. The Senior Cumulative Preferred Stock is subject to mandatory redemption in an amount equal to 50% of the outstanding shares on October 15, 1998 and the remaining 50% of such outstanding shares on October 15, 1999. Certain features of the Senior Cumulative Preferred Stock were modified in connection with the 1989 Merger. As of January 3, 1993 and December 29, 1991, the carrying amounts of the Senior Cumulative Preferred Stock have been increased by approximately $10,067 and $7,142, respectively, representing cumulative dividends not currently declared or paid, but which are payable under the mandatory redemption features.

     The liquidation values of the Company's redeemable preferred stocks, which are not actively traded or quoted in any market, approximate the estimated fair value of those securities.

11. SPECIAL CHARGES:

     During the fourth quarter of fiscal 1992, following a detailed study of its operations, the Company recorded a write-down of certain property, plant, equipment and intangible assets, and established provisions for restructuring of operations, store closures and conversion of certain stores to Franchised Stores. These write-downs and provisions aggregated $30,000 and are reflected as special charges in the Consolidated Statement of Operations.

12. GAIN ON SALE OF ASSETS:

     Effective May 15, 1992, the Company completed the sale of its hardwood flooring manufacturing plant located in Melbourne, Arkansas ("Wood Plant") and realized a pretax gain of $4,007. The proceeds of the sale, before fees and related expenses, included $11,809 in cash and the buyer's assumption of certain liabilities, including the defeasance of approximately $2,600 of outstanding industrial revenue bonds related to the Wood Plant. In conjunction with the sale of the Wood Plant, the Company entered into a supply agreement to purchase minimum annual levels of wood flooring products from the Wood Plant throughout the six-year term of the agreement.

                                COLOR TILE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

13. SUPPLEMENTAL CASH FLOW INFORMATION:

                                                                                    FOR THE YEARS ENDED
                                                                         -----------------------------------------
                                                                         JANUARY 3,   DECEMBER 29,   DECEMBER 30,
                                                                            1993          1991           1990
                                                                         -----------  -------------  -------------
Supplemental disclosure of cash flow information:
  Interest paid........................................................   $  28,320    $    55,950    $    48,418
  Income taxes paid....................................................       1,281            450            572
  Noncash investing and financing activities:
  Capital lease obligations incurred for property, plant and
equipment..............................................................       3,400
  Senior Increasing Rate Preferred Stock unpaid dividends..............       1,854
  Senior Cumulative Preferred Stock dividends in kind..................       2,923          2,900          2,900

14. TRANSACTIONS WITH RELATED PARTIES:

     During the years ended December 29, 1991 and December 30, 1990, the Company incurred interest expense on the Junior Subordinated Notes totaling $10,291 and $10,342, respectively, of which $6,860 and $3,825, respectively, was deferred. On November 27, 1991, Holdings purchased one additional share of the Company's common stock for $79,704. With these funds, the Company redeemed the $60,000 of the Junior Subordinated Notes, related deferred interest of $10,685 and accrued interest of $3,431 at a premium of $5,588.

     In conjunction with the refinancing of the Company's debt in 1991, $3,750 was paid to INVESTCORP International, Inc. ("International") for financing advisory fees for its assistance in arranging the $250,000 Credit Agreement. Additionally, an affiliate of INVESTCORP was paid $6,000 in connection with the repurchase of certain existing indebtedness of the Company. These transactions have been reviewed by the independent member of the Board of Directors who determined that, and the Company has received a letter from an independent nationally known investment banking firm which concluded that, the terms and conditions associated with these transactions were as favorable to the Company as the Company could have reasonably obtained from an independent third party.

     The Company paid International $500 for management fees during each of the fiscal years 1992, 1991 and 1990.

     The Color Tile Employees Investment Plan ("Investment Plan"), which is under the direct control of Company management, owns 44 properties leased by the Company. During the years ended January 3, 1993, December 29, 1991 and December 30, 1990, the Company paid approximately $3,085, $3,113 and $2,860, respectively, in rentals to the Investment Plan for these properties.

15. EMPLOYEE BENEFIT PLANS:

     The Investment Plan is a defined contribution plan open to all employees upon completing certain periods of service with the Company. This plan requires the Company to make contributions to the plan equal to a certain percentage of the employee's contribution rate during the year. The Company's contributions to the Investment Plan were $846, $715 and $976, respectively, for the years ended January 3, 1993, December 29, 1991 and December 30, 1990.

                                COLOR TILE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

15. EMPLOYEE BENEFIT PLANS:--(CONTINUED)
     Under the Color Tile Family Security Plan (Family Security Plan), salaried and certain other employees who have three years of service with the Company are eligible to become participants in the Family Security Plan. The Family Security Plan provides that in the event of the death of a participant who is an employee, who is on authorized leave of absence or who is under an approved disability, the participant's beneficiary will receive approximately one-half the participant's Family Security Plan salary on a monthly basis for a defined period of time. The Company provides a noncontributory benefit for a period of 10 years; employees may also obtain, on a contributory basis, the same benefit until the employee would have attained age 65. The Family Security Plan is administered through a Voluntary Employees' Beneficiary Association (VEBA) qualified under Section 501(c)(9) of the Internal Revenue Code of 1986. The Family Security Plan is funded by life insurance owned by the VEBA. A participant's Family Security Plan salary approximates the total compensation paid to the participant by the Company during the plan year.

     Officers and director employees participate in the Family Security Plan on the same terms as other employees. For the years ended January 3, 1993, December 29, 1991, and December 30, 1990, the Company contributed $228, $237, and $230, respectively, to the Family Security Plan.

                                COLOR TILE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

16. SUPPLEMENTAL SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

     Unaudited summarized financial data by quarter for fiscal 1992 and 1991 is as follows:

                                                                                QUARTER ENDED
                                                            -----------------------------------------------------
    YEAR ENDED JANUARY 3, 1993:                              MARCH 29      JUNE 28    SEPTEMBER 27    JANUARY 3
- ----------------------------------------------------------  -----------  -----------  -------------  ------------
Net Sales.................................................  $   139,864  $   150,193   $   146,772    $  143,556
Cost of sales.............................................       73,552       79,169        79,965        78,682
Selling, general and administrative.......................       53,036       55,342        51,304        49,114
Depreciation and amortization.............................        7,107        6,821         6,830         7,925
Special charges...........................................                                                30,000
                                                            -----------  -----------  -------------  ------------
Operating income (loss)...................................        6,169        8,861         8,673       (22,165)
Gain on sale of assets....................................                     4,007
Interest expense, net.....................................       (7,928)      (6,808)       (5,930)       (5,031)
Income taxes..............................................         (123)        (339)         (547)         (231)
Extraordinary loss on early extinguishment of debt, net...                                    (601)
                                                            -----------  -----------  -------------  ------------
     Net income (loss)....................................  $    (1,882) $     5,721   $     1,595    $  (27,427)
                                                            -----------  -----------  -------------  ------------
                                                            -----------  -----------  -------------  ------------

                                                                                QUARTER ENDED
                                                            -----------------------------------------------------
    YEAR ENDED DECEMBER 29, 1991:                            MARCH 31      JUNE 30    SEPTEMBER 29   DECEMBER 29
- ----------------------------------------------------------  -----------  -----------  -------------  ------------
Net Sales.................................................  $   134,269  $   141,219   $   134,486    $  134,341
Cost of sales.............................................       71,231       76,048        73,060        72,178
Selling, general and administrative.......................       52,619       53,404        48,483        46,731
Depreciation and amortization.............................        7,369        7,305         7,036         7,492
                                                            -----------  -----------  -------------  ------------
Operating income..........................................        3,050        4,462         5,907         7,940
Interest expense, net.....................................      (12,904)     (12,952)      (12,897)      (13,233)
Income (taxes) benefit....................................         (101)         (97)          (97)        2,428
Extraordinary gain on early extinguishment of debt, net...                                                 4,886
                                                            -----------  -----------  -------------  ------------
     Net income (loss)....................................  $    (9,955) $    (8,587)  $    (7,087)   $    2,021
                                                            -----------  -----------  -------------  ------------
                                                            -----------  -----------  -------------  ------------

     During the third quarter of 1992, the Company began the implementation of a new store based layaway tracking system. Utilizing the information gathered through this system and other available data, the Company restated its quarterly results of operations for fiscal 1992 and fiscal 1991 in order to more closely match sales and costs of sales on layaway transactions during interim periods. This restatement does not effect the results of operations for the fiscal years ended January 3, 1993 and December 29, 1991.

                                COLOR TILE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

17. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION:

     The Company is a specialty retailer operating predominantly in one industry segment. Effective September 27, 1990, the Company acquired certain assets of Factory Carpet from an unrelated party. All operations of Factory Carpet are in Canada. The operations of Factory Carpet were immaterial to the Company in fiscal 1992 and 1991. The Company's sales by geographic area are as follows:

                           UNITED
     YEAR ENDED            STATES      CANADA       TOTAL
- -----------------------  -----------  ---------  -----------
January 3, 1993          $   549,300  $  31,085  $   580,385
December 29, 1991        $   512,905  $  31,410  $   544,315

                                COLOR TILE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                      OCTOBER 3, 1993 AND JANUARY 3, 1993
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                          OCTOBER 3,   JANUARY 3,
                                                                                             1993         1993
                                                                                          -----------  -----------
    ASSETS
Current Assets:
  Cash..................................................................................  $            $
  Accounts and notes receivable, net of allowance for bad debts
     of $369 and $415...................................................................       10,370       12,643
  Inventories...........................................................................       80,902       74,045
  Deferred income taxes.................................................................        3,834        3,830
  Other current assets..................................................................        4,619        3,567
                                                                                          -----------  -----------
          Total Current Assets..........................................................       99,725       94,085
                                                                                          -----------  -----------
Property, plant and equipment...........................................................      183,432      177,560
Less accumulated depreciation...........................................................      (64,020)     (55,611)
                                                                                          -----------  -----------
  Net property, plant and equipment.....................................................      119,412      121,949
                                                                                          -----------  -----------
Goodwill, net...........................................................................      170,334      173,847
Other intangible assets, net............................................................       36,260       45,377
Deferred financing costs, net...........................................................       12,770       13,891
Deferred income taxes...................................................................       10,322       10,322
Other assets............................................................................        5,113        3,521
                                                                                          -----------  -----------
          Total Assets..................................................................  $   453,936  $   462,992
                                                                                          -----------  -----------
                                                                                          -----------  -----------
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt.....................................................  $    18,727  $    15,073
  Accounts payable......................................................................       52,002       38,803
  Accrued expenses......................................................................       19,643       22,869
  Layaways and deposits.................................................................        8,258        6,086
                                                                                          -----------  -----------
          Total Current Liabilities.....................................................       98,630       82,831
                                                                                          -----------  -----------
  Long-term debt........................................................................      225,624      239,689
  Other noncurrent liabilities..........................................................        5,945        9,087
                                                                                          -----------  -----------
          Total Liabilities.............................................................      330,199      331,607
                                                                                          -----------  -----------
Commitments and contingencies (Note 4)
Redeemable preferred stock, $90,031 liquidation value at
  October 3, 1993.......................................................................       86,008       82,596
Common Stockholder's Equity:
  Common stock, $.01 par value, 1,000,000 shares authorized,
     101 shares issued and outstanding
  Additional paid-in capital............................................................      108,360      117,522
  Accumulated deficit...................................................................      (70,631)     (68,733)
                                                                                          -----------  -----------
          Total Common Stockholder's Equity.............................................       37,729       48,789
                                                                                          -----------  -----------
          Total Liabilities and Stockholders' Equity....................................  $   453,936  $   462,992
                                                                                          -----------  -----------
                                                                                          -----------  -----------

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                                COLOR TILE, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
        FOR THE NINE MONTHS ENDED OCTOBER 3, 1993 AND SEPTEMBER 27, 1992
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                           NINE MONTHS ENDED
                                                                                       --------------------------
                                                                                       OCTOBER 3,   SEPTEMBER 27,
                                                                                          1993          1992
                                                                                       -----------  -------------
Systemwide Sales.....................................................................  $   409,993   $   441,691
                                                                                       -----------  -------------
                                                                                       -----------  -------------
Net Sales............................................................................  $   401,563   $   436,829
                                                                                       -----------  -------------
Costs and Expenses:
  Cost of sales......................................................................      218,631       232,686
  Selling, general and administrative................................................      142,259       159,682
  Depreciation and amortization......................................................       18,034        20,758
                                                                                       -----------  -------------
     Total Costs and Expenses........................................................      378,924       413,126
                                                                                       -----------  -------------
Operating income.....................................................................       22,639        23,703
Gain (loss) on disposal of a line of business........................................       (9,500)        4,007
Interest expense, net................................................................      (14,413)      (20,666)
                                                                                       -----------  -------------
Income (loss) before income taxes and extraordinary item.............................       (1,274)        7,044
Provision for income taxes...........................................................          624         1,009
                                                                                       -----------  -------------
     Income (loss) before extraordinary item.........................................       (1,898)        6,035
Extraordinary loss on early extinquishment of debt, net..............................                       (601)
                                                                                       -----------  -------------
     Net Income (Loss)...............................................................  $    (1,898)  $     5,434
                                                                                       -----------  -------------
                                                                                       -----------  -------------

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                                COLOR TILE, INC.
        CONDENSED CONSOLIDATED STATEMENT OF COMMON STOCKHOLDER'S EQUITY
                   FOR THE NINE MONTHS ENDED OCTOBER 3, 1993
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                        COMMON STOCK        ADDITIONAL                  TOTAL COMMON
                                                  ------------------------    PAID-IN    ACCUMULATED   STOCKHOLDER'S
                                                    SHARES       AMOUNT       CAPITAL      DEFICIT         EQUITY
                                                  -----------  -----------  -----------  ------------  --------------
Balance, January 3, 1993........................         101                $   117,522   $  (68,733)    $   48,789
Senior Cumulative Preferred Stock dividends,
declared and undeclared.........................                                 (2,169)                     (2,169)
Accretion of difference between redemption value
  and proceeds of Senior Cumulative Preferred
Stock...........................................                                    (60)                        (60)
Senior Increasing Rate Preferred Stock
dividends, declared and undeclared..............                                 (6,658)                     (6,658)
Accretion of difference between redemption value
  and proceeds of Senior Increasing Rate
Preferred Stock.................................                                   (275)                       (275)
Net Income......................................                                              (1,898)        (1,898)
                                                       -----   -----------  -----------  ------------  --------------
Balance, October 3, 1993........................         101                $   108,360   $  (70,631)    $   37,729
                                                       -----   -----------  -----------  ------------  --------------
                                                       -----   -----------  -----------  ------------  --------------

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                                COLOR TILE, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
        FOR THE NINE MONTHS ENDED OCTOBER 3, 1993 AND SEPTEMBER 27, 1992
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                        OCTOBER 3,   SEPTEMBER 27,
                                                                                           1993          1992
                                                                                        -----------  -------------
Cash flows from operating activities:
  Net income (loss)...................................................................  $    (1,898)  $     5,434
                                                                                        -----------  -------------
  Adjustments to reconcile to cash provided by operating activities:
    Depreciation and amortization.....................................................       19,155        22,018
    (Gain) loss on disposal of a line of business.....................................        8,651        (4,007)
    (Increase) decrease in accounts receivable........................................        1,156        (1,197)
    Increase in inventory.............................................................       (9,123)       (7,577)
    (Increase) decrease in other current assets.......................................       (1,565)        1,079
    Decrease in other assets..........................................................        1,560
    Increase in accounts payable and accrued expenses.................................       14,072         4,821
    Decrease in other liabilities.....................................................       (2,275)
                                                                                        -----------  -------------
         Total adjustments............................................................       31,631        15,137
                                                                                        -----------  -------------
    Cash provided by operating activities.............................................       29,733        20,571
                                                                                        -----------  -------------
Cash flows from investing activities:
  Purchases of property, plant and equipment..........................................       (9,357)      (10,578)
  Proceeds from sale of assets........................................................                     12,960
  Other investing activities..........................................................       (4,291)       (5,216)
                                                                                        -----------  -------------
    Cash provided by (used in) investing activities...................................      (13,648)       (2,834)
                                                                                        -----------  -------------
Cash flows from financing activities:
  Borrowings under revolving line of credit...........................................      150,200       129,890
  Payments on revolving line of credit................................................     (149,600)     (175,045)
  Borrowings on long-term debt........................................................                     41,615
  Payments on long-term debt..........................................................      (11,185)      (16,495)
  Borrowings to fund repurchase of debt...............................................                     63,436
  Issuance of senior increasing rate preferred stock..................................                     50,929
  Repurchase of debt..................................................................                   (111,958)
  Dividends paid on senior increasing rate preferred stock............................       (5,500)
                                                                                        -----------  -------------
    Cash used in financing activities.................................................      (16,085)      (17,628)
                                                                                        -----------  -------------
Increase in cash......................................................................      --                109
Cash at beginning of period...........................................................      --                 73
                                                                                        -----------  -------------
Cash at end of period.................................................................  $   --        $       182
                                                                                        -----------  -------------
                                                                                        -----------  -------------
Supplemental disclosure of cash flow information:
  Non-cash investing and financing activities:
    Capital lease obligations incurred for property, plant & equipment................  $       174   $     2,640
                                                                                        -----------  -------------
                                                                                        -----------  -------------
  Cash paid during the year for:
    Interest..........................................................................  $    13,244   $    20,342
                                                                                        -----------  -------------
                                                                                        -----------  -------------
    Income taxes......................................................................  $       338   $       547
                                                                                        -----------  -------------
                                                                                        -----------  -------------

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                                COLOR TILE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION:

     Color Tile, Inc. ("Color Tile" or the "Company") is a wholly owned subsidiary of Color Tile Holdings, Inc. ("Holdings"). Reference is made to the summary of significant accounting policies in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1993. These financial statements and the related notes should be read in connection with such Form 10-K.

     In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of October 3, 1993 and January 3, 1993 and its results of operations for the nine months ended October 3, 1993 and September 27, 1992 and cash flows for the nine months ended October 3, 1993 and September 27, 1992. Information included in the condensed consolidated balance sheet as of January 3, 1993 has been derived from the Company's audited financial statements in its Annual Report on Form 10-K.

     The results of operations for the nine months ended October 3, 1993 may not be indicative of the results of operations for the full fiscal year ending January 2, 1994.

2. SYSTEMWIDE SALES:

     Systemwide sales include retail sales of all Company stores, retail sales of all Franchised stores and outside sales of manufactured products to third parties.

3. INVENTORIES:

     Inventories consisted of the following:

                                                                   OCTOBER 3,   JANUARY 3,
                                                                      1993         1993
                                                                   -----------  -----------
Finished Goods...................................................   $  78,650    $  71,994
Work in Progress.................................................         631          557
Raw Materials....................................................       1,621        1,494
                                                                   -----------  -----------
                                                                    $  80,902    $  74,045
                                                                   -----------  -----------
                                                                   -----------  -----------

4. COMMITMENTS AND CONTINGENT LIABILITIES:

     There are various claims and pending actions incident to the business operations of the Company. In the opinion of management, the Company's potential liability in all pending actions and claims, in the aggregate, is not material.

5. GAIN (LOSS) ON DISPOSAL OF A LINE OF BUSINESS:

     In the third quarter of 1993, the Company decided to dispose of its wholly owned Canadian subsidiary, Factory Carpet, which operates 37 retail stores in Canada (including 8 Franchised stores). In connection with the disposition of Factory Carpet, the Company recorded a charge to continuing operations of $8,651. The sales and costs and related expenses of Factory Carpet's operations have been eliminated from the individual line items of the 1993 Condensed Consolidated Statement of Operations

                                COLOR TILE, INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

5. GAIN (LOSS) ON DISPOSAL OF A LINE OF BUSINESS:--(CONTINUED) and the pre-tax losses of this line of business has been included on a one-line basis in the loss from disposal of a line of business as follows:

                                                             NINE MONTHS
                                                        ENDED OCTOBER 3, 1993
                                                        ----------------------
Net Sales.............................................        $   18,343
                                                              ----------
                                                              ----------
Pre-tax losses........................................        $     (849)
Estimated loss on disposal............................            (8,651)
                                                              ----------
Loss on disposal of a line of business................        $   (9,500)
                                                              ----------
                                                              ----------

     Effective May 15, 1992, the Company completed the sale of its hardwood flooring manufacturing plant (the "Wood Plant") located in Melbourne, Arkansas and realized a pre-tax gain of $4,007. The proceeds of the sale, before fees and related expenses, included $11,809 in cash and the buyer's assumption of certain liabilities, including an agreement to defease $2,600 of industrial revenue bonds related to the Wood Plant.

6. INCOME TAXES

     As a result of an ownership change, within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, that occurred with respect to the Company on May 14, 1990, the Company's ability to utilize approximately $52,347 of its net operating loss carryforwards for tax purposes is limited to $4,977 per year. No limitation currently is required by Section 382 with respect to $36,140 of the Company's net operating loss carryforwards. The Company recognized reductions in federal tax expense primarily from the utilization of its deductible temporary difference of $683 and $2,961 for the nine month periods ended October 3, 1993 and September 27, 1992, respectively.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
  AMERICAN BLIND FACTORY, INC.

     We have audited the accompanying balance sheets of American Blind Factory, Inc. (a Michigan corporation) as of December 31, 1992 and 1991, and the related statements of earnings and retained earnings and cash flows for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Blind Factory, Inc. as of December 31, 1992 and 1991, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.

GRANT THORNTON
Detroit, Michigan
February 23, 1993

                          AMERICAN BLIND FACTORY, INC.
                                 BALANCE SHEETS
                                  DECEMBER 31,

                                                                                          1992           1991
                                                                                     --------------  -------------
CURRENT ASSETS
  Cash and cash equivalents (notes A1 and F).......................................  $    4,685,903  $   5,664,520
  Investments (note B).............................................................       3,918,427       --
  Receivables
     Trade.........................................................................          64,296         87,844
     Related parties (note C)......................................................         200,000       --
                                                                                     --------------  -------------
                                                                                            264,296         87,844
  Interest receivable..............................................................          75,961       --
  Prepaid expenses.................................................................          20,204         41,527
                                                                                     --------------  -------------
       Total current assets........................................................       8,964,791      5,793,891
PROPERTY AND EQUIPMENT--AT COST (note A2)
  Furniture and fixtures...........................................................       1,241,317        854,801
  Leasehold improvements...........................................................         423,957        329,743
                                                                                     --------------  -------------
                                                                                          1,665,274      1,184,544
     Less accumulated depreciation and amortization................................         416,328        247,639
                                                                                     --------------  -------------
                                                                                          1,248,946        936,905
                                                                                     --------------  -------------
                                                                                     $   10,213,737  $   6,730,796
                                                                                     --------------  -------------
                                                                                     --------------  -------------
CURRENT LIABILITIES
  Accounts payable, including customer deposits....................................  $    5,870,314  $   4,354,855
  Accounts payable--related parties (note C).......................................          63,411        147,863
  Accrued liabilities..............................................................         841,939        417,740
                                                                                     --------------  -------------
       Total current liabilities...................................................       6,775,664      4,920,458
COMMITMENT (note D)
STOCKHOLDER'S EQUITY
  Common Stock, authorized 1,000 shares of $1.00 par value; issued and outstanding
1,000 shares.......................................................................           1,000          1,000
  Retained earnings................................................................       3,437,073      1,809,338
                                                                                     --------------  -------------
                                                                                          3,438,073      1,810,338
                                                                                     --------------  -------------
                                                                                     $   10,213,737  $   6,730,796
                                                                                     --------------  -------------
                                                                                     --------------  -------------

        The accompanying notes are an integral part of these statements.

                          AMERICAN BLIND FACTORY, INC.
                  STATEMENT OF EARNINGS AND RETAINED EARNINGS
                            YEARS ENDED DECEMBER 31,

                                                                        1992            1991            1990
                                                                   --------------  --------------  --------------
Net sales........................................................  $   64,084,028  $   44,275,833  $   24,713,265
Cost of goods sold...............................................      47,979,890      33,071,551      18,958,896
                                                                   --------------  --------------  --------------
       Gross profit..............................................      16,104,138      11,204,282       5,754,369
Operating expenses
     Selling expenses............................................       7,028,124       5,477,040       3,759,333
     General and administrative expense (note G).................       7,814,063       4,524,219       1,975,708
                                                                   --------------  --------------  --------------
                                                                       14,842,187      10,001,259       5,735,041
                                                                   --------------  --------------  --------------
Income from operations...........................................       1,261,951       1,203,023          19,328
Other income, principally interest...............................         365,784         306,365         243,644
                                                                   --------------  --------------  --------------
       Net earnings (note E).....................................       1,627,735       1,509,388         262,972
Retained earnings at beginning of year...........................       1,809,338         299,950          36,978
                                                                   --------------  --------------  --------------
Retained earnings at end of year.................................  $    3,437,073  $    1,809,338  $      299,950
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

        The accompanying notes are an integral part of these statements.

                          AMERICAN BLIND FACTORY, INC.
                            STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,

                                                                           1992           1991           1990
                                                                      --------------  -------------  -------------
Cash flows from operating activities
  Net earnings......................................................  $    1,627,735  $   1,509,388  $     262,972
  Adjustments to reconcile net earnings to net cash provided by operating activities
  Depreciation and amortization.....................................         168,690        112,520         99,788
     Changes in operating assets and liabilities
       Decrease in accounts receivable..............................          23,548         86,395       (119,932)
       Increase in interest receivable..............................         (75,961)      --             --
       (Increase) decrease in prepaid expenses......................          21,323        (41,527)        56,069
       (Increase) decrease in accounts receivable--related
parties.............................................................        (200,000)        45,228        370,991
       Increase (decrease) in accounts payable--related parties.....         (84,452)       147,863       --
       Increase in accounts payable.................................       1,515,459      1,014,838      1,461,244
       Increase in accrued liabilities..............................         424,200        212,327         69,667
                                                                      --------------  -------------  -------------
                                                                           1,792,807      1,577,644      1,937,827
                                                                      --------------  -------------  -------------
          Net cash provided by operating activities.................       3,420,542      3,087,032      2,200,799
Cash flows used by investing activities
  Purchase of property and equipment................................        (480,732)      (270,900)      (394,409)
  Purchase of investment securities.................................      (3,918,427)      --             --
                                                                      --------------  -------------  -------------
          Net cash used by investing activities.....................      (4,399,159)      (270,900)      (394,409)
                                                                      --------------  -------------  -------------
  Increase (decrease) in cash.......................................        (978,617)     2,816,132      1,806,390
Cash and cash equivalents at beginning of year......................       5,664,520      2,848,388      1,041,998
                                                                      --------------  -------------  -------------
Cash and cash equivalents at end of year............................  $    4,685,903  $   5,664,520  $   2,848,388
                                                                      --------------  -------------  -------------
                                                                      --------------  -------------  -------------

        The accompanying notes are an integral part of these statements.

                          AMERICAN BLIND FACTORY, INC.
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1992, 1991 AND 1990

NOTE A--SUMMARY OF ACCOUNTING POLICIES

     A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

  1.   Cash and Cash Equivalents

     Cash and cash equivalents include funds invested in liquid instruments with maturities less than three months at time of purchase.

  2.   Depreciation and Amortization

     Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally by the straight-line method for financial reporting purposes and by straight-line and accelerated methods for income tax purposes. Leasehold improvements are amortized on the straight-line method over the life of the lease or the service lives of the improvements, whichever is shorter.

  3.   Profit-Sharing Plan

     The Company has in effect a profit-sharing plan covering those eligible employees who have completed two full years of employment. Contributions are determined annually at the discretion of the Board of Directors. Contributions are limited to 15% of the annual compensation of eligible employees. The plan also allows for voluntary contributions by eligible employees of up to 10% of their annual compensation. No contributions were made by the Company for either of the years ended December 31, 1992, 1991 or 1990.

NOTE B--INVESTMENTS

     Investments are carried at the lower of aggregate cost or market value. At December 31, 1992 investments consisted of the following:

                                                                               ESTIMATED
                                                                                MARKET
                                                                  COST           VALUE
                                                              -------------  -------------
Obligations of U.S. Governmental Agencies...................  $   1,144,920  $   1,166,562
Other Investments...........................................      2,773,507      2,775,719
                                                              -------------  -------------
                                                              $   3,918,427  $   3,942,281
                                                              -------------  -------------
                                                              -------------  -------------

NOTE C--RELATED PARTY TRANSACTIONS

     The Company and two retail chains are related through common ownership. The following is a schedule of activity between related parties:

                                                  1992           1991            1990
                                             --------------  -------------  --------------
Beginning balance--net.....................  $     (147,863) $      45,228  $      416,219
Charge for administrative services.........        (672,000)      (855,000)       (240,000)
Advances made by the entities to or on the
behalf of the Company......................      (1,549,569)      (714,960)     (2,239,849)
Advances made by the Company to or on the
behalf of the entities.....................       2,506,021      1,376,869       2,108,858
                                             --------------  -------------  --------------
Ending balance--net........................  $      136,589  $    (147,863) $       45,228
                                             --------------  -------------  --------------
                                             --------------  -------------  --------------


                          AMERICAN BLIND FACTORY, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1992, 1991 AND 1990

NOTE D--LEASE COMMITMENT

     The Company conducts its operations in facilities leased from a party related through common ownership. The following is a schedule, by years, of future minimum rental payments required under the lease:

YEARS ENDING DECEMBER 31,
- ------------------------------
         1993.................  $   127,975
         1994.................       75,726
                                -----------
                                $   203,701
                                -----------
                                -----------

     Rent expense for the years ending December 31, 1992, 1991 and 1990 was $139,854, $117,062 and $115,337, respectively.

NOTE E--INCOME TAXES

     The stockholder of the Company has elected Subchapter S corporation status under the Internal Revenue Code. Accordingly, federal income taxes on the net earnings of the Company are payable personally by the stockholder. Accordingly, no provision has been made for federal income taxes.

NOTE F--CONCENTRATION OF CREDIT RISK

     The Company maintains its bank accounts in financial institutions located in Michigan. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

NOTE G--OFFICER COMPENSATION

     Included in general and administrative expenses is compensation to the sole shareholder and other officers of the Company amounting to approximatley $6,150,000, $3,350,000 and $1,550,000 for 1992, 1991 and 1990, respectively.

                          AMERICAN BLIND FACTORY, INC.
                            CONDENSED BALANCE SHEETS
                    SEPTEMBER 30, 1993 AND DECEMBER 31, 1992
                                  (UNAUDITED)

                                                                                    SEPTEMBER 30,   DECEMBER 31,
                                                                                        1993            1992
                                                                                   --------------  --------------
Current Assets
  Cash and cash equivalents......................................................  $   15,028,232  $    4,685,903
  Investments....................................................................              --       3,918,427
  Receivables
     Trade.......................................................................         254,110          64,296
     Related parties.............................................................         200,000         200,000
                                                                                   --------------  --------------
                                                                                          454,110         264,296
  Prepaid administrative services--related party (Note B)........................         270,000        --
  Interest receivable............................................................              --          75,961
  Prepaid expenses...............................................................          80,398          20,204
                                                                                   --------------  --------------
          Total current assets...................................................      15,832,740       8,964,791
Property and equipment--at cost
  Furniture and fixtures.........................................................       1,415,326       1,241,317
  Leasehold improvements.........................................................         500,507         423,957
                                                                                   --------------  --------------
                                                                                        1,915,833       1,665,274
     Less accumulated depreciation and amortization..............................         560,328         416,328
                                                                                   --------------  --------------
                                                                                        1,355,505       1,248,946
                                                                                   --------------  --------------
                                                                                   $   17,188,245  $   10,213,737
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Current Liabilities
  Accounts payable, including customer deposits..................................  $    9,251,931  $    5,870,314
  Accounts payable--related parties..............................................          35,678          63,411
  Accrued liabilities
     Payroll.....................................................................       4,091,567         224,000
     Other.......................................................................         370,996         617,939
                                                                                   --------------  --------------
          Total current liabilities..............................................      13,750,172       6,775,664
Commitments and contingencies (Note C)...........................................        --              --
Stockholder's Equity
  Common Stock, authorized 1,000 shares of $1.00 par value;
     issued and outstanding 1,000 shares.........................................           1,000           1,000
  Retained earnings..............................................................       3,437,073       3,437,073
                                                                                   --------------  --------------
                                                                                        3,438,073       3,438,073
                                                                                   --------------  --------------
                                                                                   $   17,188,245  $   10,213,737
                                                                                   --------------  --------------
                                                                                   --------------  --------------

   The accompanying notes are an integral part of these condensed statements.

                          AMERICAN BLIND FACTORY, INC.
                        CONDENSED STATEMENTS OF EARNINGS
                             AND RETAINED EARNINGS
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                  (UNAUDITED)

                                                                                     NINE MONTHS ENDED
                                                                          ----------------------------------------
                                                                          SEPTEMBER 30, 1993   SEPTEMBER 30, 1992
                                                                          -------------------  -------------------
Net sales...............................................................    $    61,764,723      $    46,638,023
Cost of goods sold......................................................         47,470,179           35,413,163
                                                                          -------------------  -------------------
          Gross profit..................................................         14,294,544           11,224,860
Operating expenses
  Selling expenses......................................................          6,558,175            5,124,824
  General and administrative expenses...................................          8,344,195            4,885,603
                                                                          -------------------  -------------------
                                                                                 14,902,370           10,010,427
                                                                          -------------------  -------------------
Income (loss) from operations...........................................           (607,826)           1,214,433
Other income, principally interest......................................            607,826              266,382
                                                                          -------------------  -------------------
          Net earnings..................................................          --                   1,480,815
Retained earnings at January 1,.........................................          3,437,073            1,809,338
                                                                          -------------------  -------------------
Retained earnings at September 30,......................................    $     3,437,073      $     3,290,153
                                                                          -------------------  -------------------
                                                                          -------------------  -------------------

   The accompanying notes are an integral part of these condensed statements.

                          AMERICAN BLIND FACTORY, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                  (UNAUDITED)

                                                                                     NINE MONTHS ENDED
                                                                          ----------------------------------------
                                                                          SEPTEMBER 30, 1993   SEPTEMBER 30, 1992
                                                                          -------------------  -------------------
Cash flows from operating activities
  Net earnings..........................................................    $     --             $     1,480,815
Adjustments to reconcile net earnings to net cash provided by operating activities
  Depreciation and amortization.........................................            144,000              108,000
  Gain on sale of investments...........................................           (116,929)           --
  Changes in operating assets and liabilities
     Increase in accounts receivable....................................           (189,814)             (78,662)
     Decrease in interest receivable....................................             75,961            --
     Increase in prepaid burden charge--related party...................           (270,000)           --
     Increase (decrease) in prepaid expenses............................            (60,194)              42,210
     Decrease in accounts payable--related parties......................            (27,733)             (41,914)
     Increase in accounts payable.......................................          3,381,617            2,546,282
     Decrease in accrued liabilities--other.............................           (246,943)            (189,630)
     Increase in accrued liabilities--payroll...........................          3,867,567              421,870
                                                                          -------------------  -------------------
                                                                                  6,557,532            2,808,156
                                                                          -------------------  -------------------
          Net cash provided by operating activities.....................          6,557,532            4,288,971
Cash flows used by investing activities
  Purchase of property and equipment....................................           (250,559)            (423,032)
  Purchase of investment securities.....................................         (2,799,023)          (4,089,239)
  Proceeds from sale of investment securities...........................          6,834,379            --
  Cash paid for note receivable--related party..........................          --                  (1,000,000)
                                                                          -------------------  -------------------
          Net cash used by investing activities.........................          3,784,797           (5,512,271)
                                                                          -------------------  -------------------
  Increase (decrease) in cash...........................................         10,342,329           (1,223,300)
Cash and cash equivalents at January 1,.................................          4,685,903            5,664,520
                                                                          -------------------  -------------------
Cash and cash equivalents at September 30,..............................    $    15,028,232      $     4,441,220
                                                                          -------------------  -------------------
                                                                          -------------------  -------------------

   The accompanying notes are an integral part of these condensed statements.

                          AMERICAN BLIND FACTORY, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 1993 AND DECEMBER 31, 1992
                                  (UNAUDITED)

NOTE A--BASIS OF PRESENTATIONS

     Reference is made to the summary of significant accounting policies in Note A to the American Blind Factory, Inc.'s (the Company) Financial Statements for the year ended December 31, 1992 appearing herein. These financial statements and the related notes should be read in connection with such Financial Statements.

     In the opinion of the Company, the accompanying unaudited financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 1993 and December 31, 1992 and its results of operations for the nine months ended September 30, 1993 and 1992 and cash flows for the nine months ended September 30, 1993 and 1992. Information included in the condensed balance sheet as of December 31, 1992 has been derived from the Company's audited financial statements.

     The results of operations for the nine months ended September 30, 1993 may not be indicative of the results of operations for the full fiscal year ending December 31, 1993.

NOTE B--PREPAID ADMINISTRATIVE SERVICES

     On May 31, 1993, the Company prepaid a portion of its expected charge for administrative services amounting to $822,000. Such amount is being charged to operations at a rate of $138,000 per month over the remainder of 1993.

NOTE C--COMMITMENTS AND CONTINGENCIES

     There are various claims and pending actions incident to the business operations of the Company. In the opinion of management, the company's potential liability in all pending actions and claims, in the aggregate, is not material.

NOTE D--OFFICER COMPENSATION

     Included in general and administrative expenses is compensation to the sole shareholder and other officers of the Company amounting to approximately $6,296,000 and $3,635,000 for each of the nine month periods ended September 30, 1993 and 1992, respectively.

NOTE E--INCOME TAXES

     The stockholder of the Company has elected Subchapter S corporation status under the Internal Revenue Code. Accordingly, federal income taxes on the net earnings of the Company are payable personally by the stockholder. Accordingly, no provision has been made for federal income taxes.

NOTE F--SUBSEQUENT EVENT

     On October 5, 1993, ABF Acquisition Corp., an affiliate of Investcorp, entered into an agreement with American Blind Factory, Inc. to acquire the assets of the Company and certain related companies.

                                                                      SCHEDULE V

                                COLOR TILE, INC.
                         PROPERTY, PLANT AND EQUIPMENT
                             (AMOUNTS IN THOUSANDS)

                                                  BALANCE AT                                         BALANCE AT
                                                   BEGINNING                RETIREMENTS    OTHER         END
     DESCRIPTION                                   OF PERIOD   ADDITIONS(A)  AND SALES   (B)(C)(D)    OF PERIOD
- ------------------------------------------------  -----------  -----------  -----------  ----------  -----------
Year ended January 3, 1993:
  Land..........................................  $    27,626                $    (644)  $     (192) $    26,790
  Buildings.....................................       22,875   $     352       (2,653)       5,789       26,363
  Assets under capital leases...................       57,759       3,400                   (10,038)      51,121
  Leasehold improvements........................       23,523       3,765         (646)       1,130       27,772
  Fixtures and equipment........................       39,396       5,801       (8,323)       7,756       44,630
  Construction in progress......................        2,483       4,020         (123)      (5,496)         884
                                                  -----------  -----------  -----------  ----------  -----------
          Totals................................  $   173,662   $  17,338    $ (12,389)  $   (1,051) $   177,560
                                                  -----------  -----------  -----------  ----------  -----------
                                                  -----------  -----------  -----------  ----------  -----------
Year ended December 29, 1991:
  Land..........................................  $    27,916                $    (290)              $    27,626
  Buildings.....................................       23,642                     (851)  $       84       22,875
  Assets under capital leases...................       57,759                                             57,759
  Leasehold improvements........................       19,471   $   2,664         (489)       1,877       23,523
  Fixtures and equipment........................       34,719       1,477         (600)       3,800       39,396
  Construction in progress......................        2,868       5,376                    (5,761)       2,483
                                                  -----------  -----------  -----------  ----------  -----------
          Totals................................  $   166,375   $   9,517    $  (2,230)  $        0  $   173,662
                                                  -----------  -----------  -----------  ----------  -----------
                                                  -----------  -----------  -----------  ----------  -----------
Year ended December 30, 1990:
  Land..........................................  $    27,260   $     711    $     (49)  $       (6) $    27,916
  Buildings.....................................       21,988       1,662                        (8)      23,642
  Assets under capital leases...................       55,124       2,635                                 57,759
  Leasehold improvements........................       13,763       3,840          (34)       1,902       19,471
  Fixtures and equipment........................       27,686       6,547         (217)         703       34,719
  Construction in progress......................        2,018       3,466                    (2,616)       2,868
                                                  -----------  -----------  -----------  ----------  -----------
          Totals................................  $   147,839   $  18,861    $    (300)  $      (25) $   166,375
                                                  -----------  -----------  -----------  ----------  -----------
                                                  -----------  -----------  -----------  ----------  -----------

- ---------------

      (a)  Additions for the year ended December 30, 1990 include property, plant and equipment of Factory Carpet acquired on September 27, 1990.
      (b)  Represents transfers of assets from construction in progress to other assets for the years ended January 3,
           1993, December 29, 1991 and December 30, 1990.
      (c)  Represents transfer of capital lease assets purchased and foreign currency translation adjustments associated with Factory Carpet for the year ended January 3, 1993.
      (d)  Represents $625 of fixed asset write-offs related to the special charges at January 3, 1993.

                                                                     SCHEDULE VI

                                COLOR TILE, INC.
                  ACCUMULATED DEPRECIATION AND AMORTIZATION OF
                         PROPERTY, PLANT AND EQUIPMENT
                             (AMOUNTS IN THOUSANDS)

                                                                     ADDITIONS
                                                       BALANCE AT   CHARGED TO                              BALANCE
                                                        BEGINNING    COSTS AND   RETIREMENTS               AT END OF
    DESCRIPTION                                         OF PERIOD   EXPENSE(B)    AND SALES    OTHER(A)     PERIOD
- -----------------------------------------------------  -----------  -----------  -----------  -----------  ---------
Year ended January 3, 1993:
  Buildings..........................................   $   1,435    $   1,027    $    (336)   $     319   $   2,445
  Assets under capital leases........................      13,456        5,491                      (467)     18,480
  Leasehold improvements.............................       4,791        5,701         (258)        (129)     10,105
  Fixtures and equipment.............................      11,746       17,534       (4,784)          85      24,581
                                                       -----------  -----------  -----------  -----------  ---------
          Totals.....................................   $  31,428    $  29,753    $  (5,378)   $    (192)  $  55,611
                                                       -----------  -----------  -----------  -----------  ---------
                                                       -----------  -----------  -----------  -----------  ---------
Year ended December 29, 1991:
  Buildings..........................................   $     699    $     748    $     (12)               $   1,435
  Assets under capital leases........................       6,885        6,571                                13,456
  Leasehold improvements.............................       2,137        2,810         (156)                   4,791
  Fixtures and equipment.............................       5,588        6,841         (683)                  11,746
                                                       -----------  -----------  -----------  -----------  ---------
          Totals.....................................   $  15,309    $  16,970    $    (851)   $       0   $  31,428
                                                       -----------  -----------  -----------  -----------  ---------
                                                       -----------  -----------  -----------  -----------  ---------
Year ended December 30, 1990:
  Buildings..........................................   $            $     699    $            $           $     699
  Assets under capital leases........................                    6,958          (73)                   6,885
  Leasehold improvements.............................                    2,137                                 2,137
  Fixtures and equipment.............................   $                5,655          (67)                   5,588
                                                       -----------  -----------  -----------  -----------  ---------
          Totals.....................................   $       0    $  15,449    $    (140)   $       0   $  15,309
                                                       -----------  -----------  -----------  -----------  ---------
                                                       -----------  -----------  -----------  -----------  ---------

- ---------------

(a) Represents transfers of capital lease assets purchased and foreign currency translation adjustments associated with Factory Carpet for the year ended January 3, 1993.

(b) Includes $12,400 of expense related to special charges at January 3, 1993.

                                                                   SCHEDULE VIII

                                COLOR TILE, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                             (AMOUNTS IN THOUSANDS)

                                                      BALANCE
                                                        AT       CHARGED TO    CHARGED TO                BALANCE AT
                                                     BEGINNING    COST AND        OTHER                    END OF
     DESCRIPTION                                     OF PERIOD     EXPENSE      ACCOUNTS    DEDUCTIONS     PERIOD
- ---------------------------------------------------  ---------  -------------  -----------  -----------  -----------
Valuation accounts deducted from asset account to
  which it applies:
Allowance for doubtful accounts:
  Year ended January 3, 1993.......................  $     305    $     389(a)  $       0    $    (279)(b)  $     415
                                                     ---------       ------    -----------  -----------  -----------
                                                     ---------       ------    -----------  -----------  -----------
  Year ended December 29, 1991.....................  $     562    $     147(a)  $       0    $    (404)(b)  $     305
                                                     ---------       ------    -----------  -----------  -----------
                                                     ---------       ------    -----------  -----------  -----------
  Year ended December 30, 1990.....................  $       0    $     606(a)  $       0    $     (44)(b)  $     562
                                                     ---------       ------    -----------  -----------  -----------
                                                     ---------       ------    -----------  -----------  -----------
Deferred tax asset valuation allowance:
  Year ended January 3, 1993.......................  $  30,599    $       0     $   1,287(c)  $       0   $  31,886
                                                     ---------       ------    -----------  -----------  -----------
                                                     ---------       ------    -----------  -----------  -----------
  Year ended December 29, 1991.....................  $       0    $       0     $  30,599(c)  $       0   $  30,599
                                                     ---------       ------    -----------  -----------  -----------
                                                     ---------       ------    -----------  -----------  -----------

- ---------------

(a) Uncollectible accounts charged to bad debt expense.

(b) Balances written-off, net of recoveries.

(c) Valuation allowance charged to deferred tax asset.

                                                                      SCHEDULE X

                                COLOR TILE, INC.
               SUPPLEMENTARY STATEMENT OF OPERATIONS INFORMATION
                             (AMOUNTS IN THOUSANDS)

                                                                         JANUARY 3,   DECEMBER 29,   DECEMBER 30,
                                                                            1993          1991           1990
                                                                         -----------  -------------  -------------
Property, franchise and other taxes....................................   $   6,933    $     7,446    $     8,253
                                                                         -----------  -------------  -------------
                                                                         -----------  -------------  -------------
Advertising............................................................   $  46,469    $    40,394    $    35,700
                                                                         -----------  -------------  -------------
                                                                         -----------  -------------  -------------
Amortization of intangible assets......................................   $  11,347    $    12,245    $    12,332
                                                                         -----------  -------------  -------------
                                                                         -----------  -------------  -------------
Repairs and maintenance................................................   $   2,833    $     5,084    $     4,173
                                                                         -----------  -------------  -------------
                                                                         -----------  -------------  -------------

======================================    ======================================

No dealer, salesman or other person                   2,200,000 Shares
has been authorized to give any
information or to make any
representation other than those
contained in this Prospectus in
connection with the offer contained
herein, and if given or made, such
information or representation must
not be relied upon as having been
authorized by the Company or any
Underwriter. This Prospectus does
not constitute an offer to sell, or
a solicitation of an offer to buy,
any securities offered hereby in
any jurisdiction to any person to
whom it is not lawful to make any such
offer or solicitation in such jurisdiction.
- --------------------------------------
TABLE OF CONTENTS                                       COLOR TILE, INC.

                                               Page
Available Information
Prospectus Summary
Summary Selected Consolidated Financial
  Data
Risk Factors
Capitalization
Selected Consolidated Financial Information
Unaudited Pro Forma Condensed Combined
  Financial Statements                             SERIES A SENIOR INCREASING
Management's Discussion and Analysis                    RATE PREFERRED STOCK
  of Financial Condition and Results of
  Operations
Business
Legal Proceedings
Management
Security Ownership of Certain Beneficial
  Owners and Management
Capital Structure
Description of the Securities
Certain Federal Income Tax Considerations
Plan of Distribution
Selling Stockholders
Legal Matters
Experts                                                     -----------
Index to Consolidated Financial Statements     F-1           PROSPECTUS
        _______________________                             -----------

UNTIL                   , 1994 ( 90 DAYS AFTER
THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SHARES, WHETHER
OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY
BE REQUIRED TO DELIVER A PROSPECTUS.  THIS IS
IN ADDITION TO THE OBLIGATION OF DEALERS TO
DELIVER  A PROSPECTUS WHEN ACTING AS UNDERWRITERS
AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.                                             JANUARY   , 1994

======================================    ======================================

PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS



Item 13.Other Expenses of Issuance and Distribution

                                                   Company
                                                   -------
SEC Fee                                          $ 17,187.50
State Blue Sky Qualification                       10,000.00*
Registrar's Fees                                    5,000.00*
Legal Fees                                        200,000.00*
Accounting Fees                                   100,000.00*
Miscellaneous                                      19,812.50*
                                                 -----------
                                                 $352,000.00
                                                 ===========

* Estimated



Item 14.Indemnification of Directors and Officers.

Certificate of Incorporation:

The  Certificate of  Incorporation of  the  Company provides  for
indemnification   of   officers   and   directors   as   follows:

Article  8  of the  Articles  of Incorporation  provides  that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for liability (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article 9 of the Articles of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether, civil, criminal, administrative or investigative (whether or not by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, Partnership, joint venture, trust, or other enterprise, against expenses (including attorney's fees), judgment, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by law.


Bylaws:

Article 6 of the Company's Bylaws provides for indemnification of officers and directors as follows:

The Company will indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, proceeding or appeal, whether civil, criminal or administrative, and whether external or internal to the Company (other than a judicial action or suit brought by or in the right of the Company) by reason of the fact that he or she was a director, officer, employee or trustee of the Company, or that, being or having been such a director, officer, employee or trustee, he or she is or was serving at the request of the Company as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust, or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding and any appeal therefrom, if such acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

With regards to actions brought by or in the right of the corporation, Section 2 of Article 6 of its Bylaws states that the Company will indemnify any person described in the paragraph above, against costs, charges and expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that the
Company shall not indemnify in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

Notwithstanding the foregoing, to the extent that any person has been successful, in whole or in part, on the merits or otherwise, in the defense of any action described above, or in defense of any claim, issue or matter therein, or appeal from any such action, such person shall be indemnified against all costs, charges and expenses (including attorneys fees and expenses) incurred in connection therewith.

Under the Company's Bylaws, the Company may advance all costs, charges and expenses incurred by any person in any action, suit, investigation, proceeding or appeal therefrom as long as such person shall undertake to repay such amount in the event that it is ultimately determined that such person is not entitled to indemnification. The Company need not advance any amount if the Board of Directors of the Company determines that the person seeking indemnification acted in bad faith or in a manner he did not reasonably believe to be in or not opposed to the best interests of the Company.

To the extent that indemnification is unavailable, the Company agrees to contribute to any person found liable any amount in excess of (i) in the case of a director who is not an officer, the fees received by such person in the twelve months preceding the commencement of the suit, or (ii) in the case of a director of the Company who is also an officer of the Company, the amount set forth in (i) above, plus (x) five percent of the aggregate cash compensation paid to said director for service in such office during the twelve-month period preceding the commencement of the suit, or (y) in the case of an officer of the corporation, five percent of the aggregate cash compensation paid to such officer for service in such officer for service in such office during the twelve months preceding the commencement of the suit.

Delaware General Corporation Law: Article 145 of Delaware's General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was the director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Furthermore, Article 145 provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, is not by itself enough to create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Article 145 further provides that any indemnification shall be made by a corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in that section. Such determination shall be made either (i) by the board of directors by a majority vote, (ii) a quorum consisting of directors who were not parties to such action, suit or proceeding or if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

The corporation may also provide for expenses incurred by an officer or director in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation as authorized in Delaware's General Corporation Law.

The Delaware General Corporation Law provides, in Article 174, that in case of any willful or negligent violation of the Delaware General Corporation Law with regards to payment of dividend or unlawful stock purchase or redemption, the directors under whose administration the same may happen, shall be jointly and severally liable, at any time within six years after paying such unlawful dividend or after such unlawful stock purchase or redemption, to the corporation, and to its creditors in the event of its dissolution or insolvency to the full amount of the dividend unlawfully paid or to the full amount unlawfully paid for the purchase or redemption of the corporation stock, with interest from the time such liability accrued.


Item 15.Recent     Sales      of     Unregistered     Securities.



On August 13, 1992, the Company issued and sold 2,200,000 shares of its Series A Senior Increasing Rate Preferred Stock, par value $1.00 per share, liquidation preference $25.00 per share (the "Private Placement") in a private transaction in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. There were no underwriters participating in the Private Placement. However, Bear, Stearns & Co. Inc., (the "Placement Agent") acted as placement agent in connection with the Private Placement and received a fee for performing such services. The Series A Shares were sold for cash at an aggregate offering price of $55,000,000 or $25.00 per Series A Share. After deduction of fees and expenses (including the fees and expenses of the Placement
Agent), the Company received net proceeds in the amount of approximately $51,000,000. The Series A Shares were sold to institutional investors and individuals (the "Purchasers"), all of whom qualified as "accredited investors", as such term is defined in Rule 501 promulgated under the Securities Act. All Purchasers delivered a representation letter to the Company in which each such Purchaser, among other things, represented to the Company that it qualified as an accredited investor and that it was acquiring the Series A Shares for investment and not with a view towards distributing or reselling the Series A Shares or any part thereof in any transaction that would violate federal or state securities laws.

Item 16.Exhibits and Financial Statement Schedules.



             (a)     Exhibits:
                     --------



                             Description of Exhibits
                             -----------------------
 Exhibit
 Number
 ------
 3(a)   Certificate  of  Incorporation  of  the Company  (filed  as
        Exhibit 3(a) to the Registration Statement (No. 33-13428) on Form S-1 filed by the Company on April 14, 1987 (the "1987 Registration Statement") and incorporated herein by reference)

 3(b) Certificate of Amendment of Certificate of Incorporation of the Company (filed as Exhibit 4(f) to the Company's Current Report on Form 8-K dated December 28, 1989 (the "December 28, 1989 Form 8-K") and incorporated herein by reference)

 3(c)   Amended  and  Restated  Bylaws  of  the  Company  (filed as
        Exhibit  3(b)  to  the  1987   Registration  Statement  and
        incorporated herein by reference)

 3(d) Certificate of Amendment of Certificate of Incorporation of the Company (filed as Exhibit 3(d) to the Company's Current Report on Form 10-K dated March 28, 1991 and incorporated herein by reference)

 3(e) Certificate of Designations, Preferences, and Relative, Participating, Optional, and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof for the Registrant's Series A Senior Increasing Rate Preferred Stock (filed as Exhibit 4.1 to the Company's current report on Form 8-K dated August 28, 1992 (the "August 28, 1992 Form 8-K") and incorporated herein by reference)

 3(f) Certificate of Designations, Preferences, and Relative, Participating, Optional, and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof for the Registrant's Series B Senior Increasing Rate Preferred Stock (filed as Exhibit 4.2 to the August 28, 1992 Form 8-K and incorporated herein by reference)

 3(g) Certificate of Amendment to the Certificate of Incorporation of the Registrant (filed as Exhibit 4.5 to the August 28, 1992 Form 8-K and incorporated herein by reference)

 3(h)   Certificate   of    Amendment   to   the   Certificate   of
        Incorporation  of  the   Registrant,  as  filed  with   the
        Delaware  Secretary of State on November 18, 1992.

 4(a) Securities Purchase Agreement, dated as of October 20, 1986, among GFICT and each of the Purchasers referred to therein (filed as Exhibit 4(a) to the 1987 Registration Statement and incorporated herein by reference)

 4(b) Registration Rights Agreement, dated as of October 20, 1986, among GFICT and each of the Purchasers referred to therein relating to the Securities (filed as Exhibit 4(b) to the 1987 Registration Statement and incorporated herein by reference)

 4(c) Specimen Certificate of the Company's Senior Preferred Stock (filed as Exhibit 4(m) to the 1987 Registration Statement and incorporated herein by reference)

 4(d) Agreement, dated as of December 28, 1989, among Color Tile Holdings, Inc., CT Acquisition Corp., Color Tile, Inc., Knoll International Holdings, Inc. and NEAC, INC. (filed as Exhibit 4(f) to the December 28, 1989 Form 8-K)

 4(e) Securities Purchase Agreement by and among the Registrant and each of the Purchasers referred to therein, dated as of August 13, 1992 (filed as Exhibit 4.3 to the August 28, 1992 Form 8-K)

 4(f) Exchange and Registration Rights Agreement by and among the Registrant and each of the Purchasers referred to therein, dated as of August 13, 1992 (filed as Exhibit 4(m) to the August 28, 1992 Form 8-K)


 4(g) Form of Indenture (filed as Exhibit 4(g) to the Company's Amendment No. 2 to Registration Statement (No. 33-50599) filed by the Company on December 7, 1993 (the "Amendment No. 2 to the 1993 Senior Note Registration Statement") and incorporated herein by reference)


 5      Opinion of Gibson, Dunn & Crutcher

 10(a) Lease Agreement, dated January 1, 1981, between the Village of Park Forest South ("Park Forest") and the Company (filed as Exhibit 10(g) to the 1987 Registration Statement and incorporated herein by reference)

 10(b) Indenture of Mortgage and Deed of Trust, dated January 1, 1981, from Park Forest to Texas Commerce Bank National Association ("TCB") and Edward Mogee, as Trustees, relating to the 9.375% Industrial Revenue Bonds (Color Tile, Inc. Project), Series A, due December 15, 2000 (the "Park Forest Bonds") (filed as Exhibit 10(h) to the 1987 Registration Statement and incorporated herein by reference)

 10(c) Guarantee and Indemnification Agreement, dated January 1, 1981, between the Company and TCB, as Trustee, relating to the Park Forest Bonds (filed as Exhibit 10(i) to the 1987 Registration Statement and incorporated herein by reference)

 10(d) Lease Agreement, dated January 1, 1981, between the City of Cleveland, Mississippi ("Cleveland") and the Company (filed as Exhibit 10(j) to the 1987 Registration Statement and incorporated herein by reference)

 10(e) Indenture of Mortgage and Deed of Trust, dated January 1, 1981, from Cleveland to TCB, as Trustee, relating to the 10% Industrial Development Revenue Bonds (Color Tile, Inc. Project), Series A, due January 15, 2001 (the "Cleveland Bonds") (filed as Exhibit 10(k) to the 1987 Registration Statement and incorporated herein by reference)

 10(f) Guarantee and Indemnification Agreement, dated January 1, 1981, between the Company and TCB, as Trustee, relating to the Cleveland Bonds (filed as Exhibit 10(l) to the 1987
        Registration   Statement   and   incorporated   herein   by
        reference)

 10(g)  Profit Sharing Plan

 10(h) Agreement of Merger, dated as of October 16, 1989, among Color Tile Holdings, Inc., CT Acquisition Corp., Color Tile, Inc., Knoll International Holdings, Inc. and NEAC, INC. (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 1, 1989 and incorporated by reference)

 10(i) Amendment to Agreement of Merger, dated as of December 17, 1989, among Color Tile Holdings, Inc., CT Acquisition Corp., Color Tile, Inc., Knoll International Holdings, Inc. and NEAC, INC. (filed as Exhibit 2(b) to the December 28, 1989 Form 8-K and incorporated herein by reference)

 10(j) Employment Agreement dated December 28, 1989, between the Company and Eddie M. Lesok (filed as Exhibit 10(x) to the December 31, 1989 Form 10-K and incorporated herein by reference)

 10(k) Employment Agreement dated December 28, 1989, between the Company and N. Laurence Nagle (filed as Exhibit 10(y) to the December 31, 1989 Form 10-K and incorporated herein by reference)

 10(l) Agreement for Management Advisory and Consulting Services between INVESTCORP International Inc. and CT Acquisition Corp. dated December 22, 1989 (filed as Exhibit 10(aa) to the December 31, 1989 Form 10-K and incorporated herein by reference)

 10(m) Credit Agreement dated as of November 27, 1991, as amended through April 2, 1992, among the Company, the lenders party thereto and Manufacturers Hanover Trust Company as agent (filed as Exhibit 10(ff) to the December 29, 1991 Form 10-K and incorporated herein by reference)

 10(n) Credit Card Agreement, dated June 28, 1989, between the Company and Monogram Credit Card Bank of Georgia (the "Credit Card Agreement")

 10(o)  Amendment  No. 1  to Credit Card  Agreement, dated June 28,
        1989

 10(p)  Amendment  No. 2 to  Credit Card  Agreement, dated  July 3,
        1992

 10(q) Color Tile, Inc.'s Uniform Franchise Offering Circular for Prospective Franchisees Required by the Federal Trade Commission


 10(r) Amendment No. 3, dated November 1, 1993, to the Credit Agreement, dated as of November 27, 1991, as amended April 2, 1992, among the Company, the lenders party thereto and Chemical Bank as agent (filed as Exhibit 10(r) to the Company's Amendment No. 1 to Registration Statement (No. 33-50599) filed by the Company on November 16, 1993
        ("Amendment No. 1 to the 1993 Senior Note Registration Statement" and incorporated herein by reference)



 10(s) Option Agreement, dated as of November 4, 1993, between the Company and ABF Acquisition Corp. (filed as Exhibit 10(s) to Amendment No. 1 to 1993 Senior Note Registration Statement and incorporated herein by reference)



 10(t) Management Services Agreement, dated November 4, 1993, between the Company and ABF Acquisition Corp. (filed as
        Exhibit 10(t) to Amendment No. 1 to 1993 Senior Note Registration Statement and incorporated herein by reference)


 12     Computation  of  Ratio  of Earnings  to  Fixed  Charges and
        Preferred Dividends

 22     Subsidiaries of the Company

 24(a)  Consent of Coopers & Lybrand

 24(b)  Consent of Gibson, Dunn & Crutcher

24(c)   Consent of Grant Thornton


 28 Amendment, Acknowledgment and Consent, dated July 30, 1992, among the Registrant, Chemical Bank, as agent, and certain banks listed therein, amending certain provisions of the Credit Agreement, dated as of November 27, 1991 as amended through April 2, 1992, and the Senior Subordinated Loan Agreement, dated as of November 27, 1991 as amended through April 2, 1992 (each of which were previously filed as Exhibits 10(ff) and 10(gg) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 29,
        1991) (filed as Exhibit  28.1 to  the August 28, 1992  Form
        8-K)



          (b)  Financial Statements Schedules:
               -------------------------------

               1.  Financial Statements included:
          See Index to Financial Statements included on page F-1.

               2.  Financial Statement Schedules filed herewith:

          See Index to Financial Statements included on page F-1.

          All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are omitted either because they are not required or because the required information is included in the financial statements and notes thereto included herein. See "Index to Consolidated Financial Statements."

Item 17.  Undertakings.


          1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          2.  The undersigned registrant hereby undertakes:

          (1)  To file,   during any  period in  which offers  or
sales  are  being  made,  a  post-effective  amendment  to   this
registration statement;

              (i)  To  include   any   prospectus   required   by
     Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

              (iii)  To include  any   material information  with
     respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                               SIGNATURES



          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on January 31, 1994.



                                     COLOR TILE,INC.


                                     By: /s/ Eddie M. Lesok
                                         --------------------

                                         Eddie M. Lesok, Chief
                                           Executive Officer

                                         DATED:  January 31, 1994

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons on behalf of the registrant and on the date indicated.



       /s/ Eddie M. Lesok
- -------------------------------------

Eddie M. Lesok, Chairman of the Board,            January 31, 1994
Chief Executive Officer and Director
(Principal Executive Officer)


       /s/ N. Laurence Nagle
- -------------------------------------
N. Laurence Nagle, Director                       January 31, 1994


       /s/ Daniel J. Gilmartin
- -------------------------------------
Daniel J. Gilmartin, Director                     January 31, 1994
(Principal Financial and Accounting Officer)


       /s/ Paul W. Soldatos
- -------------------------------------
Paul W. Soldatos, Director                        January 31, 1994


       /s/ Walter F. Loeb
- -------------------------------------
Walter F. Loeb, Director                          January 31, 1994

                            INDEX TO EXHIBITS
                            -----------------


 Exhibit                                                        Sequentially
 Number                  Description of Exhibits               Numbered Page
 -----                   -----------------------               -------------


12       Computation of Ratio of Earnings to Fixed Charges and
         Preferred Dividends


24(a)    Consent of Coopers & Lybrand


24(c)    Consent of Grant Thornton